SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No.  )

                           Filed by the Registrant |X|
                 Filed by a party other than the Registrant |_|

                           Check the appropriate box:

                         |X| Preliminary Proxy Statement
        |_| Confidential, for Use of the Commission Only (as permitted by
                               Rule 14a-6(e)(2))
                         |_| Definitive Proxy Statement
                       |_| Definitive Additional Materials
         |_| Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                             MACROVISION CORPORATION
                             -----------------------
                (Name of Registrant as Specified In Its Charter)

                         ------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

               Payment of Filing Fee (Check the appropriate box):

                               |_| No fee required

   |X| Fee Computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

      (1) Title of each class of securities to which transaction applies:

                                  COMMON STOCK
                                  ------------

        (2) Aggregate number of securities to which transaction applies:

                             8,944,550 (Macrovision)
                             -----------------------

                            8,098,958 (GLOBEtrotter)
                            ------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                                     $0.33*
                                     ------

              (4) Proposed maximum aggregate value of transaction:

                                 $57,468,733.75
                                 --------------

                               (5) Total fee paid:

                                    $534.53*
                                    --------

     * Calculated in accordance with Exchange Act Rule 0-11(a)(4), based on one-third of the stated value of GLOBEtrotter's common stock ($1.00), of which there was 8,098,958 shares outstanding on June 29, 2000.

               |X| Fee paid previously with preliminary materials.

   |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                           (1) Amount Previously Paid:

                     ---------------------------------------

                (2) Form, Schedule or Registration Statement No.:

                     ---------------------------------------

                                (3) Filing Party:

                     ---------------------------------------

                                 (4) Date Filed:

                     ---------------------------------------

                             MACROVISION CORPORATION
                               1341 Orleans Drive
                               Sunnyvale, CA 94089

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD THURSDAY, AUGUST 24, 2000

            TO OUR STOCKHOLDERS

            The annual meeting of stockholders of Macrovision Corporation will be held at The Wyndham Garden Hotel, 1300 Chesapeake Terrace, Sunnyvale, California at 10:00 a.m. on Thursday, August 24, 2000.

            At our meeting we will ask you to act on the following matters:

            1. Election of Directors. You will have the opportunity to elect six members of the board of directors for a term of one year. The following six persons are the current members of the board of directors and are our nominees for reelection:

                                  John O. Ryan
                               William A. Krepick
                               Richard S. Matuszak
                                 Donna S. Birks
                                 William Stirlen
                                Thomas Wertheimer

            2. Amendment of Certificate of Incorporation. You will be asked to approve an amendment to our Restated Certificate of Incorporation that will increase the authorized number of shares of our common stock from 50,000,000 to 250,000,000 shares.

            3. Approval of Issuance of Shares in Merger. We have entered into an Agreement and Plan of Merger, dated as of June 19, 2000, providing for the acquisition by merger of all the stock of GLOBEtrotter Software, Inc. by us in exchange for shares of our common stock. If the merger is completed, approximately 8,944,550 shares of our common stock will be issued to the stockholders of GLOBEtrotter in exchange for all of the 8,098,958 shares of outstanding stock of GLOBEtrotter. We will ask you to approve the issuance of the shares of our common stock in the merger. We cannot complete the merger unless you approve this Proposal and Proposals 2 and 4.

            4. Approval of 2000 Equity Incentive Plan. You will be asked to authorize a new equity incentive plan that will provide for options to be granted for a total of either 4,500,000 shares of our common stock if the acquisition of GLOBEtrotter is completed or 3,000,000 shares of our common stock if the acquisition of GLOBEtrotter is not completed.

            5. Amendment to our 1996 Directors Stock Option Plan. You will be asked to authorize 126,000 additional shares of our common stock to be made available under this plan.

            6. Appointment of Auditors. You will be asked to ratify the selection of KPMG LLP as our independent auditors for the year ending December 31, 2000.

            7. Other Business. If other business is properly raised at the meeting or if we need to adjourn the meeting, you will vote on these matters, too.

            If you were a stockholder as of the close of business on June 29, 2000, you are entitled to vote at this meeting.

            We cordially invite all stockholders to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope.

            Whether or not you expect to attend the annual meeting, please complete, sign, date and promptly mail your proxy in the envelope provided. You may revoke this proxy at any time prior to the annual meeting, and, if you attend the annual meeting, you may vote your shares in person.

                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       -----------------------------------------
                                       Ian R. Halifax, Secretary

Dated: July __, 2000

                                TABLE OF CONTENTS

                                                                            Page

SUMMARY OF THE ACQUISITION................................................... 1

      Information About the Companies........................................ 1

      Summary of the Merger.................................................. 1

      Federal Tax Treatment.................................................. 2

      Accounting Treatment................................................... 3

      Conditions to the Merger............................................... 3

      Possible Termination of Transaction.................................... 3

      Completion of Merger................................................... 4

A WARNING ABOUT FORWARD-LOOKING INFORMATION.................................. 4

PROXY STATEMENT.............................................................. 1

GENERAL INFORMATION.......................................................... 1

      Why Did You Send Me This Proxy Statement?.............................. 1

      What Constitutes a Quorum?............................................. 1

      What Vote Is Required for Each Proposal?............................... 1

      What Are the Recommendations of the Board of Directors?................ 3

      How Many Votes Do I Have?.............................................. 3

      How Do I Vote by Proxy?................................................ 3

      Can I Change My Vote After I Return My Proxy Card?..................... 4

      How Will Macrovision Executive Officers and Directors Vote?............ 4

      What Are the Costs of Solicitation of Proxies?......................... 4

      Will There Be Any Other Matters Considered at the Annual Meeting?...... 5

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............... 5

      Who Are the Largest Owners of Macrovision Corporation's Common Stock?.. 5

      How Much Stock Do Macrovision Directors and Officers Own?.............. 6

      Who Are Our Directors and Executive Officers?.......................... 7

      What is the Background of Our Executives Who Are Not Directors?........ 8

      What Are the Responsibilities of Our Board of Directors and Committees? 9

      Audit Committee Report................................................. 10

EXECUTIVE AND DIRECTOR COMPENSATION.......................................... 11

                                TABLE OF CONTENTS
                                  (continued)

                                                                            Page

      How Do We Compensate Directors?........................................ 11

      How Do We Compensate Executive Officers?............................... 13

      Compensation Committee Report on Executive Compensation................ 16

      What Is Our Philosophy on Executive Compensation?...................... 16

      Is The Compensation We Pay Our Executives Deductible?.................. 17

      How Do We Compensate Our Chief Executive Officer?...................... 17

      Compensation Committee Interlocks and Insider Participation............ 18

      Performance Graph...................................................... 18

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................... 20

      Transactions with Pacific Media Development, Inc. and Victor Company of Japan, Limited, and Matsushita Electric Industrial Co., Ltd......... 20

      Capitalization and Spinoff of Command Audio Corporation ("CAC")........ 22

      Did Directors and Officers Comply with Their Section 16(a) Beneficial
      Ownership Reporting Compliance Requirements in 1999?................... 23

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD............................. 24

PROPOSAL 1: ELECTION OF DIRECTORS............................................ 24

      Who Are the Six Directors Standing for Re-Election?.................... 24

PROPOSAL 2: APPROVAL OF THE PROPOSED AMENDMENT TO MACROVISION'S RESTATED
      CERTIFICATE OF INCORPORATION........................................... 26

      General................................................................ 26

      How Many Shares Are Currently Authorized?.............................. 26

      How Many Shares Are Currently Outstanding?............................. 26

      What Is the Effect of Increasing the Authorized Number of Shares?...... 26

      Will My Rights As a Stockholder Change?................................ 27

PROPOSAL 3: APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK IN THE
      MERGER WITH GLOBEtrotter SOFTWARE, INC................................. 28

      General................................................................ 28

      Who are the parties to the merger?..................................... 28

MATERIAL TERMS OF THE MERGER................................................. 29

      What is the structure of the merger?................................... 29

      What consideration will Macrovision pay to the GLOBEtrotter shareholders and option holders? ...................................... 33

                                TABLE OF CONTENTS
                                  (continued)

                                                                            Page

      What is the background of this transaction?............................ 33

      Opinion Of Macrovision's Financial Advisor............................. 34

      Comparable Company Analysis............................................ 36

      Comparable Transaction Analysis........................................ 36

      Discounted Cash Flow Analysis.......................................... 37

      Relative Contribution.................................................. 37

      Conclusion............................................................. 38

      What vote is required to effect this merger?........................... 39

      Why is my approval necessary?.......................................... 39

      Do I have any rights if I do not approve the proposal?................. 39

      Will my rights as a Macrovision stockholder change following the merger?................................................................ 39

      How will the merger be treated for accounting purposes?................ 39

      How will the merger be treated for federal income tax purposes?........ 40

      Who are the GLOBEtrotter shareholders?................................. 40

      Will the shares issued to the GLOBEtrotter shareholders be eligible for listing or trading on an exchange system?.......................... 40

      Does the merger require the approval of any regulators?................ 40

      Has an opinion from a financial advisor been received by either party that the transaction is fair from a financial point of view?........... 41

      Have Macrovision and GLOBEtrotter had any significant business dealings with one another in the past?................................. 41

SELECTED FINANCIAL DATA...................................................... 41

INFORMATION ABOUT GLOBEtrotter SOFTWARE INC.................................. 56

      Description of GLOBEtrotter's Business................................. 56

      FLEXlm................................................................. 56

      GTlicensing............................................................ 56

      SAMsuite............................................................... 56

      Description of Patent Litigation....................................... 57

      Market Price and Stock Dividends....................................... 57

      Management's Discussion and Analysis of Financial Condition and
      Results of Operations ................................................. 57

                                TABLE OF CONTENTS
                                  (continued)

                                                                            Page

      Overview............................................................... 58

      Results of Operations.................................................. 59

      Three Months Ended March 31, 2000 and 1999............................. 59

      Years Ended December 31, 1997, 1998 and 1999........................... 61

      Liquidity and Capital Resources........................................ 63

      Quantitative and Qualitative Disclosures About Market Risk............. 63

RECOMMENDATION OF THE BOARD OF DIRECTORS..................................... 63

PROPOSAL 4: ADOPTION OF 2000 EQUITY INCENTIVE PLAN........................... 66

      General................................................................ 66

      Who is eligible to participate in the 2000 Equity Incentive Plan?...... 66

      How many shares may be granted to individual employees and how many shares will be available in total under the 2000 Equity Incentive
      Plan?.................................................................. 67

      Who will administer the 2000 Equity Incentive Plan?.................... 67

      What will the option exercise price be?................................ 67

      What are the "other stock awards"?..................................... 67

      How can options be exercised?.......................................... 68

      Can the options or other awards be transferred?........................ 68

      When do the options terminate?......................................... 68

      What benefits will directors, executive officers and others receive under the 2000 Equity Incentive Plan?.................................. 69

      What happens if Macrovision declares a stock split or stock dividend?.. 69

      What happens if Macrovision decides to enter into a merger or decides to dissolve?................................................... 69

      What are the federal income tax consequences with respect to stock options?............................................................... 69

      When can the Board of Directors terminate or amend the 2000 Equity
      Incentive Plan?........................................................ 71

PROPOSAL 5: AMENDMENT TO THE 1996 DIRECTORS OPTION PLAN...................... 72

      General................................................................ 72

      Why have you decreased the number of options that non-employee directors receive annually? ........................................... 72

      Why did you eliminate the automatic adjustment of future option grants?................................................................ 73

      Why do you need to increase the shares reserved for issuance?.......... 73

                                TABLE OF CONTENTS
                                  (continued)

                                                                            Page

PROPOSAL 6: RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS............ 76

STOCKHOLDER PROPOSALS........................................................ 77

OTHER BUSINESS............................................................... 77

ANNUAL REPORT................................................................ 77

ADDITIONAL INFORMATION....................................................... 77

                           SUMMARY OF THE ACQUISITION

      This summary highlights selected information from this document relating to the acquisition of all the stock of GLOBEtrotter Software, Inc. by Macrovision and may not contain all the information that is important to you. For a more complete understanding of the acquisition and for a more complete description of the legal terms of the acquisition, you should read this entire document carefully, as well as any additional documents we refer you to, including the Agreement and Plan of Merger that we have attached as Annex B.

Information About the Companies

Macrovision
1341 Orleans Drive
Sunnyvale, California  94089
(408) 743-8600

            o Macrovision designs, develops and licenses copy protection and rights management technologies.

            o Macrovision provides content owners with the means to protect content on various media such as videocassette, DVD and pay-per-view movies, PC games and educational software against unauthorized copying and distribution.

            o You can find more information about Macrovision on page 28 of this document under the caption: "Who are the parties to the merger? - Macrovision Corporation and GSI Acquisition Corp."

GLOBEtrotter Software, Inc.
1530 Meridian Ave,
San Jose, California 95125
(408) 445-8100

            o GLOBEtrotter provides electronic licensing and license management technology to software vendors and supplies software asset management products to corporate customers worldwide.

            o You can find more information about GLOBEtrotter on page 28 of this document under the caption: "Who are the parties to the merger? - GLOBEtrotter Software, Inc."

Summary of the Merger

            The Agreement and Plan of Merger provides that our new subsidiary, GSI Acquisition Corp., will merge into GLOBEtrotter, with GLOBEtrotter surviving as a wholly-owned subsidiary corporation of Macrovision. As a result of the merger, the shareholders of GLOBEtrotter will receive 1.104407 shares of our common stock for each share of GLOBEtrotter common stock held by them immediately prior to the merger. In the merger, approximately 8,944,550 shares of our common stock will be issued to the GLOBEtrotter shareholders. In addition, upon consummation of the merger, we will assume the obligation to issue our common stock to the employees of GLOBEtrotter who now hold stock options for

GLOBEtrotter common stock in the same exchange ratio as the merger when they exercise their options under the terms of the 2000 Equity Incentive Plan, described on page 66 of this document. You should read the Agreement and Plan of Merger carefully, but we summarize its essential terms below.

            o We will exchange approximately 8,944,550 million shares of our common stock for all of GLOBEtrotter's outstanding shares of common stock, which will then be cancelled. On June 19, 2000, GLOBEtrotter had 8,098,958 shares of common stock outstanding. Any change in the number of GLOBEtrotter common stock outstanding prior to the merger will result in an appropriate adjustment in the number of shares of our common stock to be issued in the merger. The exchange procedure of our stock for their stock is explained in greater detail on page 33 under the caption "What consideration will Macrovision pay to the GLOBEtrotter shareholders and option holders?"

            o Options to purchase shares of GLOBEtrotter common stock that have been issued to employees of GLOBEtrotter will be converted into options to purchase shares of Macrovision common stock, initially using the same exchange ratio as in the merger. On June 19, 2000, there were outstanding options to purchase 688,284 shares of GLOBEtrotter common stock. All of these options will be converted upon completion of the merger into options to purchase approximately 760,146 shares of our common stock subject to the terms of the Macrovision 2000 Equity Incentive Plan without change to GLOBEtrotter's current vesting schedules. We will need your approval of the adoption of the new 2000 Equity Incentive Plan to carry out the terms of this conversion of the GLOBEtrotter employee stock options. The procedure for the conversion of the options is more fully explained on page 33 under the caption: "What consideration will Macrovision pay to the GLOBEtrotter shareholders and option holders?"

            o Because we are issuing more than 20% of our outstanding shares of common stock in the merger, under the listing rules of The Nasdaq Stock Market, we are required to seek your approval for the issuance of our common stock. Please read the section entitled "Why is my approval necessary" on page 39 of this document.

            o Under Delaware law, you do not have appraisal rights under this transaction, as explained more fully on page 39 under the caption "Do I have any rights if I do not approve the proposal?"

            o Your rights as a stockholder of Macrovision will not change following the merger. In addition, GLOBEtrotter's shareholders who will become new stockholders of Macrovision will have the same rights as you do. Please refer to the section entitled "Will my rights as a Macrovision stockholder change following the merger?" on page 39 of this document.

Federal Tax Treatment

            o The merger and exchange of stock is intended to be a tax-free reorganization for Macrovision, GSI Acquisition Corp. and GLOBEtrotter under the Internal Revenue Code, as explained more fully on page 40 under the caption "How will the merger be treated for federal income tax purposes?"

Accounting Treatment

            o We intend to qualify the acquisition as a "pooling of interests" for accounting purposes, which means that Macrovision and GLOBEtrotter would be treated as if they had always been combined for financial reporting purposes, as explained more fully on page 39 under the caption "How will the merger be treated for accounting purposes?"

Conditions to the Merger

            The completion of the merger depends upon the satisfaction of a number of conditions, including:

            o Approval by our stockholders of Proposal 3, authorizing the issuance of our shares of common stock in the merger, the approval by our stockholders of Proposal 2, authorizing the amendment of our restated certificate of incorporation to increase our authorized shares of common stock, and the approval by our stockholders of Proposal 4, authorizing the adoption of the 2000 Equity Incentive Plan;

            o Approval of the Agreement and Plan of Merger by the Board of Directors and the shareholders of GLOBEtrotter;

            o Absence of a determination by the Department of Justice and Federal Trade Commission that the merger violates antitrust laws or anti-competition regulations;

            o Receipt by Macrovision of audited financial statements of GLOBEtrotter, which statements do not differ significantly from GLOBEtrotter's unaudited statements, and other opinions on the merger from our independent accountants, KPMG LLP; and

            o Receipt of a favorable determination by the Commissioner of the California Department of Corporations that the terms and conditions of the merger are fair.

Possible Termination of Transaction

            Either Macrovision or GLOBEtrotter may call off the merger under certain circumstances, including if:

            o     We both consent;

            o The other party breaches in a material manner any of the representations and warranties or any covenant or agreement that it has made under the Agreement and Plan of Merger;

            o There is a valid injunction or prohibition against the merger issued by a court or government agency;

            o     The merger is not completed on or before August 31, 2000; or

            o The board of directors and the shareholders of GLOBEtrotter do not approve the merger or our stockholders do not approve Proposals 2, 3 and 4.

Completion of Merger

            The merger will become effective when we file an agreement of merger with the California Secretary of State, which will occur as soon as practicable following the satisfaction or waiver of all of the conditions to the merger.

                   A WARNING ABOUT FORWARD-LOOKING INFORMATION

            We have made forward-looking statements in this document, and in certain documents that we refer to in this document, that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our management, and on information currently available to such management. Forward-looking statements include the information concerning possible or assumed future results of operations of Macrovision set forth under "Proposal 3 -- What is the background of this transaction?" and "Unaudited Pro Forma Condensed Combined Financial Statements," and statements preceded by, followed by or that include the words "will," "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions. In particular, we have made statements in this document regarding the anticipated effect of the acquisition and our anticipated performance in future periods. Such statements are subject to risks relating to, among other things, the following:

            o Our revenues and earnings following the merger may be lower than expected, or operating costs or customer or key employee losses and business disruption following the acquisition may be greater than expected;

            o We may experience greater than expected costs or difficulties relating to the integration of the businesses of Macrovision and GLOBEtrotter;

            o We may not be able to integrate GLOBEtrotter's products into our product line;

            o We may not be successful in the patent infringement litigation begun by GLOBEtrotter, as explained more fully on page 57 under the caption "Description of Patent Litigation"; and

            o We may not be able to acquire and absorb the current European distribution of GLOBEtrotter's products and services into our combined operation after the merger.

            Macrovision management believes that these forward-looking statements are reasonable. You should not, however, place undue reliance on such forward-looking statements, which are based on current expectations.

            Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Macrovision following completion of the acquisition may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict.

                             MACROVISION CORPORATION

                               1341 Orleans Drive
                               Sunnyvale, CA 94089

                                 PROXY STATEMENT

                                     For the
                         Annual Meeting of Stockholders
                          To be held on August 24, 2000

                   ------------------------------------------

                               GENERAL INFORMATION

            This proxy statement contains information about Macrovision Corporation's annual meeting of stockholders to be held on Thursday, August 24, at The Wyndham Garden Hotel, 1300 Chesapeake Terrace, Sunnyvale, California at 10:00 a.m. and at any postponements or adjournments thereof.

Why Did You Send Me This Proxy Statement?

            We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your votes for use at the 2000 Annual Meeting of Stockholders.

            This proxy statement summarizes information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

            We will begin sending this proxy statement, notice of annual meeting and the enclosed proxy card on or about July __, 2000 to all stockholders entitled to vote. The record date for those entitled to vote is June 29, 2000. On June 29, 2000, there were 40,331,821 shares of our common stock outstanding. Our Annual Report for 1999 accompanies this proxy statement.

What Constitutes a Quorum?

            To establish a quorum at the annual meeting, a majority of the shares of our common stock outstanding on the record date must be present either in person or by proxy. Macrovision will count abstentions and broker non-votes for purposes of establishing the presence of a quorum at the meeting.

What Vote Is Required for Each Proposal?

            o Election of Directors. The six nominees for director who receive the most votes will be elected. So, if you do not vote for a particular nominee or you indicate "withhold authority to vote" for a particular nominee on your proxy card, your abstention will have no effect on the election of directors.

            o Amendment of Certificate of Incorporation. The proposal to amend our restated certificate of incorporation will be approved if a majority of the shares of our common stock outstanding on June 29, 2000, vote in favor of this proposal. If you abstain from voting, or do not give instructions to your broker on how to vote, it has the same effect as if you voted "against" this proposal.

            o Issuance of Shares in the Merger. The proposal to approve the issuance of shares in the merger must receive the affirmative vote of a majority of the shares of Macrovision common stock represented and voting at the meeting. If you are present in person or represented by proxy at the meeting and abstain from voting, it has the same effect as if you voted against this proposal. In addition, if you do not instruct your broker on how to vote on this proposal, your broker will not be able to vote for you. This will have no effect on the proposal, however, because those shares for which brokers are not able to vote will not be considered voting at the annual meeting and for purposes of approving this proposal.

            o 2000 Equity Incentive Plan. The proposal to approve the 2000 Equity Incentive Plan must receive the affirmative vote of a majority of the shares of Macrovision common stock represented and voting at the meeting. If you are present in person or represented by proxy at the meeting and abstain from voting, it has the same effect as if you voted against this proposal. In addition, if you do not instruct your broker on how to vote on this proposal, your broker will not be able to vote for you. This will have no effect on the proposal, however, because those shares for which brokers are not able to vote will not be considered voting at the annual meeting and for purposes of approving the equity incentive plan.

            o Amendment of 1996 Directors Option Plan. The proposal to approve the amendment to the 1996 Directors Option Plan must receive the affirmative vote of a majority of the shares of Macrovision common stock represented and voting at the meeting. If you are present in person or represented by proxy at the meeting and abstain from voting, it has the same effect as if you voted against this proposal. In addition, if you do not instruct your broker on how to vote on this proposal, your broker will not be able to vote for you. This will have no effect on the proposal, however, because those shares for which brokers are not able to vote will not be considered voting at the annual meeting and for purposes of approving the amendment to the 1996 Directors Option Plan.

            o Ratification of Auditors. Stockholder ratification of the selection of KPMG LLP as Macrovision's independent auditors is not required. However, we are submitting the selection of KPMG LLP to you for ratification as a matter of good corporate practice. If you fail to ratify the selection by a majority vote of the present and voting shares, we will reconsider whether to retain KPMG. Even if the selection is ratified, we may, in our discretion, direct the appointment of different independent auditors at any time during the year if we determine that such a change would be in the best interests of Macrovision and its stockholders.

What Are the Recommendations of the Board of Directors? The Macrovision board has unanimously approved the following items:

            o     the election of each of the named nominees for director;

            o     the amendment of our restated certificate of incorporation;

            o     the issuance of our common stock in the merger;

            o     the adoption of the 2000 Equity Incentive Plan;

            o     the amendment to the 1996 Directors Option Plan; and

            o     the appointment of KPMG LLP as our independent auditors.

            We believe that we need to amend our restated certificate of incorporation so that we may complete the proposed merger and so we can facilitate future acquisitions and other growth opportunities. The board of directors therefore unanimously recommends that you vote FOR the amendment to our restated certificate of incorporation.

            We believe that the merger and the related transactions are fair to and in the best interests of Macrovision and our stockholders. The board of directors therefore unanimously recommends that you vote FOR approval of the issuance of our common stock in the merger.

            We believe that approval of the 2000 Equity Incentive Plan and the amendment to the 1996 Directors Option Plan are in the best interests of Macrovision and our stockholders because these plans will help us to attract and retain top-quality personnel. The board of directors therefore unanimously recommends that you vote FOR approval of the 2000 Equity Incentive Plan and FOR the amendment to the 1996 Directors Option Plan.

            The board of directors also recommends a vote FOR the six nominees for director, and FOR ratification of KPMG LLP as our independent auditors for the year ending December 31, 2000.

How Many Votes Do I Have?

            Each share of common stock that you own entitles you to one vote on each proposal. The proxy card indicates the number of shares that you own.

How Do I Vote by Proxy?

            Whether you plan to attend the meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to vote in person at the meeting.

            If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed on each proposal. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the board of directors as follows:

            o     FOR the election of each of the six nominees for director;

            o FOR the amendment to our restated certificate of incorporation;

            o     FOR the issuance of our common stock in the merger;

            o     FOR the adoption of the 2000 Equity Incentive Plan;

            o     FOR the amendment to the 1996 Directors Stock Option Plan;

            o FOR ratification of KPMG LLP as Macrovision's independent auditor; and

            o in the discretion of the proxy holder as to any other matter that may properly come before the meeting.

Can I Change My Vote After I Return My Proxy Card?

            Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised if:

            o you file either a written revocation of your proxy, or a duly executed proxy bearing a later date, with the Corporate Secretary of Macrovision prior to the meeting, or

            o you attend the meeting and vote in person. Presence at the meeting will not revoke your proxy unless and until you vote in person.

            However, if your shares are held in the name of your broker, bank or other nominee, and you wish to vote in person, you must bring an account statement and a letter of authorization from your nominee so that you can vote your shares.

How Will Macrovision Executive Officers and Directors Vote?

            On the record date of June 29, 2000, our executive officers and directors, including their affiliates, had voting power with respect to an aggregate of 2,368,828 shares of Macrovision common stock or approximately 5.9% of the shares of our common stock then-outstanding. We currently expect that such directors and officers will vote all of their shares in favor of each of the nominees for director and in favor of each of the other proposals.

What Are the Costs of Solicitation of Proxies?

            We will bear the cost of solicitation of proxies from our stockholders and the cost of printing and mailing this document. In addition to solicitation by mail, Macrovision directors, officers and employees may solicit proxies from stockholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation. We also will make arrangements with brokerage firms, fiduciaries and other custodians who hold shares of record to forward solicitation materials to the beneficial owner of these shares. We will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation.

Will There Be Any Other Matters Considered at the Annual Meeting?

            We are unaware of any matter to be presented at the annual meeting other than the proposals discussed in this proxy statement. If other matters are properly presented at the annual meeting, then the persons named in the proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter, including any proposal to adjourn or postpone the meeting. If you vote against any of the proposals (other than the election of directors or ratification of auditors), your proxy will not vote in favor of any proposal to adjourn or postpone the meeting if such postponement or adjournment is for the purpose of soliciting additional proxies to approve the proposal that you voted against.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

Who Are the Largest Owners of Macrovision Corporation's Common Stock?

            The following table shows the beneficial ownership of our common stock as of June 29, 2000 by each person who we knew owned more than 5% of our common stock. "Beneficial ownership" is a technical term broadly defined by the Securities and Exchange Commission to mean more than ownership in the usual sense. So, for example, you beneficially own Macrovision's common stock not only if you hold it directly, but also indirectly, if you, through a relationship, contract or understanding, have, or share, the power to vote the stock, to sell the stock or have the right to acquire the stock, within 60 days of June 29, 2000:

                                                     Number of
                                                       Shares        Percent of
                                                    Beneficially     Beneficial
          Name and Address                             Owned         Ownership
          ----------------                             -----         ---------

Kopp Investment Advisors (1)                         3,648,084          9.0%
7701 France Avenue South, Suite 500
Edina, MN  55435

Victor Company of Japan, Limited (2)                 3,161,952          7.8%
12, 3-chome, Moriya-cho, Karagawa-ku
Yokohama 221, Japan

TCW Group (3)                                        2,610,390          6.5%
865 South Figueroa Street
Los Angeles, CA  90017

----------

(1) According to information provided by Kopp Investment Advisors, Inc. as of March 24, 2000, these shares are held of record by Kopp Investment Advisors, Inc., a Minnesota corporation, and by Kopp Holding Company, a Minnesota corporation, of which Kopp Investment Advisors, Inc. is a wholly-owned subsidiary; and by an individual, LeRoy C. Kopp, who holds 100% of the outstanding capital stock of Kopp Holding Company.

(2) According to a Form 4 filed with the Securities and Exchange Commission on February 10, 2000, these shares are held of record by Pacific Media, an indirect, wholly-owned subsidiary of JVC .

(3) According to information provided by TCW Group Inc. as of March 27, 2000, these shares are held of record by The TCW Group Inc., a Nevada corporation and by an individual, Robert Day, who may be deemed to control The TCW Group Inc. and other holders of Macrovision's common stock.

How Much Stock Do Macrovision Directors and Officers Own?

            The following table shows the beneficial ownership of Macrovision's common stock as of June 29, 2000 by (i) our chairman and chief executive officer; (ii) our four most highly compensated executive officers in 1999; (iii) each director and nominee for director and (iv) all directors and executive officers as a group.

                                       Number of Shares      Percent of Common
Name and Title                        Beneficially Owned     Stock Outstanding
--------------                        ------------------     -----------------

John O. Ryan (1)
Chairman of the Board; and Chief
Executive Officer                         1,879,204                4.7%

William A. Krepick(2)
Director, President and Chief
Operating Officer                          402,262                 1.0%

Richard S. Matuszak(2)
Director, Vice President -
Business Development, Video Copy
Protection                                 175,280                   *

Brian R. Dunn(2)
Sr. Vice President - Computer
Software Copy Protection                    27,520                   *

William Stirlen(2)
Director                                    31,436                   *

Donna S. Birks(2)
Director                                    20,800                   *

Mark S. Belinsky(2)
Sr. Vice President - New Business
Development                                 29,566                   *

Thomas Wertheimer(2)
Director                                    21,800                   *

All executive officers and
directors as a group (11 persons)
(3)                                       2,597,868                6.4%

----------
*     Represents less than 1%.

(1) Includes 1,459,220 shares held of record by a trust of which Mr. Ryan and his wife are the trustees, 382,656 shares held of record by Mr. Ryan, 4,664 shares held of record by Mr. Ryan as custodian for various family members; and 32,664 shares held of record by Mr. Ryan's daughter.

(2)   Includes 106,932; 41,552; 520; 27,036; 12,000; 10,000; and 21,000 shares subject to stock options exercisable as of June 29, 2000, or within 60 days thereafter by Krepick, Matuszak, Dunn, Stirlen, Birks, Belinsky and Wertheimer, respectively.

(3)   Includes the shares referenced in footnote (2).

Who Are Our Directors and Executive Officers?

            We name and provide biographical summaries as to each person nominated for election as a director under the heading "Proposal 1. Election of Directors" on page 24 of the proxy statement. The following table names each of our executive officers and is followed by biographical summaries as to each of Macrovision's executive officers who are not also directors.

Executive Officers

                               Officer
Name                    Age     Since*        Position held with Macrovision
----                    ---     ------        ------------------------------

John O. Ryan            54               Chairman and Chief Executive Officer
William A. Krepick      55               Director, President and Chief Operating
                                             Officer
Ian R. Halifax          39               Vice President, Finance and
                                             Administration, Chief Financial
                                             Officer and Secretary
Richard S. Matuszak     56               Director, Vice President, Business
                                              Development, Video Copy Protection
Mark S. Belinsky        43               Sr. Vice President, New Business
                                              Development
Carol Flaherty          47               Vice President, Video Copy Protection
Patrice J. Capitant     51               Vice President, Engineering
Brian R. Dunn           43               Sr. Vice President, Computer Software
                                             Copy Protection

  * Refer to the biographies.

What is the Background of Our Executives Who Are Not Directors?

      Ian R. Halifax. Mr. Halifax has served as our Vice President, Finance and Administration, Chief Financial Officer and Secretary since October 1999. From February 1999 to September 1999, he served as Chief Financial Officer of S-Vision, a private semiconductor display technology company. From October 1997 to January 1999 he was Director, Corporate Transactions for KPMG LLP, providing advisory services to technology companies in the areas of technology licensing, financing, and strategic partnering. From November 1994 to September 1997 he was Chief Financial Officer for Thomson/Sun Interactive, the predecessor for OpenTV, Inc., a Sun Microsystems/Thomson multimedia joint venture in the field of interactive TV operating systems. He also held finance and business development positions at Sun Microsystems in Europe and the United States. He holds a B.A. degree in English from the University of York and an M.B.A. in Finance from Henley Management College. Mr. Halifax is also a Certified Public Accountant and a Certified Management Accountant.

      Mark S. Belinsky. Mr. Belinsky has served as Senior Vice President, New Business Development since January 1999. From October 1997 to December 1998 he was our Senior Vice President, Theatrical and Pay-Per-View Copy Protection. Between June and September 1995, he was a consultant to various companies in the Internet services and electronic commerce fields, and, between June 1995 and August 1995, he was Chief Operating Officer of the McKinley Group, Inc., an Internet directory services company. From May 1993 to June 1995, Mr. Belinsky was Vice President and General Manager of the Electronic Marketplace Systems Division of International Data Group, a developer of online shopping malls for personal computer and software products. He was an independent consultant between February and May 1993, and, from October 1988 to January 1993, he was Vice President and General Manager of the Interop Company, a division of Ziff-Davis Publishing Company. He holds a B.A. degree in Business Administration from Wayne State University and an M.B.A. from Harvard Business School.

      Carol Flaherty. Ms. Flaherty has served as our Vice President, Video Copy Protection, since April of 1999. From September 1997 to April 1999, she was Director of Business

Development for Digital Link Corporation. From April 1996 to September 1997, Ms. Flaherty was Vice President of Sales for Multipoint Networks, a company that provided wireless transmission equipment to international carriers. From April 1995 to March 1996, she was Vice President of Business Development for a division of California Microwave. Prior to joining California Microwave, Ms. Flaherty spent nine years with GTE, serving first as Controller of GTE Telenet's Public Data Network division and, later, as Director of Program management for satellite system sales under GTE Spacenet. Ms. Flaherty holds a B.A. degree in Economics from the University of Virginia and an M.B.A. from Golden Gate University.

      Patrice J. Capitant. Dr. Capitant has served as Vice President, Engineering since October 1996. He joined Macrovision in October 1995 as Director of Engineering. He served as Manager of Video Engineering at Radius, Inc., a computer equipment manufacturer, from December 1994 to September 1995. Dr. Capitant held engineering positions at Compression Labs, Inc., a telecommunications equipment manufacturer, from September 1993 to December 1994 and Sony Corporation of America, Advanced Video Technology Center, from September 1989 to September 1993. He completed his undergraduate and post-graduate work in engineering and automatic control at Institut Industrial du Nord, Lille, France and University of Lille. Dr. Capitant holds a Ph.D. degree in Electrical Engineering from Stanford University.

      Brian Dunn. Mr. Dunn has served as Sr. Vice President, Computer Software Copy Protection since June 1999. He has been with Macrovision since January 1995 and served as our Vice President, Computer Software Copy Protection and Vice President, Business Development in his prior roles. From January 1989 to December 1994, he served as Vice President, Operations, Corporate Counsel and Chief Financial Officer of Phase 2 Automation, a factory automation company. Mr. Dunn holds a B.A. degree in Accounting from the University of Notre Dame and a J.D. degree from Santa Clara University School of Law. He is a Certified Public Accountant and a member of the California State Bar.

What Are the Responsibilities of Our Board of Directors and Committees?

            The board of directors oversees our business and affairs. The board also has two committees, a compensation committee and an audit committee. There is no nominating committee. The procedures for nominating directors, other than by the board of directors itself, are set forth in our bylaws. During 1999, the board of directors met 8 times. Each board member attended at least 75% of the board meetings that were held during the time he or she served as a member of the board and 75% of all meetings of the committees of the board of directors on which he or she served.

      Compensation Committee.

            We established the compensation committee in 1997. The members of the compensation committee are Donna S. Birks, William Stirlen and Thomas Wertheimer, none of whom are employees of Macrovision. The compensation committee makes recommendations with respect to compensation of senior officers and granting of stock options and stock awards. The compensation committee met 8 times in 1999.

      Audit Committee.

            The members of the audit committee are Donna S. Birks, William Stirlen and Thomas Wertheimer. The audit committee meets with the independent auditors to review the adequacy of Macrovision's internal control systems and financial reporting procedures; reviews the general scope of the annual audit and the fees charged by the independent auditors; reviews and monitors the performance of non-audit services by the auditors; reviews the fairness of any proposed transaction between Macrovision and any officer, director or other affiliate of Macrovision, and after such review, makes recommendations to the full board; and performs such further functions as may be required by any stock market or quotation service upon which Macrovision's common stock may be listed. The audit committee met 4 times during 1999.

Audit Committee Report

            The audit committee of the board is responsible for providing independent, objective oversight of Macrovision's accounting functions and internal controls. The audit committee is composed of independent directors, and acts under a written charter first adopted and approved by the board of directors in June 2000. Each of the members of the Audit Committee is independent as defined by Macrovision's policy and the Nasdaq Stock Market listing standards. A copy of the audit committee charter is attached to this Proxy Statement as Annex C.

            The responsibilities of the audit committee include recommending to the Board an accounting firm to be engaged as Macrovision's independent accountants. Additionally, and as appropriate, the audit committee reviews and evaluates the independent accountants' performance, and discusses and consults with Macrovision's management and the independent accountants regarding the following:

            o the plan for, and the independent accountants' report on, each audit of Macrovision's financial statements.

            o Macrovision's financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders.

            o changes in Macrovision's accounting practices, principles, controls or methodologies, or in Macrovision's financial statements.

            o     significant developments in accounting rules.

            o the adequacy of Macrovision's internal accounting controls, and accounting financial accounting and auditing personnel.

            This year the audit committee adopted the audit committee charter which reflects the new standards set forth in SEC regulations and the Nasdaq Stock Market listing standards.

            The audit committee is responsible for recommending to the board that Macrovision's financial statements be included in Macrovision's annual report. The audit committee took a number of steps in making this recommendation for 1999. First, the audit committee discussed with KPMG LLP, Macrovision's independent accountants for 1999, those matters communicated to and discussed with the audit committee under applicable auditing standards, including information regarding the scope and results of the audit. These recommendations and discussions are intended to assist the audit committee in overseeing the financial reporting and disclosure process. Second, the audit committee discussed KPMG LLP's independence with KPMG LLP. This discussion informed the audit committee of KPMG LLP's independence, and assisted the audit committee in evaluating such independence. Finally, the audit committee reviewed and discussed, with Macrovision's management and KPMG LLP, Macrovision's audited consolidated balance sheets at December 31, 1999 and 1998, and consolidated statements of income, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1999. Based on the discussions with KPMG LLP concerning the audit, the independence discussions and the financial statement review, and such other matters deemed relevant and appropriate by the audit committee, the audit committee recommended to the board that these financial statements be included in Macrovision's 1999 Annual Report on Form 10-K.

Dated: June 8, 2000

                                 Audit Committee

                             William Stirlen (Chair)
                                 Donna S. Birks
                                Thomas Wertheimer

                       EXECUTIVE AND DIRECTOR COMPENSATION

How Do We Compensate Directors?

            Mr. Matuszak receives a fee of $1,000 for each board meeting he attends. Each of our non-employee directors receives a fee of $1,000 for each board meeting and $750 for each compensation and audit committee meeting he or she attends. No other member of the board of directors currently receives a fee for attending board or committee meetings. In 1999 and 2000, the board of directors approved changes to the "Macrovision Corporation 1996 Directors Stock Option Plan" and outside directors' compensation, to provide non-employee director stock compensation is as set forth below, which has been adjusted to reflect the two for one stock splits in August 1999 and March 2000:

            1. The initial option granted to each new outside director is to be 40,000 shares, vesting monthly over a 3-year period.

            2. For 2000, the option granted on each outside director's anniversary date after the initial option grant has decreased from 30,000 to 10,000 shares, vesting monthly over a 1-year period (reduced from 3 years).

            3. Each outside director is paid in addition to meeting fees, a retainer of $10,000 in stock or at the director's option, in equal amounts of cash and stock, on an annual basis.

            The following non-employee directors were granted options to purchase common stock pursuant to the 1996 Directors Stock Option Plan during 1999, which have been adjusted to reflect the two for one stock splits in August 1999 and March 2000:

Name                                   Number of Shares        Exercise Price
--------------------------------       ----------------        --------------

Donna Birks.....................            30,000                $ 9.625
William Stirlen.................            30,000                $ 9.625
Thomas Wertheimer...............            30,000                $18.657

            The following non-employee directors received retainers of $10,000 each in stock and cash as indicated during 1999, with the number of shares and the per share value of $12.469 adjusted to reflect the two for one stock splits in August 1999 and March 2000:

Name                                   Number of Shares          Cash Amount
--------------------------------       ----------------        --------------

Donna Birks.....................              800                  $    25
William Stirlen.................              400                  $ 5,013
Thomas Wertheimer...............              800                  $    25

How Do We Compensate Executive Officers?

Compensation.

            The following table sets forth all compensation for 1999, 1998 and 1997 awarded to, earned by, or paid for services rendered to Macrovision in all capacities by Macrovision's chief executive officer and our next four most highly compensated executive officers, who, together, are our "Named Officers".

                           Summary Compensation Table

                                                                                Long-Term
                                            Annual Compensation               Compensation
                                            -------------------          Securities Underlying         Other
    Name and Principal Position         Year       Salary    Bonus (1)        Options (2)         Compensation (3)
    ---------------------------         ----       ------    ---------   ---------------------    ----------------
John O. Ryan ........................   1999      $225,000   $     --               --               $  2,852
Chairman and Chief Executive            1998       225,000     69,041               --                  9,984
   Officer                              1997       204,801     52,603               --                  5,543

William A. Krepick ..................   1999      $245,833   $ 94,154               --               $ 12,607
President and Chief Operating Officer   1998       225,000     88,161           80,000                 17,684
                                        1997       204,801     54,303          133,600                  8,372

Brian R. Dunn .......................   1999      $159,105   $ 82,265           40,000               $  2,754
Sr. Vice President, Computer Software   1998       144,943     47,327           39,272                  8,242
   Copy Protection                      1997       137,455     18,503               --                  5,763

Mark S. Belinsky ....................   1999(4)   $131,503   $ 65,475           60,000               $  3,630
Sr. Vice President, New Business        1998       140,825     55,179               --                  3,510
    Development                         1997       137,507     36,803           72,000                  3,382

Richard S. Matuszak .................   1999      $117,500   $ 54,003           20,000               $ 16,481
Vice President, Business Development,   1998       111,417     30,923           28,436                 15,736
    Video Protection and Director       1997       104,417     18,200           24,000                 11,104

----------
(1) Represents bonuses pursuant to the Executive Incentive Plan earned for services rendered in each year indicated although paid in a subsequent year. Mr. Ryan elected to waive the 1999 bonus for which he was eligible.

(2) Represents number of shares of Common Stock subject to options granted in each year indicated and adjusted for 2-for-1 stock splits in August 1999 and March 2000.

(3) Includes for each Named Officer some or all of the following: (i) company contributions to the 401(k) Plan, (ii) taxable compensation for value of life insurance coverage over $50,000, (iii) buy-back of accrued vacation over allowable annual maximum, (iv) taxable health club membership incentive reimbursement, (v) cash holiday gift of $200 in 1997 and 1998, and $300 in 1999 given to all employees, (vi) travel incentives in the form of a reimbursement for one-third of the difference between business class and coach class air travel up to a maximum of $1,000 for each business trip over six hours in duration traveled in coach class, and
      (vii) director fees.

(4) In 1999, Mr. Belinsky took a three-month unpaid sabbatical from the Company.

      Option Exercises and Holdings.

            The following table sets forth information regarding option grants pursuant to Macrovision's 1996 Equity Incentive Plan during 1999 to each of the Named Officers. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term. We have retroactively updated the share numbers in this table to take into account all of our stock splits and stock dividends, including the stock split occurring on March 17, 2000.

                       Options Granted in Last Fiscal Year

                               (Individual Grants)
                                      Percent of
                         Number of       Total                                Potential Realizable
                          Shares        Options     Exercise                     Value at Assumed
                        Underlying    Granted to     Price                    Annual Rates of Stock
                          Options      Employees      Per      Expiration      Price Appreciation
         Name           Granted (1)     In 1999      Share       Date          for Option Term (2)
------------------      -----------     -------      -----       ----         ---------------------
                                                                                 5%         10%
                                                                              --------    --------
John O. Ryan                  --          --            --            --            --          --
William A. Krepick            --          --            --            --            --          --
Brian R. Dunn             40,000         2.1%        8.785    04/05/2009      $220,994    $560,041
Mark S. Belinsky          60,000         3.1%        8.785    04/05/2009      $331,490    $840,062
Richard S. Matuszak       20,000         1.1%        8.785    04/05/2009      $110,496    $280,021

----------

(1) Options granted under the 1996 Equity Incentive Plan in 1999 were incentive stock options or nonstatutory stock options that were granted at fair market value and that vest annually over a three-year vesting period. Options expire ten years from the date of grant, subject to earlier termination if the optionee's employment terminates.

(2) The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent Macrovision's estimate or projection of future common stock prices.

            The following table sets forth the number of shares acquired by each Named Officer upon the exercise of stock options during 1999 and the number of shares covered by both exercisable and unexercisable stock options held by each Named Officer at December 31, 1999. Also reported are values of "in-the-money" options, which represent the positive spread between the respective exercise prices of outstanding stock options and $37.00 per share, which was the closing price of the common stock on the Nasdaq National Market on December 31, 1999. We have retroactively updated the share numbers in this table to take into account all of our stock splits and stock dividends, including the stock split occurring on March 17, 2000.

           Aggregated Option Exercises in Last Fiscal Year and Fiscal
                             Year-End Option Values

                                               Number of Securities
                                              Underlying Unexercised        Value of Unexercised
                                                     Options               In-the-Money Options at
                                                at Fiscal Year-End             Fiscal Year-End
                                              ----------------------     ---------------------------
                       Shares
                      Acquired      Value
Name                 On Exercise   Realized   Exercisable  Unexercisable   Exercisable   Unexercisable
----                 -----------   --------   -----------  -------------   -----------   -------------
John Ryan                  --             --         --            --               --            --

William A. Krepick    154,068     $1,244,834    220,132       133,468       $7,755,910    $4,273,690

Brian R. Dunn          62,760     $1,346,567         --        72,728       $       --    $2,216,806

Mark S. Belinsky       52,664     $  862,182         --        96,000       $       --    $2,894,400

Richard S. Matuszak    40,000     $  686,800    110,064        55,696       $3,966,099    $1,770,692

            In October 1999, the Company entered into an employment agreement with Ian R. Halifax, the Vice President, Finance and Administration, Chief Financial Officer and Secretary of the Company. The agreement sets forth certain of the terms of Mr. Halifax's employment, including Mr. Halifax's right to receive a guaranteed minimum severance payment equal to six months' severance calculated on base salary (excluding bonus) upon termination by the Company of employment for any reason other than cause regardless of when the termination occurs. In such event, the agreement also calls for Mr. Halifax's vesting schedule on all of his outstanding stock options to accelerate by up to twelve months. In the event of a change of control of the Company, Mr. Halifax's unvested options immediately vest if he is terminated or constructively terminated as a result of the change of control of the Company.

Compensation Committee Report on Executive Compensation

What Is Our Philosophy on Executive Compensation?

            We have adopted a basic philosophy and practice of offering a compensation program designed to attract and retain highly qualified employees. Our compensation practices encourage and motivate these individuals to achieve superior performance. This underlying philosophy pertains specifically to executive compensation, as well as employee compensation at all other levels throughout the organization.

            Our executive compensation program is administered by the compensation committee of the board. The role of the compensation committee, which is comprised of three outside non-employee directors, is to review and approve the base salaries, bonuses, stock options and other compensation of the executive officers and management-level employees of Macrovision. The compensation committee also administers our stock option plans and makes grants to executive officers under the 1996 Equity Incentive Plan.

            The compensation committee has designed Macrovision's executive compensation program to support what we believe to be an appropriate relationship between executive pay and the creation of stockholder value. To emphasize equity incentives, we link a significant portion of executive compensation to the market performance of common stock. The objectives of our program are:

            o To support a pay-for-performance policy that differentiates bonus amounts among all executives based on both their individual performance and the performance of Macrovision;

            o To align the interests of executives with the long-term interests of stockholders through awards whose value over time depends upon the market value of Macrovision's common stock; and

            o To motivate key executives to achieve strategic business initiatives and to reward them for their achievement.

            We also provide our executives with employee benefits, such as retirement and health benefits.

            Cash Compensation.

            The compensation committee reviews high-technology executive compensation surveys to ensure that the total cash compensation provided to executive officers and senior management remains at a competitive level to enable us to attract and retain management personnel with the talents and skills required to meet the challenges of a highly competitive industry. The compensation of executive officers is reviewed annually by the compensation committee.

            Bonuses.

            For 1999, the compensation committee approved cash bonuses for specific senior management and executive staff and were determined based on revenue and earnings targets for Macrovision, along with individual performance objectives.

            Equity-Based Compensation.

            In 1999, the compensation committee emphasized equity-based compensation, principally in the form of options, as a cornerstone of our executive compensation program. Equity awards typically are set by the compensation committee based on industry surveys, each officer's individual performance and achievements, market factors and the recommendations of executive management.

            During 1999, executive officers of Macrovision received new option grants under the 1996 Equity Incentive Plan at an exercise price equal to the fair market value of the common stock on the date of grant. These options vest in annual increments of 1/6, 1/3 and 1/2 of the total grant, subject to the participant's continued employment with Macrovision. All options granted under the 1996 Equity Incentive Plan expire ten years from the date of grant, unless a shorter term is provided in the option agreement or the participant's employment with Macrovision terminates before the end of such ten-year period.

Is The Compensation We Pay Our Executives Deductible?

            As part of the Omnibus Reconciliation Act of 1993, Section 162(m) was added to the Internal Revenue Code. Section 162(m) limits the deduction by Macrovision of compensation paid to the chief executive officer and other named executive officers to $1 million for a particular executive, unless such compensation was based on predetermined quantifiable performance goals or paid pursuant to a written contract that was in effect on February 17, 1993.

            The compensation committee will continue to review and modify Macrovision's compensation practices and programs as necessary to ensure Macrovision's ability to attract and retain key executives while taking into account the deductibility of compensation payments. Under the 1996 Equity Incentive Plan and the 2000 Equity Incentive Plan, award of stock options and performance stock are designed generally to satisfy the deductibility requirements of Section 162(m). However, each plan contains provisions under which awards, if granted, may not be fully deductible. The Plans permit the compensation committee flexibility to reward senior management for extraordinary contributions that cannot properly be recognized under a predetermined quantitative plan.

How Do We Compensate Our Chief Executive Officer?

            Mr. Ryan, the Chief Executive Officer of Macrovision, received a base salary and elected to waive a bonus for which he was entitled for his services during 1999. In addition, Mr. Ryan was entitled to the benefits which also were provided to our executive officers and identified in footnote 3 of the Summary Compensation Table.

Dated: June 29, 2000

                             Compensation Committee

                            Thomas Wertheimer (Chair)
                                 Donna S. Birks
                                 William Stirlen

Compensation Committee Interlocks and Insider Participation

            Except for Donna Birks who was employed by the Company from 1992 to 1994 as Vice President, Finance and Chief Financial Officer of the Company, none of the members of the compensation committee during 1999 has ever been an officer or employee of Macrovision or any of its subsidiaries. The compensation committee made all decisions regarding compensation of executive officers during 1999.

Performance Graph

            The following graph compares, for the period that Macrovision's common stock has been registered under Section 12 of the Securities Exchange Act of 1934 (which commenced on March 13, 1997) through December 31, 1999, the cumulative total stockholder return for Macrovision, the Nasdaq Composite Index (the "Nasdaq Composite Index"), and the S&P 500 Composite Index (the "S&P 500"). Measurement points are March 13, 1997 (the first trading day) and the last trading day of each of Macrovision's fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999. The graph assumes that $100 was invested on March 13, 1997 in the common stock of Macrovision, The Nasdaq Market Index and The S&P 500, and further assumes no payment or reinvestment of dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

            The graph shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this graph by reference.

                            Cumulative Total Return
           Based Upon an Initial Investment of $100 on March 13, 1997

                               [GRAPHIC OMITEED]

  [The following table was depicted as a line chart in the printed material.]

          Macrovision Corp.        NASDAQ Composite Index       S&P 500

3/13/97        $   100                      $100                 $100
12/31/97       $   184                      $121                 $123
12/31/98       $   490                      $170                 $156
12/31/99       $ 1,716                      $315                 $186

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            In January 2000, the Company consummated an offering ("offering") of 3,820,000 shares of its common stock, of which 2,874,000 shares were issued and sold by the Company and 946,000 shares were sold by stockholders of the Company. All shares were sold for $53.438 per share. The net proceeds to the Company from the offering, after deducting the underwriting discount and other expenses of the offering, were approximately $146 million. The Company did not receive any proceeds from the sale of shares sold by the selling shareholders. Three directors participated in the offering by selling an aggregate of 86,000 shares in the offering. All shares and prices noted above have been adjusted to reflect the 2-for-1 stock split effective in March 2000.

            Other than the offering, since January 1, 1999, Macrovision has not been a party to nor does Macrovision have any currently proposed transaction or series of similar transactions that involve an amount greater than $60,000 and in which any director, executive officer or holder of more than 5% of Macrovision's common stock had or will have a direct or indirect material interest other than (a) compensation agreements, which are described elsewhere in this proxy statement, where required, and (b) the transactions described below.

Transactions with Pacific Media Development, Inc. and Victor Company of Japan, Limited, and Matsushita Electric Industrial Co., Ltd.

            The following transactions involve Victor Company of Japan, Limited ("JVC") and entities that are owned by JVC and Matsushita Electric Industrial Co., Ltd. ("Matsushita"), which owns approximately 52% of JVC. Through a wholly owned subsidiary, JVC owns 100% of Pacific Media Development, Inc. ("Pacific Media"). JVC is a beneficial owner of the shares of Macrovision's common stock that are held of record by Pacific Media and represent more than 5% of our currently outstanding common stock.

            Under the terms of the purchase agreement entered into in 1991 when Pacific Media acquired its interest in Macrovision, Macrovision may not divide or assign any rights to its patents that were existing or pending in June 1991, without the prior written consent of Pacific Media, which consent may not be unreasonably withheld.

            Macrovision and JVC are parties to a Technology Application Agreement, dated November 29, 1988 (the "Application Agreement"), a Duplicator Agreement, dated June 1, 1988 (the "Duplicator Agreement"), and an Agreement, dated July 15, 1994 (the "Video Agreement"). Pursuant to the Application Agreement, JVC has applied Macrovision's copy protection process to prerecorded videocassettes manufactured and distributed in Japan by JVC. Pursuant to the Duplicator Agreement, JVC has applied Macrovision's copy protection process to prerecorded videocassettes manufactured and distributed in Japan by certain of Macrovision's licensees. Pursuant to the Video Agreement, JVC developed a prototype of equipment to apply a copy protection process to prerecorded videocassettes, and granted Macrovision exclusive rights to purchase such equipment from JVC for resale and to sublicense the copy protection technology for use with the equipment. In 1999, Macrovision recorded revenue from JVC of approximately $410,000 and recorded expenses payable to JVC of approximately $69,000 under these agreements.

            In connection with a license agreement dated September 26, 1995 among Macrovision, Victor Technobrain Co., Ltd. ("Techno"), a wholly owned subsidiary of JVC, and an unrelated party, Macrovision has paid Techno a development fee of $50,000 which has been recorded as an offset to the revenue recognized from the unrelated party. Macrovision paid an additional $50,000 to Techno in 1997 upon receipt of the final license payment from the unrelated party. The license granted to Techno is for the development and manufacture of products using Macrovision's copy protection and PhaseKrypt technologies.

            Macrovision's Japanese subsidiary and Techno are parties to a Technical Consulting Agreement, dated as of July 1, 1996 (the "Consulting Agreement"), pursuant to which Techno agreed to provide technical consulting services as assigned by certain officers of Macrovision or Macrovision Japan in connection with technical support to licensed duplicators, rights owners and system operators, set-top decoder manufacturers and semiconductor companies that provide integrated circuits for set-top decoders in certain Asian countries. The Consulting Agreement provides for Macrovision Japan to pay a consulting fee of approximately $85 per hour, subject to a minimum consulting fee of approximately $1,700 per quarter, and to reimburse Techno for its expenses in performing services under the Consulting Agreement. In 1999, Macrovision paid to Techno approximately $2,100 in consulting fees. (Amounts paid and payable under the Consulting Agreement are denominated in yen, and the dollar equivalents stated above are based on then-current exchange rates.)

            In July 1996, Macrovision entered into a Copy Protection Technology License Agreement with Matsushita. In June 1997, Macrovision entered into a Copy Protection Technology License Agreement with Daiichikosho Co. Ltd and Matsushita. Also in June 1997, Macrovision entered into a Copy Protection Technology License Agreement with JVC. These agreements authorize each licensee to include integrated circuits incorporating Macrovision's copy protection technology in digital set-top decoders it manufactures. Each licensee paid to Macrovision an initial fee of $50,000 and pays a standard per unit royalty for each set top decoder manufactured. Under the agreement with Daiichikosho and Matsushita, Matsushita paid the initial fee and Daiichikosho is obligated to pay the per unit royalty. In 1999, Macrovision received approximately $189,000 under these agreements.

            In November 1996, Macrovision entered into a Digital Versatile Disc Player/Digital Video Cassette Recorder License Agreement for Anticopy Technology with Matsushita. In February 1997, Macrovision and JVC entered into a Digital Versatile Disc Player/Digital Video Cassette Recorder License Agreement for Anticopy Technology. These agreements authorize the licensee to include integrated circuits incorporating Macrovision's copy protection technology in DVD players and digital VCRs that it manufactures. This provides a royalty-free, non-exclusive and non-transferable license in the technology licensed from Macrovision, for which the licensee must make the VCRs or television sets that it manufactures compatible with Macrovision's copy protection technology.

            In January 1997, Macrovision and JVC entered into a Copy Protection Technology Agreement (the "Technology Agreement"), pursuant to which Macrovision agreed to license its copy protection technologies to JVC for use in territories in which Macrovision has been issued patents, on terms and conditions comparable to those provided under agreements between Macrovision and parties situated similarly to JVC. Additionally, Macrovision agreed to continue to make its copy protection technologies generally available for license to third parties on terms commercially reasonable to Macrovision in the venues and for the purposes that Macrovision currently license such technologies. The Technology Agreement gives JVC the right to sublicense Macrovision's copy protection technologies to certain third parties on terms and conditions comparable to those provided in similar agreements previously entered into by Macrovision, with 95% of the royalties from such sublicenses payable to Macrovision or its successor, in the event that a party other than JVC acquires a majority interest in Macrovision or acquires its copy protection business or patents, and following such acquisition Macrovision or its successor refuses to continue to license Macrovision's copy protection technologies on a nondiscriminatory basis to its current customers and similarly situated parties.

            In May 1997, Macrovision entered into a Replicator Agreement with JVC Disc America Company, an indirect wholly-owned subsidiary of JVC. This agreement gives authority to JVC Disc America to replicate discs containing titles for which copy protection trigger bits have been applied. Macrovision pays JVC Disc America a service fee to defray certain costs incurred by it under this agreement. In 1999, Macrovision paid no such service fees.

            In December 1997 and February 1999, Macrovision entered into a Component Supplier Non-Assertion and Technical Services Agreement with Matsushita and JVC, respectively. Under these agreements, Macrovision agreed not to assert against Matsushita and JVC the apparatus claims for the technology that Matsushita and JVC incorporate into devices that they manufacture and distribute to authorized suppliers of electronic video products. Under this agreement, Matsushita and JVC each paid Macrovision an initial fee of $15,000 and is obligated to pay an additional $5,000 for implementation of the apparatus into each different device.

            In May 1998, Macrovision entered into an Authoring and Replicator Agreement with Matsushita. This agreement authorizes Matsushita to set the trigger bits on a master digital linear tape or master digital disc to "on" such that the copy protection is activated and to replicate discs containing titles for which copy protection trigger bits have been applied. Macrovision pays Matsushita a service fee to defray certain costs incurred by it under this agreement. For 1999, the service fees paid by Macrovision under this agreement were insignificant.

            In May 1998, Macrovision entered into a DVD Copy Protection Technology Application Agreement with Matsushita. The agreement allows Matsushita to have Macrovision's copy protection technology applied to discs containing material for which Matsushita is the title holder. Matsushita agreed to pay a replication fee for the copy protected discs on a per unit basis inclusive of a minimum annual number. In 1999, Macrovision recorded revenue of $49,000 under this agreement.

            In October 1998, Macrovision entered into a Copy Protection Technology Application and Duplicator Agreement with JVC and a third party duplicator by which JVC agrees to pay all fees to Macrovision on behalf of the duplicator. JVC is required to pay Macrovision a $2,000 non-refundable minimum payment every six months and also application fees on a per unit basis over the minimum amount. In 1999, Macrovision recorded revenue of $5,000 under this agreement.

Capitalization and Spinoff of Command Audio Corporation ("CAC")

            CAC was incorporated in October 1995 as a wholly-owned subsidiary of Macrovision. As of January 1, 1998, Macrovision held 11.9% of the voting stock of CAC. In August 1999, the Company participated in a convertible bridge loan to CAC by which investors would fund expenditures of CAC up to a predetermined amount. Our commitment under the convertible note purchase agreement was $836,733. In December, we converted our convertible bridge loan in the amount of $836,733 and accrued interest into preferred stock of CAC as part of a round of third-party financing. As of December 31, 1999 Macrovision held 7.8% of the voting stock of CAC. John O. Ryan, Chairman of the Board and Chief Executive Officer of Macrovision, is a director of CAC.

            In 1996, Macrovision and CAC entered into a Technology Transfer and Royalty Agreement, as amended. Under this agreement, Macrovision assigned to CAC all rights in certain technology and released its reversion rights in technology that Macrovision had previously assigned to CAC. In consideration of such assignment and release, CAC agreed to pay to Macrovision royalties equal to 2.0% of CAC's gross revenues (as defined in the agreement) for 12 years, beginning when CAC has operating revenues from certain sources or, at the election of Macrovision, at any time prior thereto.

Did Directors and Officers Comply with Their Section 16(a) Beneficial Ownership Reporting Compliance Requirements in 1999?

            Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our equity securities, to file reports of ownership and reports of changes in ownership of common stock with the Securities and Exchange Commission. The Securities and Exchange Commission requires officers, directors and greater than 10% stockholders to furnish us with copies of all Section 16(a) forms they file.

            To our best knowledge, based solely on a review of the copies of such forms and certifications furnished to us, we believe that all Section 16(a) filing requirements were complied with during 1999.

                DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

                                   PROPOSAL 1:

                              ELECTION OF DIRECTORS

            Our bylaws provide that the number of directors shall be not less than five nor more than nine until changed by a bylaw amendment approved by our stockholders. The exact number of directors is fixed from time to time, by a bylaw or bylaw amendment approved by the board of directors. Currently, the number of directors is fixed at six.

            We have nominated six individuals to serve as our directors. Each director will be elected to hold office until the next annual meeting and until a successor is elected and qualified. All nominees for director are currently members of our board of directors. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. Macrovision is not aware of any nominee who will be unable to or for good cause will not serve as a director. Information about the nominees is set forth below, under the heading "Who Are the Six Directors Standing for Re-Election?"

Who Are the Six Directors Standing for Re-Election?

                                          Director
     Name                        Age        Since             Title
     ----                        ---        -----             -----

     John O. Ryan                54         1987       Chairman of the Board of
                                                       Directors
     William A. Krepick          55         1995       Director
     Richard S. Matuszak         56         1992       Director
     Donna S. Birks              44         1997       Director
     William Stirlen             61         1997       Director
     Thomas Wertheimer           61         1997       Director

Director Biographies.

      John O. Ryan. Mr. Ryan is a co-founder of Macrovision and an inventor of its core copy protection and video scrambling technologies. He has served as Chairman of the Board of Directors since June 1991, has served as our Chief Executive Officer since June 1995, and served as Secretary from June 1991 to May 1999. He has been a director since June 1987 and served as our Vice-Chairman of the Board of Directors from 1987 until June 1991. He also served as General Partner of the partnership predecessor of Macrovision from 1985 to 1987 and as President and Secretary of the corporate predecessor from 1983 to 1985. Prior to founding Macrovision, Mr. Ryan was Director of Research and Development of Ampex Corporation's broadcast camera group. Mr. Ryan holds more than 46 patents and has 11 patent applications pending in the fields of video copy protection, video scrambling television camera technology. Mr. Ryan took undergraduate courses in Physics and Math at the University of Galway in Ireland and received a Full Technological Certificate in Telecommunications from the City and Guilds Institute of London. Mr. Ryan is also a director of Command Audio Corporation.

      William A. Krepick. Mr. Krepick has served as a director since November 1995 and as our President and Chief Operating Officer since July 1995. He has been with Macrovision since November 1988, and served as Vice President, Sales and Marketing until June 1992 and Senior

Vice President, Theatrical Copy Protection from July 1992 to June 1995. Prior to joining Macrovision, Mr. Krepick held several executive marketing management positions over a ten-year period with ROLM Corporation, a telecommunications equipment manufacturing company. He holds a B.S. degree in Mechanical Engineering from Rensselaer Polytechnic Institute and an M.B.A. from Stanford University.

      Richard S. Matuszak. Mr. Matuszak has served as our Vice President, Business Development, Video Copy Protection since June 2000, and as a director since May 1992. Mr. Matuszak served as our Vice President, Special Interest Copy Protection from June 1992 to June 2000. He joined Macrovision in August 1985 and held various sales and marketing positions from August 1985 to June 1992. From June 1984 to August 1985, Mr. Matuszak was a Sales Manager for the Broadcast Products Division of Hitachi Corporation. He holds an Associate degree in Applied Technologies and Electronics from DeVry Institute of Technology.

      Donna S. Birks. Ms. Birks has served as a director since May 1997. Since December 1997, she has served as Executive Vice President and Chief Financial Officer at Adaptive Broadband Inc., a satellite and wireless communications company, and from August 1994 to June 1997, she served as Vice President, Finance and Administration and Chief Financial Officer at ComStream. She has also held senior management positions at GTE Spacenet, Macrovision, and Contel ASC. Ms. Birks holds a B.A. degree in Business Administration from George Mason University in Fairfax, Virginia and an M.S. degree in Finance from American University in Washington, D.C. She is a Certified Public Accountant.

      William Stirlen. Mr. Stirlen has served as a director since May 1997. Mr. Stirlen has been a consultant to technology companies from February 1994 to present. As a consultant, he has held various executive offices with Open Text Corporation, an intranet software company headquartered in Waterloo, Ontario, since June 1996, serving as Chief Financial Officer until October 1997 and as Executive Vice President of Corporate Development until October 1998. From March 1993 to February 1994, he served as Chief Financial Officer of Supercuts, Inc. He has also held senior management positions at Computer Consoles Inc. and Trimble Navigation Ltd. Mr. Stirlen holds a B.A. degree from Yale University and an M.B.A. in Finance from Northwestern University.

      Thomas Wertheimer. Mr. Wertheimer has served as a director since July 1997. He has served as a consultant to Universal Studios since January 1996. From 1992 to January 1996, Mr. Wertheimer served as Executive Vice President and Chairman of the Home Video and Television Groups of MCA, Inc. He is a member of the Columbia Law School Board of Visitors. He also serves as President of the KCRW Foundation. Mr. Wertheimer holds a B.A. degree from Princeton University and an L.L.B from Columbia University.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ALL SIX NOMINEES FOR DIRECTOR.

                                   PROPOSAL 2:

    APPROVAL OF THE PROPOSED AMENDMENT TO MACROVISION'S RESTATED CERTIFICATE
                                OF INCORPORATION

General.

            Our board of directors has approved a proposed amendment to our restated certificate of incorporation to increase the total number of authorized shares of our common stock from 50,000,000 to 250,000,000. This amendment must be approved before the GLOBEtrotter acquisition can be completed. We have attached the proposed amendment to our Restated Certificate of Incorporation as Annex A.

How Many Shares Are Currently Authorized?

            As of June 29, 2000, Macrovision had 55,000,000 shares of authorized capital stock, 50,000,000 of which are shares of common stock, par value $0.001 per share and 5,000,000 of which are shares of preferred stock, par value $0.001 per share.

How Many Shares Are Currently Outstanding?

            As of June 29, 2000, the record date, there were 40,331,821 shares of common stock and no shares of preferred stock outstanding. In addition, as of the record date, Macrovision had 3,571,399 shares of common stock reserved for issuance under certain employee and director benefit plans. Approximately 6,096,780 shares of Macrovision's common stock are authorized and remain available for issuance.

What Is the Effect of Increasing the Authorized Number of Shares?

            If you approve the proposed amendment to our restated certificate of incorporation, we will have 250,000,000 total authorized shares of common stock and 5,000,000 authorized shares of preferred stock. If the merger with GLOBEtrotter is completed, then we would have approximately 49.3 million shares of common stock outstanding and an additional 8.2 million shares of common stock reserved for issuance pursuant to our employee and director benefit plans (assuming that you approve the new 2000 Equity Incentive Plan and the amendment to the 1996 Directors Option Plan). If the merger with GLOBEtrotter is completed, then approximately 192.5 million shares of Macrovision common stock would remain available for issuance.

            Macrovision's board of directors believes that is it in our best interests and in your best interests as a stockholder to increase the number of authorized shares of common stock. The proposed amendment to our restated certificate of incorporation will provide us with a sufficient number of authorized shares to complete the merger with GLOBEtrotter and flexibility in the future by assuring that there will be sufficient authorized but unissued shares of our common stock available for financing requirements, possible acquisitions, and other corporate purposes without requiring further stockholder approval at any annual or special meeting. We currently have no plans to issue additional shares of our common stock, other than as described in this proxy statement. From time to time, however, we review potential acquisition transactions, some of which could involve the issuance of our stock as acquisition consideration.

Will My Rights As a Stockholder Change?

            No. When issued, the additional shares authorized by this proposed amendment will have the same rights and privileges as the shares of common stock currently authorized and outstanding. Holders of our common stock have no preemptive rights, and therefore no stockholders have any preferential right to purchase any of the additional shares of our common stock when such shares are issued.

            Under the provisions of the Delaware General Corporation Law, we generally may issue authorized but unissued shares of common stock without stockholder approval. A substantial number of authorized but unissued shares of our common stock not reserved for a specific purpose allows us to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening another stockholder meeting. The issuance of additional shares of our common stock may, depending on the circumstances under which such shares are issued, dilute voting rights, net income, and/or net book value per share of our common stock. However, we would receive valuable consideration for any such shares issued, so the economic effect of a dilution to you should be substantially eliminated. If you approve the proposed amendment to our restated certificate of incorporation, we do not currently intend to seek stockholder approval prior to any issuance of additional shares of our common stock unless otherwise required by law or the rules of any securities exchange or any inter-dealer quotation system on which the shares may be listed or quoted at the time.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF PROPOSAL 2.

                                   PROPOSAL 3:

          APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK IN THE
                    MERGER WITH GLOBEtrotter SOFTWARE, INC.

General.

            We have approved an Agreement and Plan of Merger which provides that our new subsidiary, GSI Acquisition Corp., will merge with and into GLOBEtrotter Software, Inc. GLOBEtrotter, as the surviving corporation in the merger, will become a wholly-owned subsidiary of Macrovision. As a result of the merger, the shareholders of GLOBEtrotter will receive approximately 8,944,550 shares of our common stock. We seek your approval to issue our shares of common stock in the merger. The summary information provided below is sufficient for you to make an informed voting decision, however, we encourage you to carefully read the entire Agreement and Plan of Merger, which we have included as Annex B to this proxy statement.

Who are the parties to the merger?

Macrovision Corporation and GSI Acquisition Corp.

            Macrovision's executive offices are located at 1341 Orleans Drive, Sunnyvale, California 94089 and its telephone number is (408) 743-8600. Macrovision designs, develops and licenses copy protection and rights management technologies. We are the leading provider of copyright protection technologies for major Hollywood movie studios, independent video producers, PC games and educational software publishers, digital set-top box manufacturers and digital pay-per-view network operators. Macrovision provides content owners with the means to protect on such media as videocassette, DVD and pay-per-view movies, PC games and educational software against unauthorized copying and distribution.

            GSI Acquisition Corp. is a newly formed, wholly-owned subsidiary of Macrovision. This subsidiary was formed for the sole purpose of merging into GLOBEtrotter to effect a tax-free exchange of shares.

GLOBEtrotter Software, Inc.

            GLOBEtrotter's executive offices are located at 1530 Meridian Ave, San Jose, California 95125 and its telephone number is (408) 445-8100. GLOBEtrotter provides electronic licensing and license management technology to software vendors and supplies software asset management products to corporate customers worldwide. GLOBEtrotter is a significant industry supplier of electronic licensing and license management technology to software vendors and corporate customers worldwide.

                          MATERIAL TERMS OF THE MERGER

What is the structure of the merger?

General.

            The Agreement and Plan of Merger provides that after approval by the GLOBEtrotter Board of Directors and the shareholders and the satisfaction or waiver of the other conditions to the transaction, GSI Acquisition Corp., will merge with and into GLOBEtrotter. At the time of the merger, the articles of incorporation and bylaws of GLOBEtrotter will be amended and restated to substitute the terms of the former articles of incorporation and bylaws of GSI Acquisition Corp. As a result of the merger, GLOBEtrotter will become a wholly-owned subsidiary of Macrovision and will continue to operate under the name "GLOBEtrotter Software, Inc.," substantially as before the merger. The directors and officers of GLOBEtrotter after the merger will be John O. Ryan, Director, Chairman and Chief Executive Officer; William A. Krepick, Director and President; and Ian R. Halifax, Director, Chief Financial Officer and Secretary, until they resign or until their respective successors are duly elected and qualified.

Conditions to the Acquisition.

            The obligation of Macrovision and GLOBEtrotter to consummate the merger is subject to the satisfaction or waiver on or before the intended closing date of many conditions, including the following:

            o the merger must receive all required approvals of governmental authorities;

            o the merger must receive the required approval of the board of directors and the shareholders of GLOBEtrotter;

            o no judgment, decree, injunction, order or proceeding will be outstanding or threatened by any governmental authority which prohibits or restricts or threatens to invalidate or set aside the merger; and

            o Macrovision will have received all state and federal securities permits and other authorizations, including the approval of Proposals 2, 3 and 4 by our stockholders, necessary to authorize and issue sufficient shares of Macrovision common stock to GLOBEtrotter shareholders in the merger and convert the GLOBEtrotter stock options into Macrovision stock options under the 2000 Equity Incentive Plan.

            The obligation of Macrovision to consummate the merger is also subject to fulfillment of other conditions, including the following:

            o Each of the representations and warranties of GLOBEtrotter under the Agreement and Plan of Merger must be true and correct in all material respects as of the closing date;


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

            o The execution of employment agreements with certain key employees of GLOBEtrotter;

            o The execution of a lease amendment with respect to the office building at which GLOBEtrotter maintains its corporate offices;

            o The receipt of certain representation letters from the principal shareholders of GLOBEtrotter to support the "pooling of interests" accounting;

            o     All GLOBEtrotter shareholders must approve the merger;

            o The receipt of audited financial statements of GLOBEtrotter for its two prior fiscal years, which statements do not differ significantly from the unaudited statements furnished by GLOBEtrotter;

            o The receipt of an opinion from KPMG LLP to the effect that the merger will eligible for "pooling of interest" accounting; and

            o The performance by GLOBEtrotter in all material respects of all the obligations, agreements and covenants required of it by the Agreement and Plan of Merger prior to the closing date.

            The obligation of GLOBEtrotter to consummate the merger is also subject to the fulfillment of certain other conditions, including the following:

            o     The receipt of a favorable tax opinion from its counsel;

            o The approval of the fairness of the terms and conditions of the merger and the issuance of a permit from the California Commissioner of Corporations;

            o Each of the representations and warranties of Macrovision under the Agreement and Plan of Merger must be true and correct in all material respects as of the closing; and

            o The performance by Macrovision in all material respects of all the obligations, agreements and covenants required of it by the Agreement and Plan of Merger prior to the closing date.

            Additionally, the completion of the merger is subject to the performance of certain covenants and the accuracy of representations and warranties by the majority shareholders of GLOBEtrotter and the receipt of other documents and opinions of KPMG LLP and Morrison & Foerster LLP, counsel to GLOBEtrotter. If these and other conditions are not satisfied or waived, Macrovision or GLOBEtrotter may terminate the Agreement and Plan of Merger.

Competing Acquisition Proposals.

            Under the terms of the Agreement and Plan of Merger, GLOBEtrotter and its majority shareholders have agreed not to solicit, initiate or encourage any competing transaction.

In addition, GLOBEtrotter has agreed not to participate in any negotiations or discussions, or furnish any information, or otherwise cooperate in any way in connection with, any effort or attempts to effect any competing transaction with or involving any person regarding an acquisition proposal.

Termination.

            Either Macrovision or GLOBEtrotter may call off the merger under certain circumstances, including if:

            o     We both consent;

            o The other party breaches in a material manner any of the representations and warranties or any covenant or agreement that it has made under the Agreement and Plan of Merger;

            o There is a valid injunction or prohibition against the merger issued by a court or government agency;

            o     The acquisition is not completed on or before August 31, 2000;
                  or

            o The board of directors and the shareholders of GLOBEtrotter do not approve the merger or our stockholders do not approve increasing the number of authorized shares of our common stock as described in Proposal 2, the issuance of the shares of our common stock in the merger as described in Proposal 3 and the new 2000 Equity Incentive Plan as described in Proposal 4.

            In the event the Agreement and Plan of Merger is terminated by us because the GLOBEtrotter board of directors or shareholders fail to approve the merger, or the board of directors or the principal shareholders of GLOBEtrotter take certain specified actions, including the solicitation or approval of a competing acquisition proposal, we will be entitled to claim a termination fee of $5 million from GLOBEtrotter. In the event the Agreement and Plan of Merger is terminated by us because our board of directors fails to submit or recommend for approval by our stockholders Proposals 2, 3 and 4, or KPMG LLP does not advise us that the merger can properly be accounted for as a "pooling of interests," KPMG LLP does not deliver its auditors report on the financial statements of GLOBEtrotter, GLOBEtrotter will be entitled to claim a termination fee from us of $2 million. In the event the Agreement and Plan of Merger is terminated by GLOBEtrotter because we enter into agreements or an agreement to acquire an interest in another company for an aggregate value of more than 500,000 shares of our common stock, or $31 million, without the consent of GLOBEtrotter, GLOBEtrotter will be entitled to claim a termination fee from us equal to its legal fees.

Covenants; Conduct of Business Prior to Completion of the Merger.

            The Agreement and Plan of Merger provides that, during the period from the date it was signed to the completion of the merger, GLOBEtrotter will conduct its businesses only in the normal and customary manner in accordance with sound business practices and will not, without the prior written consent of Macrovision, take any of the following actions:

            o Issue any securities including stock options except in limited amounts to newly hired employees;

            o Declare, set aside or pay any dividend, or make any other distribution upon, or purchase or redeem any shares of its stock except dividends in amounts consistent with past practices and for its shareholders' tax liability for the short year ending upon the completion of the merger;

            o     Adopt any plans relating to the restructuring of GLOBEtrotter;

            o     Amend its articles of incorporation or bylaws;

            o     Incur any indebtedness not in the ordinary course of business;

            o Make any acquisitions, other than in the ordinary course of business;

            o Sell, lease or otherwise dispose of any assets or release any claims, except in the ordinary course of business consistent with past practice;

            o Make any capital expenditure in excess of $100,000 per project or $250,000 in the aggregate;

            o Make any material change to any policies and practices with respect to accounting, except such changes as may be required by generally accepted accounting principles or by applicable governmental authorities;

            o Grant any increase in salary, incentive compensation or employee benefits or pay any bonus to any person, except any increases in the ordinary course of business and consistent with past practice;

            o Compromise, settle or adjust any claim, action or proceeding against it for a material amount;

            o Adopt or amend any employment agreement or employee benefit or other benefit plan or arrangement of any type except such amendments as are required by law;

            o Amend, modify or terminate, except in accordance with its terms, any material contract;

            o Settle any claim or proceeding involving any material liability; or

            o Knowingly take or cause to be taken any action which would prevent the transactions contemplated by the Agreement and Plan of Merger from qualifying as a tax-free reorganization under Section 368 of the Internal Revenue Code or prevent Macrovision from accounting for the business combination to be effected by the merger as a pooling of interests.

Amendment and Waiver of the Agreement and Plan of Merger.

            Subject to applicable law, any provision of the Agreement and Plan of Merger may be amended or waived by Macrovision and GLOBEtrotter prior to closing if the parties mutually agree in writing to the amendment. In addition, either Macrovision or GLOBEtrotter may waive the other party's performance of covenants or conditions to the Agreement and Plan of Merger.

What consideration will Macrovision pay to the GLOBEtrotter shareholders and option holders?

            Each share of GLOBEtrotter common stock will be converted into and exchanged for 1.104407 shares of Macrovision common stock. On June 19, 2000, there were 8,098,958 shares of GLOBEtrotter common stock outstanding. Assuming this number does not change before we complete the merger, we will issue a total of approximately 8,944,550 shares of our common stock to the stockholders of GLOBEtrotter.

            In addition, upon consummation of the merger, we will assume the obligation to issue our common stock to the employees of GLOBEtrotter who now hold stock options for GLOBEtrotter common stock under GLOBEtrotter's employee stock option plan. As of June 19, 2000, GLOBEtrotter had outstanding options to purchase 688,284 shares of common stock. When we complete the merger, all of these options will be converted into options to purchase shares of Macrovision common stock based on the exchange ratio used in the merger for the issuance of our common stock for GLOBEtrotter common stock, under the terms of the new 2000 Equity Incentive Plan, except that the original vesting schedules for such options shall continue.

What is the background of this transaction?

            On January 21, 2000, Mark Belinsky, Brian Dunn and Patrice Capitant of Macrovision met with Richard Mirabella of GLOBEtrotter for an initial overview and discussion of GLOBEtrotter's business. On February 1, 2000, John Ryan, Bill Krepick, Ian Halifax, and Messrs. Belinsky and Dunn of Macrovision met with Messrs. Christiano and Mirabella of GLOBEtrotter to view a presentation by GLOBEtrotter regarding its corporate overview and strategy and to discuss the benefits of a potential combination. On February 4, 2000, Messrs. Ryan and Belinsky of Macrovision met with Mr. Christiano and Sallie Calhoun of GLOBEtrotter to discuss GLOBEtrotter's market strategy and valuation issues relating to GLOBEtrotter's business. On February 9, 2000, Mr. Belinsky of Macrovision met with Messrs. Christiano and Mirabella and Ms. Calhoun of GLOBEtrotter to discuss Macrovision's 1999 revenues by product group and GLOBEtrotter's 1999 revenue and 2000 revenue projections. On February 11, 2000, Messrs. Belinsky and Halifax of Macrovision met with Mr. Christiano and Ms. Calhoun of GLOBEtrotter where Macrovision made a presentation regarding a potential combination, and the parties discussed "pooling of interests" accounting versus purchase accounting, employee retention, valuation scenarios, and GLOBEtrotter's sales and international distribution strategy. On February 17, 2000, Messrs. Belinsky and Dunn of Macrovision met with Mr. Mirabella of GLOBEtrotter to attend GLOBEtrotter's training session on "Business of License Management." On February 18, 2000, Messrs. Belinsky and Dunn of Macrovision met with Mr. Daniel Birns of GLOBEtrotter to attend GLOBEtrotter's training session on "Technical Introduction to FLEXlm." On February 18, 2000, Mr. Ryan of Macrovision met with Mr. Christiano and Ms. Calhoun of GLOBEtrotter to discuss valuation scenarios. On February

23, 2000, Messrs. Dunn, Ellison and Collier of Macrovision met with Mr. Christiano of GLOBEtrotter to discuss the synergies between the two companies' products and the mutual benefits the companies could experience with GLOBEtrotter's technology and Macrovision's technology as well as to discuss the FLEXlm technical architecture.

            On March 2, Messrs. Belinsky, Ryan, Krepick and Halifax met with Messrs. Christiano and Mirabella to review GLOBEtrotter's financial projections and business plan. On March 10, Messrs. Ryan, Krepick, Halifax and Belinsky of Macrovision met with Messrs. Christiano and Mirabella of GLOBEtrotter to develop the key elements of a non-binding letter of intent for Macrovision to acquire GLOBEtrotter. During the weeks ending March 17 and March 24, numerous telephone conversations and meetings were held and emails exchanged between Messrs. Ryan, Krepick, Halifax and Belinsky of Macrovision and Messrs. Christiano and Mirabella and Ms. Calhoun of GLOBEtrotter related to refining the terms of the letter of intent and to reviewing GLOBEtrotter's revenue and earnings projections for purposes of reaching agreement on the number of shares which would be issued by Macrovision as consideration for the acquisition. Discussions continued through the weekend and into the evening of March 27, at which time Macrovision and GLOBEtrotter entered into a non-binding letter of intent.

            During the months of April, May and the beginning of June, the parties performed due diligence and negotiated the Agreement and Plan of Merger. During the due diligence process, the two companies assessed various accounting policies and procedures, and the revised treatment of revenue recognition to comply with the requirements of SEC Staff Accounting Bulletin No. 101. As a result, the purchase price was reduced from approximately 11.2 million shares to approximately 9 million shares of Macrovision common stock.

            On June 16, 2000, the board of directors of Macrovision met, reviewed the draft of the Agreement and Plan of Merger, discussed with its financial advisor, Alliant Partners, the valuation of the proposed merger and voted to approve the Agreement and Plan of Merger and the merger.

            On June 19, 2000, Macrovision and GLOBEtrotter and its principal shareholders entered into the Agreement and Plan of Merger. Macrovision issued a press release announcing the signing of the Agreement and Plan of Merger on Tuesday, June 20, 2000.

Opinion Of Macrovision's Financial Advisor

            Macrovision retained Alliant Partners to render an opinion regarding the fairness of a possible acquisition of GLOBEtrotter by Macrovision, from a financial point of view, to the holders of Macrovision's common stock.

            On the morning of June 16, 2000, Macrovision's board of directors met. At the meeting, Alliant Partners delivered to the board of directors its opinion that as of June 16, 2000, and based on the matters described therein, the total consideration to be paid by Macrovision was fair, from a financial point of view, to the holders of Macrovision common stock. No limitations were imposed by Macrovision on the scope of Alliant Partner's investigations or the procedures to be followed by Alliant Partners in rendering the opinion. In furnishing the opinion, Alliant Partners was not engaged as an agent or fiduciary of Macrovision's stockholders or any other third party.

            The full text of the opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex F and is incorporated herein by reference. Macrovision's stockholders are urged to read the opinion in its entirety. The opinion was prepared for the benefit and use of the board of directors in its consideration of the merger and does not constitute a recommendation to Macrovision stockholders as to how they should vote at the annual meeting on any matters relating to the merger. The opinion does not address the relative merits of the merger and any other transactions or business strategies discussed by the board of directors as alternatives to the Agreement and Plan of Merger or the underlying business decision of the board of directors to proceed with or effect the merger, except with respect to the fairness of the total consideration to be paid by Macrovision, from a financial point of view, to the holders of Macrovision common stock. The summary of the opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

            In connection with the preparation of the opinion, Alliant Partners, among other things: (i) reviewed the terms of the draft Agreement and Plan of Merger dated June 12, 2000; (ii) reviewed GLOBEtrotter's Independent Accountants' Review reports (unaudited, reviewed financial statements) for the fiscal years ended December 31, 1995 through December 31, 1998; (iii) reviewed certain internal, unaudited financial and operating information relating to GLOBEtrotter as prepared by GLOBEtrotter management for the year ended December 31, 1999 and three months ended March 31, 2000; (iv) compared certain aspects of the financial performance of GLOBEtrotter with comparable public companies; (v) analyzed available information, both public and private, concerning other mergers and acquisitions comparable in whole or in part to the merger; (vi) participated in discussions with Macrovision management concerning the operations, business strategy, financial performance and prospects for Macrovision and GLOBEtrotter as a consolidated entity and its strategic rationale for the merger; (vii) reviewed the recent reported closing prices and trading activity for Macrovision common stock; (viii) reviewed the Macrovision Form 10-K for the fiscal year ended December 31, 1999, and the Macrovision Form 10-Q for the three months ended March 31, 2000; (ix) participated in discussions with GLOBEtrotter management concerning the operations, business strategy, financial performance and prospects for Macrovision and GLOBEtrotter as a combined entity; (x) reviewed recent equity analyst reports covering Macrovision; (xi) considered the effect of the merger on the future financial performance of the consolidated entity; (xii) participated in discussions related to the merger among Macrovision, GLOBEtrotter and their legal advisors and Macrovision's financial advisors; and (xiii) conducted other financial studies, analyses and investigations as Alliant Partners deemed appropriate for the purposes of its opinion.

            In conducting its review and arriving at the opinion, Alliant Partners relied upon and assumed the accuracy and completeness of the financial statements and other information provided by Macrovision and GLOBEtrotter or otherwise made available to Alliant Partners and did not assume responsibility to verify such information independently. Alliant Partners further relied upon the assurances of Macrovision's and GLOBEtrotter's managements that the information provided was prepared on a reasonable basis in accordance with industry practice and with respect to financial planning data, reflected the best currently available estimates and good faith judgments of Macrovision's and GLOBEtrotter's managements as to the expected future financial performance of Macrovision and GLOBEtrotter and that such parties were not aware of any information or facts that would make the information provided to Alliant Partners incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of the opinion, Alliant Partners assumed that neither Macrovision nor GLOBEtrotter was a party to any pending transaction, including external financing, recapitalization, acquisitions or merger discussions, other than the merger or in the ordinary course of business.

            In arriving at the opinion, Alliant Partners did not perform any appraisals or valuations of specific assets or liabilities of Macrovision or GLOBEtrotter and was not furnished with any such appraisals or valuations.

            Without limiting the generality of the foregoing, Alliant Partners did not undertake any independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Macrovision, GLOBEtrotter or any of their respective affiliates was a party or may be subject and, at Macrovision's direction and with its consent, the opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of such matters. Although developments following the date of the opinion may affect the opinion, Alliant Partners assumed no obligation to update, revise or reaffirm the opinion.

            Following is a summary explanation of the various sources of information and valuation methodologies employed by Alliant Partners in conjunction with rendering its opinion to the Macrovision board of directors.

Comparable Company Analysis.

            Alliant Partners compared certain financial information and valuation ratios relating to Macrovision to corresponding publicly available data and ratios from a group of selected publicly traded companies deemed comparable to Macrovision. The comparable companies selected included twelve publicly traded companies in the business of providing e-commerce solutions and digital rights/security management for software products. Financial information reviewed by Alliant Partners included each company's: Enterprise Value, calculated as the market capitalization of the selected company, plus such company's long term debt, less such company's excess cash; LTM (latest twelve months) Revenue, EBIT (Earnings Before Interest and Taxes) and Earnings as reported as of the date of the opinion; prior year and projected current year Revenue Growth Rates; current year and projected Earnings Growth Rates; and most recently available Headcount figures. Comparable companies included: Aladdin Knowledge Systems; CyberSource Corporation; Digital River, Inc.; InterTrust Technologies Corp.; Intraware, Inc.; Novadigm, Inc.; Preview Systems, Inc.; Rainbow Technologies; SCM Microsystems; SoftLock.com; TTR Technologies, Inc.; and Verisign, Inc.

            The comparable companies had Enterprise Value/LTM Revenue ratios with a weighted narrow average (narrow average excludes the highest and lowest estimates) of 11.6; Enterprise Value/LTM EBIT ratios with a weighted narrow average of 104.9; and Enterprise Value / Headcount ratios with a weighted narrow average of $3.3. Certain adjustments for differences in performance and liquidity and application of an acquisition control premium were made to the multiples before reaching an implied Enterprise Value for GLOBEtrotter through this methodology.

Comparable Transaction Analysis.

            Alliant Partners reviewed eight comparable merger and acquisition transactions from March 1999 through the present, which involve sellers that share certain characteristics with GLOBEtrotter, including products offered and business model. These comparable transactions of companies included: (i) Intraware's acquisition of Internet Image; (ii) Inktomi's acquisition of WebSpective Software; (iii) Commerce One's acquisition of Mergent Systems; (iv) Intraware's acquisition of BITSource; (v) Peregrine Systems' acquisition of Harbinger; (vi) BroadVision's acquisition of INTERLEAF; (vii) Bindview Development's acquisition of NETECT; and (viii) Wave Systems' acquisition of N*ABLE Technologies.

            Estimated multiples paid in the comparable transactions were based on information obtained from public filings, public company disclosures, press releases, industry and popular press reports, databases and other sources. The Price / Revenue multiples of the eight transactions range had a weighted narrow average of 10.7, and the Price / Headcount multiples of the transactions had a weighted narrow average of $1.5. Price / EBIT and Price / Earnings multiples were not used in the valuation analysis, as reliable EBIT or Earnings numbers for these completed transactions were not available.

            No company, transaction or business utilized as a comparison in the Comparable Company Analysis or the Comparable Transaction Analysis is identical to GLOBEtrotter, Macrovision or the merger. In evaluating the comparable companies, Alliant made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Macrovision or GLOBEtrotter. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, comparable transactions or the business segment, company or transactions to which they are being compared.

Discounted Cash Flow Analysis.

            Alliant Partners estimated the present value of the projected future cash flows of GLOBEtrotter on a stand-alone basis using internal financial planning data prepared by Macrovision management for the years ending December 31, 2000 through December 31, 2002, and a discount rate of 24%. Alliant Partners obtained a terminal valuation based on application of an adjusted revenue multiple to terminal year projected revenues.

Relative Contribution.

            Alliant Partners analyzed GLOBEtrotter's relative contribution to the combined entity based upon present and projected current year financial performance. The analysis resulted in a weighted average contribution for Macrovision of 76%, and a weighted average contribution for GLOBEtrotter of 24%.

            To reach a value range for the Enterprise Value of GLOBEtrotter, Alliant Partners utilized a weighted average of the value indications implied by the four methodologies. The Relative Contribution method received the greatest weighting, because it is considered the best indication of actual value to be added to the combined entity going forward, both in terms of profitability and overall growth. The Public Comparables method received less weight than the Relative Contribution methodology, as it is considered less of an indicator of actual value to be added to the combined entity going forward when a significant percentage of the acquiror stock is exchanged. The Discounted Cash Flow method received a weighting equal to the Public Comparables approach. This method received less weight than the Relative Contribution method due to the margins of error and limited future visibility inherent to this approach. The Related

Industry M&A Transactions method received the lowest weighting, due to limited available and meaningful income statement data for the comparable targets and the fact that few transactions are comparable to both Macrovision and GLOBEtrotter.

Conclusion.

            While the foregoing summary describes certain analyses and factors that Alliant Partners deemed material in its presentation to the Macrovision board of directors, it is not a comprehensive description of all analyses and factors considered by Alliant Partners. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Alliant Partners believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Alliant Partners. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by Alliant Partners are based on all analyses and factors taken as a whole and also on application of Alliant Partners' own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Alliant Partners, therefore, gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Alliant Partners considered general economic, market and financial conditions and other matters, many of which are beyond the control of Macrovision and GLOBEtrotter. The analyses performed by Alliant Partners are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of Macrovision common stock may trade at any future time.

            Pursuant to its letter agreement with Macrovision, Alliant Partners is to receive a fee for the fairness opinion rendered to the Macrovision board of directors. Macrovision also has agreed to reimburse Alliant Partners for its out-of-pocket expenses and to indemnify and hold harmless Alliant Partners and its affiliates and any person, director, employee or agent acting on behalf of Alliant Partners or any of its affiliates, or any person controlling Alliant Partners or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Alliant Partners as financial advisor to Macrovision. The terms of the fee arrangement with Alliant Partners, which Macrovision and Alliant Partners believe are customary in transactions of this nature, were negotiated at arm's length between Macrovision and Alliant Partners, and the Macrovision board of directors was aware of such fee arrangements.

            Alliant Partners was retained based on Alliant Partners' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as Alliant Partners' investment banking relationship and familiarity with Macrovision. Alliant Partners has provided financial advisory and investment banking services to Macrovision in the past.

            As part of its investment banking business, Alliant Partners is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, sales and divestitures, joint ventures and strategic partnerships, private financings and other specialized studies.

What vote is required to effect this merger?

            Proposal 3, to approve the issuance of the shares of our common stock in the merger, and Proposal 4, to approve the new 2000 Equity Incentive Plan, must each receive the affirmative vote of a majority of the shares of Macrovision common stock represented and voting at the meeting and Proposal 2 to increase the number of our authorized shares of common stock must receive the affirmative vote of a majority of the outstanding shares of Macrovision common stock on June 29, 2000. The affirmative vote of a majority of the shares of GLOBEtrotter common stock and the board of directors of GLOBEtrotter must approve the Agreement and Plan of Merger and the merger. However, the approval of the merger by all the GLOBEtrotter shareholders is a condition under the Agreement and Plan of Merger for Macrovision to complete the merger.

Why is my approval necessary?

            We must seek stockholder approval of our proposed issuance of shares of our common stock in the merger under the listing requirements of The Nasdaq Stock Market because we are issuing greater than 20% of our currently outstanding shares of common stock as consideration to GLOBEtrotter's stockholders. If we did not seek stockholder approval, Nasdaq could delist our securities from quotation on the Nasdaq National Market.

Do I have any rights if I do not approve the proposal?

            No. If you choose to vote against the proposal to issue shares of our common stock in the merger, Delaware General Corporation Law does not afford you any appraisal rights, as defined under such law, because your shares are ineligible for such treatment pursuant to Section 262 of the Delaware General Corporation Law.

Will my rights as a Macrovision stockholder change following the merger?

            No. When issued, the shares of Macrovision common stock that the GLOBEtrotter shareholders will receive will have the same rights and privileges as the shares of common stock currently authorized and outstanding. Holders of our common stock have no preemptive rights, and therefore you do not have any preferential right to purchase any of the additional shares of our common stock when such shares are issued. The issuance will result in each stockholder owning a smaller percentage of outstanding shares of Macrovision common stock, but your rights will remain the same. We believe, on balance, the benefits that the transaction will provide is important to our success and, accordingly, will benefit Macrovision and our stockholders. We believe it is in the best interests of our stockholders to approve Proposals 2, 3 and 4.

How will the merger be treated for accounting purposes?

            The merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Accordingly, after the merger, the assets, liabilities and shareholder's equity of GLOBEtrotter will be added to the corresponding balance sheet categories of Macrovision at their recorded book values, subject to any adjustments required to conform the accounting policies and financial statement classifications of the two companies. In future financial statements, the results of operations of Macrovision will include the results of both GLOBEtrotter and Macrovision for the entire fiscal year in which the merger occurs and all prior fiscal periods presented. Macrovision must treat certain expenses incurred to effect the merger as current charges against income rather than as adjustments to its balance sheet.

How will the merger be treated for federal income tax purposes?

            For federal income tax purposes we and GLOBEtrotter intend that (i) the merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended; and (ii) none of Macrovision, GSI Acquisition Corp. or GLOBEtrotter will recognize any gain or loss for federal or state income tax purposes as a result of the merger.

Who are the GLOBEtrotter shareholders?

            GLOBEtrotter has seven shareholders. Matthew Christiano and Sallie Calhoun, who are husband and wife, and serve as GLOBEtrotter's directors and officers, own directly and control for themselves and their children through trusts approximately 98.8% of the outstanding GLOBEtrotter shares. Richard Mirabella, an employee of GLOBEtrotter, owns the remaining outstanding shares.

Will the shares issued to the GLOBEtrotter shareholders be eligible for listing or trading on an exchange system?

            No. We are not registering any of the shares of common stock that will be issued in connection with this transaction with the Securities and Exchange Commission. Therefore, the shares issued in the merger will not be immediately eligible for listing or trading on the Nasdaq National Market. However, we are applying under the rules of the California Department of Corporations to request a fairness hearing. If the Commissioner, during the fairness hearing, determines that the terms and conditions of the merger are fair, the shares of our common stock issued to the GLOBEtrotter's shareholders will be considered exempt securities and eligible for listing on the Nasdaq National Market. We will list such shares with the Nasdaq Stock Market if we are successful in obtaining the Commissioner's determination.

Does the merger require the approval of any regulators?

            Yes.

Department of Justice and the Federal Trade Commission.

            Because of the size and nature of this transaction, we and GLOBEtrotter filed an application with the Department of Justice and the Federal Trade Commission under the rules of the Hart-Scott-Rodino Antitrust Improvements Act. The Department of Justice and the Federal Trade Commission are reviewing our applications to determine whether the merger will result in a violation of any antitrust laws and whether the terms of the Agreement and Plan of Merger run afoul of established anti-competition regulations and policies. If the Department of Justice and the Federal Trade Commission determine that there are no antitrust violations or anticompetitive effects, then the merger may proceed, following a 30-day waiting period.

California Secretary of State.

            We also will file an agreement of merger with the Secretary of State of the State of California for approval. Once the agreement of merger has been approved by the California Secretary of State, the merger will be officially completed and effective.

            We do not anticipate that any additional regulatory approvals will be necessary. However, if we later determine that we must seek such additional approvals, we will seek them as quickly as possible so that we may consummate the merger. GLOBEtrotter has agreed to cooperate in all regulatory approval processes.

Has an opinion from a financial advisor been received by either party that the transaction is fair from a financial point of view?

            Yes. Macrovision retained Alliant Partners to render an opinion, as explained more fully on page 34 under the caption "Opinion of Macrovision's Financial Advisor."

Have Macrovision and GLOBEtrotter had any significant business dealings with one another in the past?

            No.

                            SELECTED FINANCIAL DATA.

            We are providing the following information to aid you in your analysis of the financial aspects of the merger. The following tables show financial results actually achieved by each of Macrovision and GLOBEtrotter (the "historical" figures). The tables also show results as if the companies had been combined for the periods presented (the "pro forma combined" figures). Pro forma combined figures are simply arithmetical combinations of Macrovision's and GLOBEtrotter's separate financial results; you should not assume that Macrovision and GLOBEtrotter would have achieved the pro forma combined results if they actually had been combined during the periods presented.

            Macrovision's annual historical figures are derived from financial statements audited by KPMG LLP, independent auditors of Macrovision. The annual historical information presented below should be read together with the consolidated audited financial statements and related notes of Macrovision, accompanying this document. GLOBEtrotter's annual historical figures for fiscal year ended December 31, 1999 are derived from financial statements audited by KPMG LLP, independent auditors of GLOBEtrotter and for the other fiscal years referenced from financial statements prepared by GLOBEtrotter's management. The annual historical information presented below should be read with the consolidated audited and unaudited financial statements and related notes of GLOBEtrotter that we have attached as Annex H. GLOBEtrotter is a privately held corporation and, except for the fiscal year ended December 31, 1999, its financial statements have not been audited.

            We expect to incur restructuring and acquisition-related expenses as a result of the merger. We also anticipate that the merger will provide the resulting company with financial benefits such as the opportunity to earn additional revenues and earnings. However, none of these anticipated expenses or benefits has been factored into the pro forma combined income statement information. For that reason, the pro forma combined information, while helpful in illustrating the financial attributes of the resulting company under one set of assumptions, does not attempt to predict or suggest future results.

Pooling of Interest Accounting Treatment

            The merger is expected to be accounted for as a "pooling of interests." This means that, for accounting and financial reporting purposes, the companies will be treated as if they had always been combined. We have presented unaudited pro forma condensed combined financial information that reflects the pooling of interests method of accounting to provide a picture of what the businesses might have looked like had they always been combined. The pro forma condensed combined statements of income and pro forma condensed combined statement of financial position were prepared by combining the historical accounts of each company. The companies may have performed differently had they always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have occurred or the future results that will occur after the merger.

Periods Covered

            The following unaudited pro forma condensed combined statement of financial position as of March 31, 2000, is presented as if the merger had occurred on March 31, 2000. The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2000, and for the years ended December 31, 1999, 1998 and 1997, are presented as if the companies had always been merged.

                             Macrovision Corporation
                            Statement of Income Data
                                   (Unaudited)
                      (in thousands, except per share data)

                             Three Months Ended
                                  March 31,                           Year Ended December 31,
                             -------------------   ----------------------------------------------------
                              2000      1999         1999       1998       1997       1996       1995
                             --------   --------   --------   --------   --------   --------   --------
Net revenues                 $ 12,726   $  7,163   $ 37,390   $ 24,434   $ 20,340   $ 17,080   $ 14,189
Operating income from
  continuing operations         5,217      2,598      9,588      9,169      5,756      3,318      2,183
Income from continuing
  operations                    4,376      1,858      7,230      6,342      3,821      1,835      1,056
Net income                      4,376      1,858      7,230      6,342      3,821      1,008        931
Net earnings applicable to
  common stock                  4,376      1,858      7,230      6,342      3,665        421        931

Basic earnings per common
  share                      $   0.11   $   0.05   $   0.20   $   0.20   $   0.14

Diluted earnings per share   $   0.11   $   0.05   $   0.19   $   0.19   $   0.13

                             Macrovision Corporation
                               Balance Sheet Data
                                   (Unaudited)
                                 (in thousands)

                             Three Months Ended
                                    March 31,                       As of December 31,
                             -------------------   ----------------------------------------------------
                               2000       1999       1999       1998       1997       1996       1995
                             --------   --------   --------   --------   --------   --------   --------
Total assets                 $282,783   $ 69,544   $127,850   $ 65,494   $ 28,856   $ 11,953   $ 10,943
Convertible note                   --         --         --         --         --         --      3,038
Long term obligations, net
   of current portion              --         --         --         76        188        296        554
Total stockholders' equity    255,300     61,922    103,060     59,542     23,577      6,072      2,846

                           GLOBEtrotter Software, Inc.
                            Statement of Income Data
                                   (Unaudited)
                      (in thousands, except per share data)

                                  Three Months Ended
                                        March 31,                    Year Ended December 31,
                                  ------------------   -----------------------------------------------
                                    2000       1999      1999      1998      1997      1996      1995
                                  -------    -------   -------   -------   -------   -------   -------
Net revenues(1)                   $ 3,446    $ 3,099   $14,686   $12,238   $10,723   $ 8,163   $ 5,834
Operating income                   (7,315)       948     5,337     4,198     3,977     2,756     2,043
Net income                         (7,305)       972     5,257     4,149     3,945     2,719     1,996

Basic earnings per common share   ($ 0.90)   $  0.12   $  0.66   $  0.52   $  0.49   $  0.34   $  0.25

Diluted earnings per share        ($ 0.89)   $  0.12   $  0.66   $  0.52   $  0.49   $  0.34   $  0.25

                           GLOBEtrotter Software, Inc.
                               Balance Sheet Data
                                   (Unaudited)
                                 (in thousands)

                                  Three Months Ended
                                        March 31,                    Year Ended December 31,
                                  ------------------   -----------------------------------------------
                                    2000       1999      1999      1998      1997      1996      1995
                                  -------    -------   -------   -------   -------   -------   -------
Total assets                      $ 3,899    $ 5,824   $ 4,839    $ 5,424   $ 4,635   $ 4,361   $ 3,617
Total long term                       200        255       200        255       288        --        --
obligations
Total stockholders' equity
  (deficit)                          (744)     2,144      (788)     1,278     1,729     2,174     1,969

                Unaudited Pro Forma Combined Statement of Income
                      (in thousands, except per share data)

                                                      Year Ended December 31,
                                    March 31,     ------------------------------
                                      2000          1999       1998       1997
                                    ---------     --------   --------   --------
Net revenues                        $  16,172     $ 52,076   $ 36,672   $ 31,063
Operating income                       (2,098)      14,925     13,367      9,733
Net income                             (3,364)      10,720      9,126      6,261
Basic earnings per common
   share                            $   (0.07)    $   0.24   $   0.22   $   0.18

Diluted earnings per share          $   (0.07)    $   0.23   $   0.21   $   0.17

               Unaudited Pro Forma Combined Balance Sheet of Data
                                 (in thousands)

                                                               Three Months
                                                                  Ended
                                                              March 31, 2000
                                                              --------------

Total assets                                                     286,682
Long term obligations, net of current
   portion                                                           200
Total stockholders' equity                                       254,556

          PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
                                 March 31, 2000
                                   (Unaudited)
                             (Amounts in thousands)

                                                                              Pro Forma       Pro Forma
                                              Macrovision    Globetrotter     Adjustments     Combined
                                              -----------    ------------     -----------     --------
ASSETS
    Cash and cash equivalents                  $ 25,156        $    442                       $ 25,598
    Short-term investments                      106,601              --                        106,601
    Accounts receivable, net                     13,193           2,386                         15,579
    Inventories                                     130              80                            210
    Prepaid expenses and other assets             5,369              51                          5,420
                                               --------        --------       -----------     --------

      Total Current Assets                      150,449           2,959                        153,408

    Property and equipment, net                   1,647             233                          1,880
    Patents and other intangibles, net            1,313             707                          2,020
    Long-term marketable investment
    securities                                  106,697              --                        106,697
    Intangibles associated with
    acquisition, net                             15,888              --                         15,888
    Other assets                                  6,789              --                          6,789
                                               --------        --------       -----------     --------

      TOTAL ASSETS                             $282,783        $  3,899                       $286,682
                                               ========        ========       ===========     ========

LIABILITIES
    Accounts payable                           $  1,585        $     63                       $  1,648
    Accrued expenses                              3,948             394                          4,342
    Deferred revenue                              4,701           3,948                          8,649
    Income taxes payable                          2,551               4                          2,555
    Current portion of capital lease
    obligations                                      48              33                             81
                                               --------        --------       -----------     --------

      Total Current Liabilities                  12,833           4,442                         17,275

    Note payable                                     --             200                            200
    Deferred tax liabilities                     14,650              --                         14,650
                                               --------        --------       -----------     --------

      TOTAL LIABILITIES                          27,483           4,642                         32,125

STOCKHOLDERS' EQUITY                            255,300            (744)                       254,556
                                               --------        --------       -----------     --------

TOTAL LIABILITIES STOCKHOLDERS' EQUITY         $282,783        $  3,899                       $286,682
                                               ========        ========       ===========     ========

----------
See accompanying notes to unaudited pro forma condensed combined financial information

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                          Year Ended December 31, 1997
                                   (Unaudited)
                  (Amounts in thousands, except per share data)

                                                                        Pro Forma         Pro Forma
                                           Macrovision   Globetrotter   Adjustments       Combined
                                           -----------   ------------   -----------       --------
Net revenues                                $20,340        $10,723                        $31,063

Costs and expenses:
   Costs of revenues                          2,422            271                          2,693
   Research and development                   2,248          1,293                          3,541
   Selling and marketing                      5,765          3,156                          8,921
   General and administrative                 4,149          2,026                          6,175

                                            -------        -------                        -------
     Total costs and expenses                14,584          6,746                         21,330
                                            -------        -------                        -------

Operating income                              5,756          3,977                          9,733
Interest and other income, net                  478              2                            480
                                            -------        -------                        -------

Income before income taxes                    6,234          3,979                         10,213
Income taxes                                  2,413             34          1,505(g)        3,952
                                            -------        -------                        -------

Net income                                  $ 3,821        $ 3,945                        $ 6,261
                                            =======        =======                        =======

Basic earnings per share                    $  0.15        $  0.49                        $  0.18
                                            =======        =======                        =======

Shares used in computing basic earnings
per share                                    25,904          8,000            835(c)       34,739
                                            =======        =======        =======         =======

Diluted earnings per share                  $  0.14        $  0.49                        $  0.17
                                            =======        =======                        =======

Shares used in computing diluted earnings
per share                                    27,840          8,000          1,000          36,840
                                            =======        =======        =======         =======

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                          Year Ended December 31, 1998
                                  (Unaudited)
                 (Amounts in thousands, except per share data)

                                                                                 Pro Forma         Pro Forma
                                                    Macrovision   Globetrotter   Adjustments       Combined
                                                    -----------   ------------   -----------       --------
Net revenues                                        $24,434        $12,238                        $36,672

Costs and expenses:
   Costs of revenues                                  2,081            354                          2,435
   Research and development                           2,578          1,494                          4,072
   Selling and marketing                              5,985          3,489                          9,474
   General and administrative                         4,621          2,703                          7,324

                                                    -------        -------                        -------
     Total costs and expenses                        15,265          8,040                         23,305
                                                    -------        -------                        -------

Operating income                                      9,169          4,198                         13,367
Interest and other income, net                        1,102             77                          1,179
                                                    -------        -------                        -------

Income before income taxes                           10,271          4,275                         14,546
Income taxes                                          3,929            126           1,365(g)      5,420
                                                    -------        -------                        -------

Net income                                          $ 6,342        $ 4,149                        $ 9,126
                                                    =======        =======                        =======

Basic earnings per share                            $  0.20        $  0.52                        $  0.22
                                                    =======        =======                        =======

Shares used in computing basic earnings per share    32,016          8,000             835(c)      40,851
                                                    =======        =======         =======        =======

Diluted earnings per share                          $  0.19        $  0.52                        $  0.21
                                                    =======        =======                        =======

Shares used in computing diluted earnings
per share                                            34,212          8,000             835         43,047
                                                    =======        =======         =======        =======

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                          Year Ended December 31, 1999
                                   (Unaudited)
                  (Amounts in thousands, except per share data)

                                                                           Pro Forma      Pro Forma
                                              Macrovision   Globetrotter  Adjustments     Combined
                                              -----------   ------------  -----------     --------
Net revenues                                    $37,390       $14,686                      $52,076

Costs and expenses:
   Costs of revenues                              3,012           338                        3,350
   Research and development                       4,402         1,213                        5,615
   Selling and marketing                          8,973         3,968                       12,941
   General and administrative                     5,529         3,830                        9,359
   Goodwill amortization                          1,600            --                        1,600
   In-process research & development              4,286            --                        4,286

                                                -------       -------                      -------
     Total costs and expenses                    27,802         9,349                       37,151
                                                -------       -------                      -------

Operating income                                  9,588         5,337                       14,925
Interest and other income, net                    1,603            68                        1,671
                                                -------       -------                      -------

Income before income taxes                       11,191         5,405                       16,596
Income taxes                                      3,961            68         1,767(g)       5,876
                                                -------       -------                      -------

Net income                                      $ 7,230       $ 5,257                      $10,720
                                                =======       =======                      =======

Basic earnings per share                        $  0.20       $  0.66                      $  0.24
                                                =======       =======                      =======

Shares used in computing basic earnings
per share                                        36,196         8,000           835(c)      45,031
                                                =======       =======       =======        =======

Diluted earnings per share                      $  0.19       $  0.66                      $  0.23
                                                =======       =======                      =======

Shares used in computing diluted earnings
per share                                        38,262         8,000           835         47,097
                                                =======       =======       =======        =======

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                        Three Months Ended March 31, 2000
                                   (Unaudited)
              (Amounts in thousands, except per share information)

                                                                           Pro Forma      Pro Forma
                                              Macrovision   Globetrotter  Adjustments     Combined
                                              -----------   ------------  -----------     --------
Net revenues                                    $ 12,726      $  3,446                     $ 16,172

Costs and expenses:
   Costs of revenues                               1,154           103                        1,257
   Research and development                        1,101           458                        1,559
   Selling and marketing                           2,509           784                        3,293
   General and administrative                      2,001           684                        2,685
   Goodwill amortization                             744            --                          744
   Deferred compensation                              --         8,732                        8,732
                                                --------      --------                     --------
     Total costs and expenses                      7,509        10,761                       18,270
                                                --------      --------                     --------

Operating income                                   5,217        (7,315)                      (2,098)
Interest and other income, net                     2,004            20                        2,024
                                                --------      --------                     --------

Income before income taxes                         7,221        (7,295)                         (74)
Income taxes                                       2,845            10           435(g)       3,290
                                                --------      --------      --------       --------

Net income                                      $  4,376      $ (7,305)     $   (435)      $ (3,364)
                                                ========      ========      ========       ========

Basic earnings per share                        $   0.11      $  (0.90)                    $  (0.07)
                                                ========      ========                     ========

Shares used in computing basic earnings
per share                                         38,784         8,099           846(c)      47,729
                                                ========      ========      ========       ========

Diluted earnings per share                      $   0.11      $  (0.89)                    $  (0.07)
                                                ========      ========                     ========

Shares used in computing diluted earnings
per share                                         41,418         8,169           853         50,440
                                                ========      ========                     ========

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(a) Basis of Presentation

            The unaudited pro forma condensed combined statements of income are based on the condensed consolidated financial statements of Macrovision and GLOBEtrotter for the three months ended March 31, 2000, the consolidated financial statements of Macrovision for the years ended December 31, 1999, 1998 and 1997, the consolidated financial statements of GLOBEtrotter for the year ended December 31, 1999 and the consolidated financial statements of GLOBEtrotter for the years ended December 31, 1998 and 1997. The unaudited pro forma condensed combined statement of financial position is based on the unaudited condensed consolidated financial statements of Macrovision and GLOBEtrotter at March 31, 2000. In the opinion of Macrovision and GLOBEtrotter management, all adjustments and disclosures necessary for a fair presentation of the pro forma data have been made. These unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or the financial position that would have been achieved had the merger been consummated as of the dates indicated or of the results that may be obtained in the future.

(b) Accounting Policies and Financial Statement Classifications

            The accounting policies of Macrovision and GLOBEtrotter are substantially comparable. Certain revenues, costs and other deductions in the consolidated statements of earnings of Macrovision and GLOBEtrotter have been reclassified to conform to the line item presentation in the pro forma condensed combined statements of income. Certain assets and liabilities in the consolidated statements of financial position of Macrovision and GLOBEtrotter have been reclassified to conform to the line item presentation in the pro forma condensed combined statement of financial position.

(c) Pro Forma Earnings Per Share

            The pro forma combined diluted earnings per share is based on net income and the weighted average number of outstanding common shares, including the dilutive effect of incentive and non-qualified stock options. The weighted average number of outstanding common shares has been adjusted to reflect the exchange ratio of 1.104407 shares of Macrovision common stock for each share of GLOBEtrotter common stock.

            A pro forma adjustment has been made to reflect the assumed issuance of approximately 8,944,550 shares of Macrovision common stock in exchange for all of the outstanding GLOBEtrotter common stock (based on the exchange ratio of 1.104407). The actual number of shares of Macrovision common stock to be issued in connection with the merger will be based on the number of shares of GLOBEtrotter common stock issued and outstanding at the effective time of the merger.

            Each outstanding GLOBEtrotter option will be converted into an option with respect to common stock of the combined company, in a manner that maintains the intrinsic value of the converted option. The number of shares of common stock of the combined company to which any such converted option will be converted to equal the number of GLOBEtrotter shares subject to the option multiplied by 1.104407 (the exchange ratio for the merger), and the exercise price of such award will be its current exercise price divided by 1.104407.

(d) Merger-Related Expenses

            A one-time charge for direct incremental merger-related transaction costs will be recorded in the quarter in which the merger is consummated. The direct incremental merger-related transaction costs consist principally of charges related to investment banking fees, professional services, registration and other regulatory costs (estimated to be between $1.6 million and $2.0 million).

(e) Deferred Stock Compensation

            GLOBEtrotter granted 783,242 options to certain of its employees in January 2000 at an exercise price equal to the underlying market value of GLOBEtrotter common stock as supported by a valuation done in December 1999.

            However, because of the chronological proximity of the letter of intent (March 27, 2000) and the option issuance deferred compensation amortization has been recorded in the three month-period ended March 31, 2000, to reflect the amortization of the deferred stock compensation created by the exchange of GLOBEtrotter options for Macrovision options, which have exercise prices less than the deemed fair market date of grant. Macrovision's closing share price on January 25, 2000 of $52.19 was used to calculate total deferred stock compensation of approximately $38 million. The amortization of the deferred stock compensation for the three-month period ended March 31, 2000 was $8.7 million based on the issuance of vested options. The remaining unamortized deferred compensation will be amortized over the vesting period of 45 months. Deferred stock compensation, related to incentive stock options, is not tax deductible.

(f) Integration-Related Expenses

            Macrovision and GLOBEtrotter expect to incur pre-tax charges to operations, currently estimated to be between $1.0 million and $2.0 million, to reflect costs associated with combining the operations of the two companies. These costs will be recorded subsequent to consummation of the merger. These amounts are preliminary estimates and are therefore subject to change. Additional unanticipated expenses may be incurred in the integration of the businesses of Macrovision and GLOBEtrotter. Although Macrovision and GLOBEtrotter expect that the elimination of duplicative expenses as well as the realization of other efficiencies related to the integration of the businesses may result in cost savings, no assurance can be given that these benefits will be achieved in the near term or at all. The unaudited pro forma condensed combined financial statements reflect neither the impact of these charges nor the benefit from the expected synergies.

(g) Taxes

            A pro forma adjustment has been made to reflect a combined effective tax rate for the combined company. As GLOBEtrotter elected S corporation status for federal and state income tax purposes in the presented periods, the Macrovision tax rate was used on the combined company's income to arrive at a combined income tax expenses. Deferred stock compensation, related to incentive stock options, is not tax deductible.

                  INFORMATION ABOUT GLOBEtrotter SOFTWARE INC.

Description of GLOBEtrotter's Business.

            GLOBEtrotter is a significant industry supplier of electronic licensing and license management technology to software vendors and corporate customers worldwide. GLOBEtrotter's products span the areas of electronic software distribution, electronic licensing, license management, software asset management and the distribution of electronic licenses through distribution channels. More than 2000 software vendors incorporate GLOBEtrotter's electronic licensing and license management software in their products, and more than $40 billion of installed third-party software uses GLOBEtrotter technology.

            GLOBEtrotter currently does business in Europe through an exclusive distribution relationship with Productivity through Software, PLC (PtS) and in Japan through an exclusive relationship with Software Research Associates (SRA). Macrovision has signed a binding letter agreement to acquire the assets and employees of PtS which will enable Macrovision to operate GLOBEtrotter's businesses on a unified basis in North America and Europe. GLOBEtrotter's agreement with SRA expires on December 31, 2000.

            Since 1994, GLOBEtrotter has developed an industry leadership position as the provider of electronic license delivery and electronic license management technology to software companies in a wide variety of market segments, with more than 2,000 software vendor customers worldwide. In addition, GLOBEtrotter has licensed companion products to over 500 corporate end users which enable these end users to deploy, manage, and track the software they have purchased from GLOBEtrotter's software vendor-customers.

FLEXlm

            GLOBEtrotter's flagship product, FLEXlm (flexible license manager) allows independent software vendors to license their products in various ways, and to monitor usage and enforce compliance with license terms in an enterprise-wide intranet, or with ASP (Application Service Provider) business terms. The technology also supports try-before-you-buy, concurrent, and other licensing models. Once FLEXlm is integrated into a software product, the product is enabled for delivery across the Internet, as well as through more traditional media, such as CD. The FLEXlm license server consists of two processes that together perform the function of granting or refusing license requests based on the contents of a license file that describes authorized license use within an organization.

GTlicensing

            GTlicensing is a license management tool for software vendors, allowing vendors to create, ship and track licenses online without direct human intervention. The system supports multi-tier software distribution, including the capability for third-party distributors to sell software from participating vendors and allowing end-users to pick up their licenses across the Internet.

SAMsuite

            SAMsuite is GLOBEtrotter's flagship software asset management product, designed for end-user companies that purchase large amounts of software from third parties.

SAMsuite captures and analyzes software data, to help organizations maximize their return on investment, allocate related costs by project, department or user, as well as administers license servers over global networks. SAMsuite includes SAMreports, SAMalarms, and SAMStatus.

Description of Patent Litigation.

            In November 1997, GLOBEtrotter filed a patent infringement lawsuit (Case No. C-98-20419-JF/EAI) in the Federal District Court for the Northern District of California against Elan Computer Group and Ken Greer alleging infringement of one of its patents and unfair competition and trade practices. In December 1997, GLOBEtrotter added Wind River Systems, a customer of Elan, to the patent infringement suit. In March 1998, Rainbow Technologies North America, Inc. entered into an agreement to purchase certain assets of Elan and entered into a litigation cooperation agreement with Elan regarding pending GLOBEtrotter litigation.

            Wind River Systems subsequently settled the litigation with GLOBEtrotter in October 1998. Under the settlement, GLOBEtrotter granted Wind River a license to GLOBEtrotter's patents, including the Network Licensing Patent, and Wind River agreed not to use the Elan License Manager in new versions of all Wind River products. All other settlement terms are protected and cannot be disclosed as mutually agreed by the parties. Wind River Systems has since entered into a license agreement with GLOBEtrotter to use FLEXlm.

            Rainbow Technologies North America, Inc. and Elan founder Ken Greer filed separate counterclaims against GLOBEtrotter and Matthew Christiano alleging antitrust violations, unfair competition, tortious interference of business relations, and trade libel. Rainbow Technologies North America, Inc. is seeking $60M in compensatory damages and $80M in punitive damages plus injunctive relief and disgorgement of profits. Ken Greer is seeking $9M in compensatory damages and $18M in punitive damages plus injunctive relief and disgorgement of profits.

            The patent infringement case has been bifurcated from the counterclaims. In October 1999, Judge Fogel granted the motion for partial summary judgment for non-infringement (claims 55-59) filed by Rainbow Technologies North America, Inc. based on his claim construction order. In February 2000, GLOBEtrotter filed an appeal with the federal Court of Appeals for the Ninth Circuit on the summary judgment of claims 55-59 based on erroneous claims construction. A trial date for the patent infringement case is scheduled for April 9, 2001.

Market Price and Stock Dividends.

            As of June 19, 2000, there were seven shareholders of record of GLOBEtrotter common stock. There is no established public trading market for GLOBEtrotter common stock, therefore a market price for GLOBEtrotter stock cannot be determined. As of March 31, 2000, the book value of a share of common stock of GLOBEtrotter was approximately $(.07).

Management's Discussion and Analysis of Financial Condition and Results of Operations.

      The following commentary should be read in conjunction with the financial statements and related notes contained in Annex H hereto. The discussion contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. These statements are only predictions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors.

Overview

            GLOBEtrotter was formed in 1982. GLOBEtrotter is a supplier of business-to-business electronic licensing and license management technology to software vendors and corporate customers worldwide. GLOBEtrotter's products span the areas of electronic software distribution, electronic licensing, license management, software asset management and distribution of electronic licenses through distribution channels. GLOBEtrotter is headquartered in San Jose, California.

            Since inception, GLOBEtrotter has derived the majority of its revenues and operating income from license management technology to independent software vendors. Its customers have included those in the fields of systems software, commercial applications, electronic design, mechanical CAD, geophysical, manufacturing, telecom, software development and visualization. License fees have represented a significant portion of its revenues. GLOBEtrotter's expects that its license fees will generate a substantial part of its net revenues and operating income at least through 2001. The major portion of license fees are generated from developer products that allow customers to enable their ultimate customers to manage compliance with the specific license terms and conditions of their products. Additional license fees are generated from GLOBEtrotter's end-user products. GLOBEtrotter also sells support and upgrades for all of its products. GLOBEtrotter's other revenues are derived from hardware, training and consulting.

            GLOBEtrotter's cost of revenues consists primarily of hardware purchase costs. GLOBEtrotter's research and development expenses are comprised primarily of employee compensation and benefits, consulting fees and computer hardware costs. GLOBEtrotter's selling and marketing expenses are comprised primarily of employee compensation and benefits and advertising costs. GLOBEtrotter's general and administrative expenses are comprised primarily of employee compensation and benefits, facilities costs and the costs of GLOBEtrotter's ongoing patent litigation with Rainbow Technologies North America, Inc. and Elan Computer Group.

Results of Operations

            The following table sets forth selected consolidated statements of income data expressed as a percentage of net revenues for the periods indicated:

                                      Year ended December 31.     Three months ended March 31.
                                    --------------------------    ----------------------------
                                     1997      1998      1999          1999          2000
                                    ------    ------    ------        ------        ------
Net revenues ....................    100.0%    100.0%    100.0%        100.0%        100.0%

Costs and expenses:
   Cost of revenues .............      2.5%      2.9%      2.3%          2.4%          3.0%
   Research and development .....     12.1%     12.2%      8.3%         10.5%         13.3%
   Selling and marketing ........     29.4%     28.5%     27.0%         29.9%         22.8%
   General and administrative ...     18.9%     22.1%     26.1%         25.4%         19.8%
   Stock-based compensation .....        0%        0%        0%            0%        253.4%
                                    ------    ------    ------        ------        ------

     Total costs and expenses ...     62.9%     65.7%     63.7%         68.1%        312.3%

     Operating income ...........     37.1%     34.3%     36.3%         31.9%       (212.3)%
Interest and other income, net ..      0.0%      0.6%      0.5%          0.6%          0.6%

     Income before income taxes..     37.1%     34.9%     36.8%         32.5%       (211.7)%
Income taxes ....................      0.3%      1.0%      1.0%          1.2%          0.3%
                                    ------    ------    ------        ------        ------
     Net income .................     36.8%     33.9%     35.8%         31.3%       (212.0)%
                                    ======    ======    ======        ======        ======

Three Months Ended March 31, 2000 and 1999

            The following table provides revenue information by specific product segments for the periods indicated (dollars in thousands):

                                   Three months ended
                                        March 31,
                                  -------------------
                                                             $            %
                                   1999         2000       Change       Change
                                   ----         ----       ------       ------

License Fees                      $1,543       $1,409       $ (134)     (8.7)%
Maintenance Fees                   1,253        1,658          405      32.3%
Other                                303          379           76      25.1%
                                  ------       ------       ------
Total                             $3,099       $3,446       $  347      11.2%
                                  ======       ======       ======

            Net Revenues. GLOBEtrotter's net revenues for the first three months of 2000 increased 11.2% from $3.1 million in the first three months of 1999 to $3.4 million in 2000. Revenues from license fees decreased $134,000 from $1.5 million in 1999 to $1.4 million in 2000 primarily due to a change in licensing terms in certain contracts, wherein revenue is recognized ratably over the term of the contract rather than up front. Maintenance revenue increased $405,000 or 32.3% from $1.3 million in 1999 to $1.7 million in 2000 due to the increase in customer base. Other revenue increased from $303,000 to $379,000 or 25.1%, primarily due to an increase in hardware and consulting revenues.

            GLOBEtrotter's international revenues as a percentage of net revenues decreased from 29.3% for the three months ended March 31, 1999 to 28.5% for the three months ended March 31, 2000. GLOBEtrotter has agreements with software manufacturers representatives in both the United Kingdom and Japan. The sales from these two representatives make up the majority of GLOBEtrotter's international revenue. GLOBEtrotter expects that international revenues will continue to represent a significant portion of its net revenues.

            Cost of Revenues. Cost of revenues as a percentage of net revenues increased from 2.4% for the first three months of 1999 to 3.0% for the first three months of 2000. This increase was primarily due to the higher cost associated with increased hardware shipments as a percentage of total net revenues.

            Research and Development. Research and development expenses increased by $132,000 or 40.5% from $326,000 for the first three months of 1999 to $458,000 for the first three months of 2000. The increased expenses were a result of additional headcount to develop new products. Research and development expenses increased as a percentage of net revenues from 10.5% for the first three months of 1999 to 13.3% for the first three months of 2000. GLOBEtrotter believes that research and development expenses will increase as a dollar amount in the future as GLOBEtrotter adds additional personnel to develop additional products.

            Selling and Marketing. Selling and marketing expenses decreased by $142,000 or 15.3% from $926,000 for the first three months of 1999 to $784,000 for the first three months of 2000. This decrease was primarily due to a change in GLOBEtrotter's benefits eliminating GLOBEtrotter's pension plan and replacing it with a stock option plan, thus eliminating our pension contribution expenses. Selling and marketing expenses decreased as a percentage of net revenues from 29.9% for the first three months of 1999 to 22.8% for the first three months of 2000. Selling and marketing expenses are expected to increase over the prior year periods as GLOBEtrotter continues to expand its customer base and increase market penetration.

            General and Administrative. General and administrative expenses decreased by $101,000 or 13.0% from $785,000 for the first three months of 1999 to $684,000 for the first three months of 2000, primarily due to a change in GLOBEtrotter's benefits eliminating GLOBEtrotter's pension plan and replacing it with a stock option plan, thus eliminating pension contribution expenses. General and administrative expenses declined as a percentage of net revenues from 25.4% for the first three months of 1999 to 19.8% for the first three months of 2000. General and administrative expenses are expected to increase as a dollar amount in the future as GLOBEtrotter adds additional personnel to support growth of GLOBEtrotter.

            Stock-Based Compensation. GLOBEtrotter granted 783,742 options to certain of its employees in January 2000 at an exercise price equal to the underlying market value of GLOBEtrotter common stock as supported by a valuation done in December 1999. However, because of the chronological proximity of the letter of intent with Macrovision (March 27, 2000) and the option issuance (i.e. January 25, 2000), deferred compensation amortization has been recorded in the three month period ended March 31, 2000, to reflect the amortization of the deferred stock compensation created by the exchange of GLOBEtrotter options for Macrovision options, which have exercise prices less than the deemed fair market value on the date of grant. Macrovision's closing share price on January 25, 2000 (the date of the option grant) of $52.19 was used to calculate total deferred stock compensation of approximately $38.0 million. The amortization of the deferred stock compensation for the three month period ended March 31, 2000 was $8.7 million based on the issuance of vested options.

            The expense associated with the stock based compensation award more than offsets all pension contribution expense savings described above and will continue to result in substantial non-cash compensation charges to future earnings.

            Interest and Other Income. Other income increased $1,000 or 5.3% from $19,000 for the first three months of 1999 to $20,000 for the first three months of 2000, primarily from interest income from an employee note receivable.

            Tax Expense. Income tax expense decreased $26,000 or 72.2% from $36,000 for the first three months of 1999 to $10,000 for the first three months of 2000. GLOBEtrotter has elected S Corporation status for federal and state income tax purposes. Federal and state income tax on the earnings of an S Corporation are payable by the individual shareholders rather than the corporation with the exception of a state franchise tax.

            Net Income. Net loss for the first three months of 2000 was $7.3 million compared to income of $972,000 for the first three months of 1999.

Years Ended December 31, 1997, 1998 and 1999

            The following table provides revenue information by general product lines for the periods indicated (dollars in thousands):

        Comparison of Years Ended December 31, 1997 and 1998

                                 Year ended December 31,
                                 -----------------------
                                                               $           %
                                  1997             1998        Change     Change
                                  ----             ----        ------     ------

License Fees                     $ 6,252         $ 6,530       $   278     4.4%
Maintenance Fees                   3,717           4,427           710    19.1%
Other                                754           1,281           527    69.9%
                                 -------         -------       -------
Total                            $10,723         $12,238       $ 1,515    14.1%
                                 =======         =======       =======

        Comparison of Years Ended December 31, 1998 and 1999

                                 Year ended December 31,
                                 -----------------------
                                                               $           %
                                  1998             1999        Change     Change
                                  ----             ----        ------     ------

License Fees                     $ 6,530         $ 8,094       $ 1,564    24.0%
Maintenance Fees                   4,427           5,295           868    19.6%
Other                              1,281           1,297            16     1.2%
                                 -------         -------       -------
Total                            $12,238         $14,686       $ 2,448    20.0%
                                 =======         =======       =======

            Net Revenues. Our net revenues increased 14.1% from $10.7 million in 1997 to $12.2 million in 1998 and an additional 20.0% to $14.7 million in 1999. The increase from 1997 to 1998 was principally the result of increased maintenance and hardware sales. The increase from 1998 to 1999 was primarily the result of increased license and maintenance fees.

            In 1997, 1998 and 1999, GLOBEtrotter's international revenues totaled $2.6 million, $3.4 million and $4.3 million, respectively, representing 24.1%, 28.4% and 29.2%, respectively, of our net revenues for the periods. International and export revenues grew primarily as a result of increased sales in the United Kingdom and Europe. GLOBEtrotter has agreements with software manufacturers representatives in both the United Kingdom and Japan. The sales from these two representatives make up the majority of GLOBEtrotter's international revenue.

            Cost of Revenues. Cost of revenues as a percentage of net revenues was 2.5% in 1997, 2.9% in 1998 and 2.3% in 1999. Cost of revenues consists primarily of hardware purchase costs.

            Research and Development. Research and development expenses were $1.3 million, $1.5 million and $1.2 million, which represented 12.1%, 12.2% and 8.3% of net revenues in 1997, 1998 and 1999, respectively. The increase from 1997 to 1998 was primarily due to the hiring of additional employees to develop new products. The decrease from 1998 to 1999 is primarily due to reduced headcount as a result of the transfer of employees to the consulting division.

            Selling and Marketing. Selling and marketing expenses were $3.2 million, $3.5 million and $4.0 million, which represented 29.4%, 28.5% and 27.0% of net revenues in 1997, 1998 and 1999, respectively. Selling and marketing expenses increased in 1997, 1998 and 1999, primarily due to the hiring of additional employees, and increased advertising and marketing costs.

            General and Administrative. General and administrative expenses were $2.0 million, $2.7 million and $3.8 million, which represented 18.9%, 22.1% and 26.1% of net revenues in 1997, 1998 and 1999, respectively. General and administrative expenses increased in 1998 and 1999 primarily due to the hiring of additional employees, the transfer of existing employees and the expenses related to the ongoing patent litigation with Rainbow Technologies and Elan Computer Group.

            Interest and Other Income, Net. Other income was $2,000, $77,000 and $68,000 in 1997, 1998 and 1999, respectively.

            Tax Expense. Income tax expense was $34,000, $126,000 and $148,000 for 1997, 1998 and 1999, respectively. GLOBEtrotter elected S Corporation status for federal and state income tax purposes. Federal and state income tax on the earnings of an S Corporation are payable by the individual shareholders rather than the corporation with the exception of a state franchise tax.

            Net Income. Net income for 1997 was $3.9 million, $4.1 million in 1998 and $5.3 million in 1999.

Liquidity and Capital Resources

            GLOBEtrotter has financed its operations primarily from cash generated by operations, principally by license fees generated from its FLEXlm product line. GLOBEtrotter's operating activities provided net cash of $4.7 million, $4.6 million, $6.8 million and $993,000 in 1997, 1998, 1999 and the first three months of 2000, respectively. In each of these periods, net cash was provided primarily by net income, increases in accounts payable, accrued liabilities and deferred revenue and depreciation and amortization.

            Investing activities used net cash of $424,000, $120,000 $109,000 and $84,000 in 1997, 1998, 1999 and the first three months of 2000, respectively. In 1997, cash was used to purchase an intangible asset and acquire property and equipment. In 1998, 1999 and the first three months of 2000, cash used in investing activities was used to acquire property and equipment.

            Financing activities used net cash of $4.1 million, $4.6 million, $7.4 million and $861,000 in 1997, 1998, 1999 and the first three months of 2000, respectively. In 1997, 1998, 1999, and the first three months of 2000, the cash used in financing was primarily to pay cash dividends to the shareholders of the S Corporation.

Quantitative and Qualitative Disclosures About Market Risk

            The Company's operations are not subject to risks of material foreign currency fluctuations, nor do we use derivative financial instruments in our investment practices. The Company invests in instruments that meet high credit quality standards, as specified in our investment policy guidelines. No material losses are expected with respect to the investment portfolio or exposure to market risks associated with interest rates.

            We believe that the proposed merger will create a company well positioned to create comprehensive copy protection, electronic license management, and digital rights management solutions for content owners, software vendors and other proprietary rights holders. We believe the combined company will have an effective business model and cost structure, a strong management and development team, a broad and expanding customer base, extensive intellectual property portfolio, and well-branded products, which we believe can create value for stockholders.

            Further, we have determined that the merger may provide the combined company with the following benefits:

            o Joining the two companies will enable Macrovision to develop more comprehensive digital rights management solutions for software vendors and other content owners.

            o Joining the two companies should leverage GLOBEtrotter's FLEXlm business-to-business electronic licensing business with Macrovision's SafeDisc and SafeCast copy protection and digital rights management solutions.

            o Joining the two companies will permit Macrovision to expand its customer base and industry relationships.

            o Joining the two companies should result in increased economies of scale in marketing, sales, and research and development.

            In its evaluation of the merger, the board of directors reviewed several factors, including, but not limited to, the following:

            o historical information concerning GLOBEtrotter's and Macrovision's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position;

            o Macrovision's management's view of the financial condition, results of operations and businesses of GLOBEtrotter and Macrovision before and after giving effect to the merger;

            o the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

            o financial analysis and pro forma and other information with respect to the companies;

            o reports from management, and third party professional market research, legal, accounting, and financial advisors as to the results of the due diligence investigation of GLOBEtrotter; and

            o the expectation that the merger is expected to be accounted for as a "pooling of interests."

            The board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

            o the risk that the potential benefits sought in the merger might not be fully realized;

            o the possibility that the merger might not be consummated and the effect of public announcement of the merger on Macrovision;

            o the substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

            o the risk that despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company; and

            o     other applicable risks described in this proxy statement.

            The board of directors concluded, however, that, on balance, the potential benefits of the merger outweighed the risks associated with the merger.

            The discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but is believed to include all of the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination. In addition, the board of directors did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the board of directors may have given different weight to different factors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF PROPOSAL 3.

                                   PROPOSAL 4:

                     ADOPTION OF 2000 EQUITY INCENTIVE PLAN

General.

            Stock options are a key component of compensation in the extremely competitive Silicon Valley employment environment. The Company's employees and executives are targets for competitors seeking talented employees. Granting stock options on an ongoing basis provides officers with a strong economic interest in maximizing stock price appreciation over the longer term. The Company believes that the practice of granting stock options is critical to retaining and recruiting the key talent necessary at all employee levels to ensure the Company's continued success. Our existing stock option pool is almost depleted and to complete the merger which contemplates converting options for approximately 688,284 shares of GLOBEtrotter into common stock options to purchase approximately 760,146 shares of our common stock, we need additional option availability. We are submitting a new equity incentive plan for your approval.

            On June 16, 2000, our board of directors adopted, subject to your approval, the Macrovision Corporation 2000 Equity Incentive Plan as part of a continuing program to attract, retain and motivate its employees, directors and consultants and because shares available under the 1996 Equity Incentive Plan are nearly depleted. The board of directors believes that the 2000 Equity Incentive Plan will provide a continued incentive for employees, directors, consultants and independent contractors to contribute to the continued profitability and success of Macrovision and its subsidiaries and will increase these individuals' financial stake in Macrovision. In addition, the 2000 Equity Incentive Plan will underscore eligible participants' common interest with our stockholders in increasing the value of Macrovision over the long term. We have attached a copy of the 2000 Equity Incentive Plan to this Proxy Statement as Annex D. The plan administrator for the 2000 Equity Incentive Plan has the authority to adopt rules for the administration of the 2000 Equity Incentive Plan or subparts of it. Pursuant to such authority, the board of directors has adopted a set of rules that are applicable to specified stock options granted to employees situated in the United Kingdom. These rules have been approved by Inland Revenue and establish an approved share option plan as a subplan of the 2000 Equity Incentive Plan. Stock options granted to employees in the United Kingdom that meet the additional requirements set forth in these approved rules receive favorable tax treatment in the United Kingdom.

Who is eligible to participate in the 2000 Equity Incentive Plan?

            The 2000 Equity Incentive Plan authorizes the granting of stock options and other stock awards to employees, non-employee directors, consultants and other independent contractors of Macrovision and its subsidiary companies. If we consummate the acquisition of GLOBEtrotter or any other company, the board of directors or an authorized committee may authorize the issuance of options and other stock awarded to individuals performing services for GLOBEtrotter or another acquired entity in substitution of options previously granted to those individuals in connection with their performance and service for GLOBEtrotter or another acquired entity.

How many shares may be granted to individual employees and how many shares will be available in total under the 2000 Equity Incentive Plan?

            If we consummate the merger with GLOBEtrotter, then the total number of shares of Macrovision common stock for which options and other stock awards may be granted under the 2000 Equity Incentive Plan shall be 4,500,000, and the maximum number of stock options that Macrovision may grant to any individual in any calendar year shall be 500,000, in each case subject to adjustment as described below. If we do not consummate the merger with GLOBEtrotter, then the total number of shares of Macrovision common stock for which options and other stock awards may be granted under the 2000 Equity Incentive Plan shall be 3,000,000, and the maximum number of stock options that Macrovision may grant to any individual in any calendar year shall be 500,000, in each case subject to adjustment as described below.

            The shares available for issuance under the 2000 Equity Incentive Plan may be authorized but unissued shares of common stock or shares of common stock that we reacquire. If any shares subject to option expire or are forfeited or canceled, those shares will be added back to the total number of shares available for issuance under the 2000 Equity Incentive Plan.

Who will administer the 2000 Equity Incentive Plan?

            The 2000 Equity Incentive Plan will be administered by the board of directors or a designated committee of the board of directors composed of two or more non-employee directors. The administrator shall determine who will receive options, the date of grants of options and the terms and provisions of each option grant (which need not be identical).

What will the option exercise price be?

            An option's exercise price will depend on the type of option granted. Options granted to employees and qualifying as incentive stock options for possible long-term capital gains treatment on sale of the stock under
Section 422 of the Internal Revenue Code shall be at a purchase price not less than 100% of the fair market value of Macrovision common stock on the date of grant. Therefore, the amount of compensation with respect to these types of options is determined by an increase in value of Macrovision common stock after the date of grant of the option. If such a qualifying option is granted to any employee owning greater than 10% of our outstanding common stock, then the exercise price for that employee shall be not less than 110% of the fair market value of our common stock on the date of grant.

            Options granted to nonemployees or not otherwise meeting the requirements of Section 422 of the Internal Revenue Code shall be at a purchase price not less than 85% of the fair market value of Macrovision common stock on the date of grant.

What are the "other stock awards"?

            The 2000 Equity Incentive Plan authorizes the plan administrator to grant stock appreciation rights in connection with all or a part of any stock option. A stock appreciation right entitles its holder, at the time the right is exercised, to receive an amount equal to the excess of fair market value of a share of our common stock at the date of exercise over the price of the award previously specified by the administrator, multiplied by the number of shares as to which the holder is exercising the award. Macrovision has not granted stock appreciation rights in the past. Macrovision may pay this award amount in shares of common stock (valued at fair market value on the date of exercise), in cash, or in a combination of both. To the extent a stock appreciation right is cancelled, any related stock option will also be cancelled and, to the extent that a related stock option is cancelled, the stock appreciation right will also be cancelled.

            The 2000 Equity Incentive Plan also allows for the issuance of restricted stock awards, which entitle recipients to acquire shares of stock subject to such restrictions and conditions as the plan administrator may provide. Restricted stock awards shall be limited to a total of 100,000 shares of stock.

How can options be exercised?

            Options may be exercised in whole or in part by cash or such other form of consideration as the Company shall determine, such as the surrender of outstanding shares of common stock or withholding shares that would otherwise be issued upon exercise of the option.

            Each option agreement will set forth when and under what terms an option may be exercised. The board of directors or the committee that administers the 2000 Equity Incentive Plan may accelerate the exercisability of all or any portion of an option at any time.

Can the options or other awards be transferred?

            An optionee cannot transfer an option or other award otherwise than by will or by the laws of descent and distribution and all stock options and other awards shall be exercisable, during the optionee's lifetime, only by the optionee, except that nonstatutory options can be transferred under certain circumstances to family members or family trusts established by an optionee for estate planning purposes.

When do the options terminate?

            Except to the extent the terms of an option agreement require its prior termination, each option shall terminate ten years from the date on which the option is granted (in the case of incentive stock options) or five years in the case of an incentive stock option granted to a holder of 10% or more of our common stock.

            If Macrovision terminates someone for cause, such option shall immediately terminate unless the board of directors or other plan administrator provides that the option may be exercisable after the date of termination, but in no case may the option be exercised for more than 30 days after such termination.

            If someone dies or becomes disabled, while holding a stock option, the stock option may be exercised by the legal representative of the optionee, or the optionee himself, as the case may be, for a period of 12 months from the date of death or disability, but no later than the expiration of the option.

            Any option held by an optionee who retires in accordance with the terms of the 2000 Equity Incentive Plan, may exercise the option for a period of 12 months (or such other period as the board of directors or other plan administrator shall specify) from the date of such retirement, but not later than the expiration of the stated term of the option, if earlier.


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

            If an optionee's employment terminates for any reason other than death, disability, retirement or cause, the optionee may exercise the option, to the extent it was exercisable at the time of termination, for three months, or such other period not to exceed 60 months, as the board of directors or other plan administrator shall determine, from the date of termination, but not later than the stated term of the option.

What benefits will directors, executive officers and others receive under the 2000 Equity Incentive Plan?

            Stock options and other stock awards which may be provided under the 2000 Equity Incentive Plan to our directors, executive officers and others will be determined prospectively by our compensation committee.

What happens if Macrovision declares a stock split or stock dividend?

            In the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination, exchange, or similar change affecting common stock, Macrovision will make an appropriate adjustment in the number and kind of shares covered by each outstanding option or other award, the aggregate number and/or kind of shares for which options or other awards may be granted under the 2000 Equity Incentive Plan, and the exercise price per share in respect of each outstanding option or other award.

What happens if Macrovision decides to enter into a merger or decides to dissolve?

            In the event of a dissolution or liquidation of Macrovision or a merger of Macrovision with and into another entity, or a sale of all or substantially all of the assets of Macrovision, the board of directors or other plan administrator will notify each optionee and each optionee will have the right to exercise all of his or her options, regardless of their vesting schedule. Upon the occurrence of a merger, dissolution or sale, the 2000 Equity Incentive Plan and any option or other award or portion thereof not exercised will terminate unless the 2000 Equity Incentive Plan and the options and other awards thereunder are assumed by the surviving corporation or new options or other awards in the successor corporation are substituted for the Macrovision options or other awards.

What are the federal income tax consequences with respect to stock options?

Incentive Stock Options.

            An optionee will not realize taxable income and Macrovision will not receive any deduction at the time of a grant or exercise of incentive stock options. Any gain or loss realized upon the disposition of the shares acquired by optionees upon the exercise of incentive stock options after two years from the date of grant or after one year from the date of exercise will be treated as long-term capital gain or loss. For purposes of the alternative minimum tax only, the excess of the fair market value of the shares at the time of exercise of incentive options over the option price will be treated as additional income unless such shares are disposed of in the year of exercise.

            If the shares received upon exercise of an incentive stock option are disposed of prior to the end of the applicable holding periods, the difference between (a) the lesser of the fair


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

market value of the shares on the date of exercise or the price received upon disposition of the shares and (b) the exercise price will be taxable to the optionee as ordinary income in the year in which such disposition occurs, and Macrovision will be entitled to a deduction in the amount of such ordinary income recognized by the optionee. Any further gain or loss upon disposition will be treated as short-term or long-term capital gain or loss depending on the holding period of the shares.

            To the extent that the aggregate option price of an optionee's incentive options which become exercisable in any year exceeds $100,000, such options will be treated as non-qualified options. If incentive options are exercised more than three months after the optionee's employment with Macrovision has ended, the incentive options will be treated as non-qualified options.

Non-qualified Options.

            An optionee will not recognize taxable income and Macrovision will not receive any deduction at the time of a grant of non-qualified options. Upon the exercise of non-qualified options, the excess of the fair market value on the date of exercise of the shares received over the exercise price for such shares will be taxable to the optionee as ordinary income, and Macrovision may be entitled to a deduction, subject to applicable withholding and regulatory requirements, at that time for the amount of such ordinary income recognized by the optionee. The subsequent sale of such shares by the optionee will generate short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the fair market value of the shares at the time of exercise.

            If options are exercised with Macrovision's common stock previously owned by the optionee, such exercise will not be considered a taxable disposition of the previously owned stock, unless such stock was itself received on an exercise of incentive options and the relevant holding periods for the exchanged stock have not been satisfied, and no gain or loss will be recognized with respect to such stock upon such exercise. If additional shares are received by the optionee, the excess of the fair market value of all of the shares received over the sum of the fair market value of all of the shares surrendered and any cash payment made by the optionee upon exercise will be taxable as ordinary income to the optionee and may be deductible by us.

Stock Appreciation Rights

            No income will be recognized by a recipient in connection with the grant of a stock appreciation right. When a stock appreciation right is exercised, the recipient generally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any common stock received on the exercise. In the case of a recipient who is also an employee, any income recognized upon exercise of a stock appreciation right will constitute wages for which withholding will be required. Macrovision will be entitled to a tax deduction in the same amount. If the optionee receives common stock upon the exercise of a stock appreciation right, any gain or loss on the sale of such stock will be treated in the same manner as described above under "Non-qualified Options."


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

Restricted Stock

            Generally, no income will be recognized by a recipient in connection with the grant of restricted stock, unless an election under Section 83(b) of the Internal Revenue Code is filed with the Internal Revenue Service within 30 days of the date of grant. Otherwise, at the time the restricted stock vests, the recipient will generally recognize compensation income in an amount equal to the fair market value of the award at the time of vesting. Generally, the recipient will be subject to the tax consequences discussed above under "Non-qualified Options." In the case of a recipient who is also an employee, the amount included in income will constitute wages for which withholding will be required. Macrovision will be entitled to a tax deduction in the same amount.

Special Rules Applicable to Corporate Insiders and Restricted Stock Purchasers.

            Generally, individuals subject to Section 16(b) of the Exchange Act and individuals who purchase restricted stock may have their recognition of compensation income and the beginning of their capital gains holding period deferred for up to six months after option exercise (for insiders), or until the restrictions lapse (for restricted stock purchasers), with the excess of the fair market value of the stock determined as of such date over the purchase price being taxed as ordinary income, and the tax holding period for any subsequent gain or loss beginning on the deferral date. However, an insider or restricted stock purchaser who so elects under Section 83(b) of the Code on a timely basis may instead be taxed on the difference between the excess of the fair market value on the date of transfer over the purchase price, with the tax holding period beginning on such date. Similar rules apply for alternative minimum tax purposes with respect to the exercise of an incentive stock option by an insider.

Capital Gains.

            Generally, under law in effect as of January 1, 2000, net capital gain (net long-term capital gain minus net short-term capital loss) is taxed at a maximum federal income tax rate of 20%. Capital losses are allowed in full against capital gains plus up to $3,000 per year of other income.

When can the Board of Directors terminate or amend the 2000 Equity Incentive
Plan?

            The board of directors may, at any time, amend or discontinue the 2000 Equity Incentive Plan, and the board of directors or other administrator of the 2000 Equity Incentive Plan may amend or cancel any option for any lawful purpose, but no action can adversely affect the rights under any outstanding option without obtaining the optionee's consent.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF PROPOSAL 4.


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

                                   PROPOSAL 5:

                   AMENDMENT TO THE 1996 DIRECTORS OPTION PLAN

General.

            The 1996 Directors Option Plan was approved by the board of directors on December 3, 1996 and by our stockholders on February 25, 1997. On April 28, 2000, the Board adopted an amendment that will:

            o decrease the number of shares that will be granted to non-employee directors annually from 30,000 to 10,000, vesting monthly over one year instead of three years;

            o increase in the number of shares of common stock reserved for issuance under the 1996 Directors Option Plan by 126,000 shares; and

            o eliminate the provisions in the plan that provide for automatic adjustments in future option grants when we have changes in our capital due to stock splits and dividends.

            We seek your approval of the increase in the number of shares of common stock reserved for issuance under the 1996 Directors Option Plan by 126,000 shares.

Why have you decreased the number of options that non-employee directors receive annually?

            At the time of its adoption, the 1996 Directors Option Plan provided that all non-employee directors would receive a grant of options to purchase 5,400 shares of common stock annually throughout the term of the plan, subject to adjustments upon changes in our capital structure. As a result of a nine-for-five reverse stock split in February 1997, that grant to our non-employee directors was reduced to 3,000 options to purchase shares of our common stock annually.

            On April 23, 1999, the board of directors approved an increase to the annual grant, so that our non-employee directors would thereafter receive options to purchase 7,500 shares of our common stock annually. The board's decision did not require stockholder approval.

            In August 1999, we declared a two-for-one stock split, and in March 2000 we again declared a two-for-one stock split, which, in accordance with the adjustment provisions in Section 9 of the plan, resulted in increasing the grant to non-employee directors of options to purchase 30,000 shares of our common stock annually.

            We believe that it is appropriate to reduce the annual grant to our three non-employee directors to options to purchase 10,000 shares of common stock with vesting over one year instead of three years. The reduction in the number of shares will make such grants more consistent with awards made to our management. The change in the vesting schedule will lessen the impact of the reduction in the number of shares.

            Even if Proposal 5 is not approved, the reduced grant will at least allow our three current non-employee directors to each receive a grant of options to purchase 10,000 shares of our common stock in the coming year from the 34,000 shares that currently remain reserved under the 1996 Directors Option Plan. If we did not reduce the grant amount, we could not issue the prescribed options to our non-employee directors under the 1996 Directors Option Plan this year.

Why did you eliminate the automatic adjustment of future option grants?

            The board of directors approved eliminating provisions from the 1996 Directors Option Plan that automatically adjusted future initial and annual stock option grants upon the occurrence of stock splits and similar events. The board of directors determined that the fixed numbers of shares subject to options to be granted under the 1996 Directors Option Plan at future dates should not automatically increase as a result of such events, but rather should remain at the currently set levels unless and until the board of directors specifically determines, at the time of the event, that adjustment is appropriate.

Why do you need to increase the shares reserved for issuance?

            At the time of its adoption, the 1996 Directors Option Plan reserved 108,000 shares of common stock for issuance under the plan. Subsequently, as discussed above, our common stock has undergone the following changes in capital:

            o     a nine-for-five reverse stock split in February 1997;

            o     a two-for-one stock split in August 1999; and

            o     a two-for-one stock split in March 2000.

            In accordance with the provisions for adjustment set forth in
Section 9 of the 1996 Directors Option Plan, these stock splits had the net effect of increasing the 108,000 shares initially reserved for issuance to 240,000 shares.

            As of June 16, 2000, of the 240,000 shares initially reserved for issuance, as adjusted, only 34,000 remained available for future grants to our non-employee directors.

            We believe that to attract, retain and motivate our non-employee directors, the number of shares available for issuance under the 1996 Directors Option Plan must be increased.

            While we recognize the possible dilutive effect on our stockholders, we believe, on balance, the incentive that is provided by the opportunity to participate in the growth and earnings of Macrovision through the granting of awards to acquire our common stock is important to our success and, accordingly, will benefit Macrovision and our stockholders. We believe it is in the best interests of our stockholders to approve this amendment to the 1996 Directors Option Plan. If the proposal is not approved by the stockholders, the 1996 Directors Option Plan will continue with only 34,000 shares of common stock reserved for future grants thereunder.

            We have provided below the proposed amendment that replaces Section 5(a) of the 1996 Directors Option Plan. In addition, we have summarized below certain key provisions of the 1996 Directors Option Plan and have also included, for your review, the full text of the amended 1996 Directors Option Plan as Annex E.

            If you approve this proposal, the additional awards available under the 1996 Directors Option Plan will be subject to the same terms and provisions that are currently in the 1996 Directors Option Plan, except that Section 9 will be modified as set forth in the Amended 1996 Directors Option Plan included as Annex E.

            Amended Section 5(a) provides as follows:

            As of June 16, 2000, there shall be reserved for issue upon the exercise of options granted under the Plan, including unexercised options outstanding on such date, three hundred nineteen thousand thirty-six (319,036) shares of Common Stock. If an option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purposes of the Plan.

DESCRIPTION OF 1996      The purpose of the 1996 Directors Option Plan (the
DIRECTORS OPTION         "Plan") is to retain and motivate our non-employee
PLAN PURPOSES AND        directors by providing them with or increasing their
ELIGIBILITY              ownership interests in Macrovision. The Plan authorizes
                         the issuance of awards to our employees, non-employee directors.

SHARES AVAILABLE --      As modified in accordance with the Plan's adjustment
OVERALL LIMIT            provisions, a total of 240,000 shares of common stock
                         were currently authorized for issuance under the Plan, with 34,000 of that original 240,000 remaining available for future grants. If this proposal is approved, the number of shares of common stock available for future grants will be increased to 160,000. This maximum number does not include the number of shares subject to the unexercised portion of any stock option that expires or is terminated. As of the record date, there were outstanding unexercised options to purchase 159,036 shares of our common stock under the Plan. We may reissue expired or terminated shares under new options.

ADMINISTRATION           Subject to the provisions of the Plan, the board of
                         directors administers, interprets and construes the Plan, and adopts, amends and rescinds rules and regulations relating to administration.


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

TERMINATION OF PLAN      The Plan shall terminate automatically on December 1,
                         2006. However, the board may suspend or terminate the Plan at any time with or without prior notice, but such termination cannot reduce the amount of any outstanding options or change the terms and conditions of such options without the optionee's consent.

AMENDMENT OF PLAN        The board may amend the Plan at any time with or
                         without prior notice, but such amendment cannot reduce the amount of any outstanding options or change the terms and conditions of such options without the optionee's consent.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF PROPOSAL 5.


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

                                   PROPOSAL 6:

              RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

General.

      We have appointed KPMG LLP as our independent auditors for the year ending December 31, 2000. The audit committee recommended the appointment of KPMG LLP to the board. KPMG LLP, who performed our audit services in 1999, including an examination of the consolidated financial statements and services related to filings with the Securities and Exchange Commission, has served as our accountants since November 1995. KPMG LLP performed all of its services in 1999 at customary rates and terms. Representatives of KPMG LLP will be present at the meeting, will be available to respond to your questions and will be able to make such statements as they desire.

      If you do not ratify the selection of independent accountants, the audit committee and the Board will reconsider the appointment. However, even if you ratify the selection, the Board may still appoint new independent accountants at any time during the year if it believes that such a change would be in the best interests of Macrovision and our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF PROPOSAL 6.

                              STOCKHOLDER PROPOSALS

            Macrovision must receive proposals of stockholders that are to be presented at our 2001 annual meeting by no later than April 26, 2001, to be included in the proxy statement and proxy relating to the 2001 annual meeting.

                                 OTHER BUSINESS

            The board of directors does not intend to bring any other business before the meeting and, to the knowledge of the board, no matters are to be brought before the meeting except as specified in the notice of the meeting. If any other business does properly come before the meeting, however, the proxies will be voted in accordance with the judgment of the persons voting them.

                                  ANNUAL REPORT

            Together with this Proxy Statement, we have distributed to each of our stockholders an annual report for the year ended December 31, 1999. The annual report contains consolidated financial statements of Macrovision and its subsidiaries and the report thereon of KPMG LLP, our independent public accountants.

            UPON WRITTEN REQUEST OF ANY PERSON ENTITLED TO VOTE AT THE MEETING, ADDRESSED TO IAN HALIFAX, Corporate Secretary, Macrovision Corporation, 1341 Orleans Drive, Sunnyvale, California 94089, WE WILL PROVIDE, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, AS AMENDED FOR 1999, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934.

                             ADDITIONAL INFORMATION

            Macrovision files annual, quarterly and current reports with the Securities and Exchange Commission. You may read and copy such reports, statements and other information that is in the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Securities and Exchange Commission at 1.800.SEC.0330 for further information about their public reference rooms. Our public filings are also available from commercial document retrieval services and via the Securities and Exchange Commission's Internet website, at http://www.sec.gov.

            The following documents set forth below that we have previously filed with the Securities and Exchange Commission accompany this proxy statement and contain important information about us and our financial condition.

              Macrovision SEC Filings                         Period

            Annual Report on Form 10-K              Year ended December 31, 1999

            Quarterly Report on Form 10-Q                  March 31, 2000

            If you would like to request additional copies of this document or any of the documents accompanying this proxy statement, please do so at least five business days before the date of the annual meeting to receive timely delivery of such documents at the following:.

            Corporate Secretary
            Macrovision Corporation
            1341 Orleans Drive
            Sunnyvale, California 94089
            (408) 743-8600.

            You should rely only on the information contained in or accompanied with this document to vote your shares at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated July __, 2000. You should not assume that the information contained in this document is accurate as of any date other than the date indicated, and neither the mailing of this document creates any implication to the contrary.

                                       By Order of the Board of Directors


                                       -----------------------------------------
                                       Ian R. Halifax
                                       Secretary

Dated: July __, 2000

                                    "Annex A"

                                  AMENDMENT TO
                        AMENDED AND RESTATED CERTIFICATE
                               OF INCORPORATION OF
                             MACROVISION CORPORATION

            Macrovision Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify that:

            ARTICLE II.A. of the Corporation's Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following language:

            A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares that the Corporation is authorized to issue is two hundred fifty-five million (255,000,000) shares. Two hundred fifty million (250,000) shares shall be Common Stock, par value one-tenth of one cent ($0.001) per share (the "Common Stock"), and five million (5,000,000) shares shall be Preferred Stock, par value one-tenth of one cent ($0.001) per share (the "Preferred Stock").

            IN WITNESS WHEREOF, Macrovision Corporation has caused this Amendment to its Amended and Restated Certificate of Incorporation to be signed by its President and attested by its Secretary this _________ day of _____________, 2000.


                                       MACROVISION CORPORATION


                                       ------------------------------------
                                       William A. Krepick, President

ATTEST:


---------------------------------
Ian R. Halifax, Secretary

                                    "Annex B"

                          AGREEMENT AND PLAN OF MERGER

                            Dated as of June 19, 2000

                                  By and Among

                             MACROVISION CORPORATION

                              GSI ACQUISITION CORP.

                           GLOBEtrotter SOFTWARE, INC.

                               MATTHEW CHRISTIANO

                                       and

                                SALLIE J. CALHOUN

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I    DEFINITIONS.......................................................2

      Section 1.1    Defined Terms.............................................2

ARTICLE II   TERMS OF MERGER...................................................8

      Section 2.1    Statutory Merger..........................................8

      Section 2.2    Effective Time............................................8

      Section 2.3    Articles of Incorporation; Bylaws.........................9

      Section 2.4    Directors and Officers....................................9

ARTICLE III  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES................9

      Section 3.1    Merger Consideration; Conversion and Cancellation of
                     Securities................................................9

      Section 3.2    Exchange of Certificates.................................11

                     (a)  Exchange............................................11

                     (b)  Exchange Procedures.................................11

                     (c)  Distributions with Respect to Unexchanged Shares
                          of Company Common Stock ............................12

                     (d)  No Fractional Shares................................12

                     (e)  Lost Certificates...................................13

      Section 3.3    Closing..................................................13

      Section 3.4    Stock Transfer Books.....................................13

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................13

      Section 4.1    Organization and Qualification; Subsidiaries.............14

      Section 4.2    Articles of Incorporation; Bylaws........................14

      Section 4.3    Capitalization...........................................14

      Section 4.4    Authorization of Agreement...............................16

      Section 4.5    Approvals................................................16

      Section 4.6    No Violation.............................................17

      Section 4.7    Reports; Financial Statements............................17

      Section 4.8    No Undisclosed Liabilities...............................18

      Section 4.9    Absence of Certain Changes or Events.....................18

      Section 4.10   Title to Properties......................................18

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

      Section 4.11   Material Contracts.......................................19

      Section 4.12   Insurance................................................19

      Section 4.13   Permits; Compliance......................................19

      Section 4.14   Litigation...............................................20

      Section 4.15   Compliance with Laws.....................................20

      Section 4.16   Employee Benefit Plans...................................20

      Section 4.17   Taxes....................................................22

      Section 4.18   Environmental Laws and Regulations.......................24

      Section 4.19   Intellectual Property....................................24

      Section 4.20   Pooling; Tax Matters.....................................27

      Section 4.21   Affiliate Letters........................................28

      Section 4.22   Certain Business Practices...............................28

      Section 4.23   Brokers..................................................28

ARTICLE V    REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR COMPANIES.........29

      Section 5.1    Organization and Qualification; Subsidiaries.............29

      Section 5.2    Certificate of Incorporation; Bylaws.....................29

      Section 5.3    Capitalization...........................................29

      Section 5.4    Authorization of Agreement...............................30

      Section 5.5    Approvals................................................31

      Section 5.6    No Violation.............................................31

      Section 5.7    Reports..................................................32

      Section 5.8    Absence of Certain Changes or Events.....................32

      Section 5.9    Pooling; Tax Matters.....................................33

      Section 5.10   Affiliates...............................................33

      Section 5.11   No Undisclosed Liabilities...............................33

      Section 5.12   Litigation...............................................33

      Section 5.13   Compliance with Laws.....................................33

      Section 5.14   Insider Trading Policy...................................34

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

ARTICLE VI   COVENANTS RELATING TO THE CONDUCT OF BUSINESS....................34

      Section 6.1    Conduct of Business of the Company.......................34

                     (a)  Issuance and Redemption of Securities...............34

                     (b)  Dividends...........................................35

                     (c)  Restructuring.......................................35

                     (d)  Governing Documents.................................35

                     (e)  Indebtedness........................................36

                     (f)  No Acquisitions.....................................36

                     (g)  No Dispositions.....................................36

                     (h)  Capital Expenditures................................36

                     (i)  Contracts...........................................36

                     (j)  Certain Prohibited Actions..........................37

                     (k)  Accounting Policies and Procedures..................37

                     (l)  Liens...............................................38

                     (m)  Claims..............................................38

                     (n)  Taxes...............................................38

                     (o)  Insurance...........................................38

ARTICLE VII  ADDITIONAL AGREEMENTS............................................38

      Section 7.1    Access and Information...................................38

      Section 7.2    Meeting of Shareholders..................................39

      Section 7.3    Proxy Statement - Meeting of Stockholders................40

                     (a)  Proxy...............................................40

                     (b)  Meeting of Stockholders.............................40

      Section 7.5    Affiliates; Pooling; Tax Treatment.......................43

      Section 7.6    Public Announcements.....................................45

      Section 7.7    Employee Benefit Plans...................................45

      Section 7.8    Indemnification of Principal Shareholders for
                     Elan/Rainbow Corporation Litigation Matter ..............47

      Section 7.9    Event Notices............................................48

      Section 7.10   California Fairness Hearing..............................48

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

      Section 7.11   Post-Execution Distributions.............................49

      Section 7.12   Lease Amendment..........................................49

      Section 7.13   Reasonable Efforts and Further Assurances................50

ARTICLE VIII FURTHER REPRESENTATION, WARRANTIES AND COVENANTS.................50

      Section 8.1    Representations and Warranties of Company................50

      Section 8.2    No Solicitation Covenant.................................50

      Section 8.3    No Derogation............................................51

      Section 8.4    Covenant of Approval of Agreement; Accounting and
                     Tax Effects  ............................................52

      Section 8.5    Covenant of Good Faith Negotiations to Closing...........52

      Section 8.6    Indemnification..........................................53

                     (a)  Indemnification by Principal Shareholders...........53

                     (b)  Indemnification by Principal Shareholders --
                          Notice and Procedure................................54

                          (i)   Third Party Claims............................54

                                (A)  Control of Defense.......................54

                                (B)  Election Not to Defend...................55

                                (C)  Principal Shareholders Payments of
                                     Costs and Indemnity .....................55

                          (ii)  Existing Claims...............................56

                          (iii) Acquiror Indemnity Claims.....................56

                          (iv)  Principal Shareholders Payments - No
                                Right to Set-Off..............................57

                     (c)  Indemnification by the Acquiror.....................57

                     (d)  Survival of Representation, Warranties, Covenants
                          and Agreements......................................57

                     (e)  Limitation on Indemnification Payments..............58

      Section 8.7    Notification.............................................59

ARTICLE IX   CLOSING CONDITIONS...............................................59

      Section 9.1    Conditions to Obligations of Each Party Under
                     This Agreement...........................................59

                     (a)  Acquiror and  Company Approvals.....................59

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

                     (b)  No Order............................................59

                     (c)  Regulatory Approvals................................60

      Section 9.2    Additional Conditions to Obligations of the Acquiror
                     Companies................................................60

                     (a)  Representations and Warranties......................60

                     (b)  Agreements and Covenants............................60

                     (c)  Pooling of Interests................................60

                     (d)  Audited Financials..................................61

                     (e)  Third Party Consents................................61

                     (f)  Affiliate Agreements................................61

                     (g)  Globetrotter Lease Amendment........................62

                     (h)  Key Employee Agreements.............................62

                     (i)  No Dissenting Shareholders..........................62

      Section 9.3    Additional Conditions to Obligations of the Company......62

                     (a)  Representations and Warranties......................62

                     (b)  Agreements and Covenants............................63

                     (c)  Tax Opinion.........................................63

                     (d)  No Material Adverse Effect on Acquiror Companies....63

                     (e)  Fairness Permit.....................................63

                     (f)  Acquiror Stock Option Plan..........................63

                     (g)  Acquisitions by Acquiror............................63

ARTICLE X    TERMINATION, AMENDMENT AND EXPENSES..............................64

      Section 10.1   Termination..............................................64

      Section 10.2   Effect of Termination....................................66

      Section 10.3   Amendment................................................68

      Section 10.4   Waiver...................................................68

      Section 10.5   Expenses.................................................68

ARTICLE XI   GENERAL PROVISIONS...............................................68

      Section 11.1   Interpretation...........................................68

      Section 11.2   Effectiveness of Representations, Warranties and
                     Agreements...............................................69

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

      Section 11.3   Notices..................................................69

      Section 11.4   Headings.................................................72

      Section 11.5   Severability.............................................72

      Section 11.6   Entire Agreement.........................................72

      Section 11.7   Assignment...............................................72

      Section 11.8   Parties in Interest......................................72

      Section 11.9   Failure or Indulgence Not Waiver; Remedies Cumulative....72

      Section 11.10  Governing Law............................................72

      Section 11.11  Counterparts; Delivery by Facsimile......................72

                          AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 19, 2000 (this "Agreement"), is by and among Macrovision Corporation., a Delaware corporation ("Acquiror"), GSI Acquisition Corp., a California wholly-owned direct subsidiary of Acquiror ("Newco"), GLOBEtrotter Software, Inc., a California corporation (the "Company") and, solely with respect to Article VIII hereof, Matthew Christiano and Sallie
J. Calhoun (Mr. Christiano and Ms. Calhoun are hereinafter referred to as the "Principal Shareholders"). Acquiror and Newco are sometimes referred to herein as the "Acquiror Companies".

                                    RECITALS:

WHEREAS, the Boards of Directors of Acquiror and the Company deem it advisable and in the best interests of their respective companies and their respective stockholders to enter into a business combination by means of the merger of Newco with and into the Company under the terms of this Agreement and have approved and adopted a letter of intent, dated March 27, 2000 (the "LOI") setting forth a summary of the principal terms and conditions for such business combination and for this Agreement;

WHEREAS, as a condition and inducement to the willingness of Acquiror to enter into the LOI and this Agreement, the Principal Shareholders of the Company have agreed, as members of the Board of Directors of the Company, to approve this Agreement and the transactions contemplated herein, and, as the majority shareholders of the Company, to vote their shares of Company Common Stock (as defined herein) for the approval of this Agreement, the Merger (as defined herein), and the other transactions contemplated herein;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the California Corporations Code (the "CCC"), Newco will merge with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger (the "Surviving Corporation"); and

WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of

1986, as amended (the "Code"), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

      Section 1.1 Defined Terms. For all purposes in this Agreement, the following terms shall have the respective meanings set forth in this Section 1.

"Acquiror Common Stock" means the common stock, par value $0.001 per share, of Acquiror.

"Acquiror's Disclosure Schedule" means a schedule of even date herewith delivered by Acquiror to the Company concurrently with the execution of this Agreement.

"Affiliate" means, with respect to any Person, any "affiliate" as such term is defined in Rule 144 promulgated under the Securities Act.

"Agreement" means this Agreement and Plan of Merger, including any amendments hereto and Schedules hereto (including Acquiror's Disclosure Schedule and the Company's Disclosure Schedule).

"Agreement of Merger" has the meaning ascribed to such term in Section 2.2.

"Business Day" means any day other than a day on which banks in the State of California are authorized or obligated to be closed.

"CCC" means the California Corporations Code, as amended.

"Closing" means a meeting, which will be held in accordance with Section 3.3, of all Persons interested in the transactions contemplated by this Agreement at which all documents necessary to evidence the fulfillment or waiver of all conditions precedent to the consummation of the transactions contemplated by this Agreement are executed and delivered.

"Closing Date" means the date the Closing occurs.

"Company Common Stock" means the common stock, no par value, of the Company.

"Company Plan" means the Company's 1999 Stock Incentive Plan.

"Company's Disclosure Schedule" means a schedule of even date herewith delivered by the Company to the Acquiror Companies concurrently with the execution of this Agreement.

"Confidentiality Agreement" means the Confidential Non-Disclosure Agreement by and between Acquiror and the Company dated as of January 27, 2000.

"Control" (including the terms "control," "controls," "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

"Court" means any court of competent jurisdiction or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

"Effective Time" means the date and time of the completion of the filing of the Agreement of Merger with the Secretary of State of the State of California in accordance with Section 2.2.

"Environmental Claim" means any claim, action, cause of action, investigation or notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, release or disposal of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

"Environmental Law" means any Law pertaining to: (i) the protection of the environment; (ii) the conservation, management or use of natural resources and wildlife; (iii) the protection or use of surface water and ground water; (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material; or (v) pollution (including any release to air, land, surface water and ground water); and includes, without limitation, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, and the Regulations promulgated thereunder and the Solid Waste Disposal Act, as amended, 42 U.S.C. ss.ss. 6901 et seq.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.

"Exchange Ratio" means the number of whole shares of Acquiror Common Stock, expressed as a fraction or percentage, to be exchanged for each issued and outstanding share of Company Common Stock (other than treasury stock, if any) in the Merger, which shall be determined in accordance with the following formula: the Exchange Ratio is equal to A/B; where A is nine million (9,000,000), and B is the sum of all issued and outstanding shares of the Company's Common Stock as of the Effective Time (other than treasury stock, if any; other than any shares issued upon the exercise of Company stock options after March 31, 2000; and other than any shares issued with the consent of Acquiror pursuant to Section 6.1), plus all shares of the Company's Common Stock issuable upon exercise of all Company stock options issued and outstanding under the Company Plan that were Vested as of March 31, 2000.

"GAAP" has the meaning ascribed to such term in Section 4.7(a).

"Governmental Authority" means any governmental agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and also includes any authority having governmental or quasi-governmental powers and the NASDAQ.

"Hazardous Material" means any substance, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic and is regulated under any Environmental Law, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls or petroleum (including crude oil or any fraction thereof).

"Intellectual Property" means trademarks, service marks, trade names, URLs and Internet domain names, designs, slogans and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, "Trademarks"); patents (including any registrations, continuations, continuations in part, renewals and applications for any of the foregoing); copyrights (including any registrations and applications therefor); computer software; databases; technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, user interfaces, customer lists, inventions, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential documentation (collectively, "Trade Secrets").

"Knowledge" means, with respect to an individual, that such individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter, whether or not due inquiry has been made. A Person (other than an individual or the Company) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who on the date hereof is serving as a director or executive officer (including any Senior Vice President) has Knowledge of such fact or other matter. The Company will be deemed to have "Knowledge" of a particular fact or other matter if either of the Principal Shareholders, or Richard Mirabella or John Adams has Knowledge of such fact or other matter.

"Law" means all laws, statutes, ordinances and Regulations of any Governmental Authority including all decisions of Courts having the effect of law.

"Lien" means any mortgage, pledge, security interest, attachment, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing); provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

"Litigation" means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, demand letter, governmental or other administrative proceeding, whether at law or in equity, before or by any Court or Governmental Authority or before any arbitrator.

"Material Adverse Effect" means, with respect to a specified Person, any change, event or effect that individually or in the aggregate (taking into account all other such changes, events or effects) has had, or would be reasonably likely to have, a material adverse effect on the consolidated business, results of operations, or financial condition of such Person and its Subsidiaries, if any, taken as a whole, except to the extent that any such change, event or effect is attributable to or results from (i) the direct effect of the public announcement or pendency of the transactions contemplated hereby on current or prospective customers or revenues of the Company, or (ii) changes in general economic conditions or changes affecting the industry generally in which such Person operates.

"Merger" means the merger of Newco with and into the Company provided for in this Agreement.

"NASDAQ" means the Nasdaq Stock Market, Inc.

"Newco" means GSI Acquisition Corp., a newly-formed California corporation and a wholly-owned direct Subsidiary of Acquiror.

"Order" means any judgment, order or decree of any Court or Governmental Authority.

"Permit" means any and all permits, licenses, authorizations, Orders, certificates, registrations or other approvals granted by any Governmental Authority.

"Person" means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but will not include a Governmental Authority.

"Regulation" means any rule, regulation or requirement of any Governmental Authority having the effect of Law.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended, and the Regulations promulgated thereunder.

"Subsidiary" of a specified Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

"Tax Returns" means any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) required to be filed with a Governmental Authority, or where none is required to be filed with a Governmental Authority, the statement or other document issued by a Governmental Authority in connection with any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

"Taxes" means any and all federal, state, local, foreign, provincial, territorial or other taxes, imposts, tariffs, fees, levies or other similar assessments or liabilities and other charges of any kind, including income taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, social security, workers' compensation, unemployment, payroll and franchises imposed by or under any Law; and such terms will include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

"Vested" means, with respect to any option to purchase shares of Company Common Stock under the Company Plan, the right to exercise such option and own the shares subject to such option without restriction under the Company Plan.

                                   ARTICLE II
                                 TERMS OF MERGER

      Section 2.1 Statutory Merger. Subject to the terms and conditions and in reliance upon the representations, warranties, covenants and agreements contained herein, Newco will merge with and into the Company at the Effective Time. The terms and conditions of the Merger and the mode of carrying the same into effect will be as set forth in this Agreement and the applicable provisions of the CCC. As a result of the Merger, the separate corporate existence of Newco will cease and the Company will continue as the Surviving Corporation and shall succeed to and assume all of the rights and obligations of Newco in accordance with the CCC. The Merger shall have the effect set forth in the CCC.

      Section 2.2 Effective Time. On the Closing Date as provided in Section 3.3 hereof, the parties hereto will cause the Merger to be consummated by filing an agreement of merger (the "Agreement of Merger") with the Secretary of State of the State of California, in such form as required by, and executed in accordance with the relevant provisions of, the CCC. The Merger shall become effective at the time at which the Agreement of Merger has been duly filed with the Secretary of State of the State of

California (the time the Merger becomes effective in accordance with the foregoing being referred to as the "Effective Time").

      Section 2.3 Articles of Incorporation; Bylaws. At the Effective Time, the articles of incorporation of the Company shall be amended and restated by deleting its provisions and substituting therefore the provisions of the articles of incorporation of Newco, except that from and after the Effective Time, Article First of the Surviving Corporation's articles of incorporation will read in its entirety substantially as follows: "The name of the corporation is "GLOBEtrotter Software, Inc." At the Effective Time, the by-laws of Newco, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by Law and the articles of incorporation of the Surviving Corporation and such by-laws.

      Section 2.4 Directors and Officers. At the Effective Time the persons listed on Schedule 2.4A hereto will become the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation, and the persons listed on Schedule 2.4B hereto will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualify for such election.

                                  ARTICLE III
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

      Section 3.1 Merger Consideration; Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any of the following securities:

            (a) Subject to the other provisions of this Article III, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Company Common Stock held in the treasury of the Company) will be automatically converted into the right to receive a number of shares equal to the Exchange Ratio of Acquiror Common Stock per share of the Company's Common Stock, with the total number of shares of Acquiror Common Stock distributed to each Company Shareholder rounded up to the next whole number of shares of Acquiror Common Stock

(all such shares of Acquiror Common Stock issued in the Merger are collectively referred to herein as the "Merger Consideration"). Notwithstanding the foregoing, if between the date hereof and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, conversion, consolidation, combination or exchange of shares, the Exchange Ratio will be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, conversion, consolidation, combination or exchange of shares.

            (b) Subject to the other provisions of this Article III, all shares of Company Common Stock will, upon conversion thereof into shares of Acquiror Common Stock at the Effective Time, cease to be outstanding and will automatically be cancelled and retired, and each certificate previously evidencing Company Common Stock outstanding immediately prior to the Effective Time (other than Company Common Stock held in treasury) will thereafter represent only the right to receive the number of whole shares of Acquiror Common Stock into which the shares of Company Common Stock represented by such certificate have been converted pursuant to this Section 3.1. The holders of certificates previously evidencing Company Common Stock will cease to have any rights with respect to such Company Common Stock except as otherwise provided herein or by Law.

            (c) Simultaneously with the Merger, (i) each outstanding option to purchase or acquire a share of Company Common Stock under the Company Plan whether or not vested shall, in accordance with the terms thereof, be converted into an option under Acquiror's 2000 Equity Incentive Plan to purchase the number of shares of Acquiror Common Stock equal to the Exchange Ratio times the number of shares of Company Common Stock which could have been obtained prior to the Effective Time upon the exercise of each such option and rounded down to the nearest whole share, at an exercise price per share equal to the exercise price for each such share of Company Common Stock subject to such option divided by the Exchange Ratio (rounded up to the nearest whole cent), and (ii) Acquiror shall issue replacement options setting forth such terms under Acquiror's 2000 Equity Incentive Plan. The other terms of each such option, shall continue to apply in accordance with their terms, including any provisions providing for acceleration, termination or forfeiture. It is the intention of the parties that the replacement options so provided by Acquiror qualify, to the maximum extent permissible, following the Effective Time, as incentive stock options as defined in Section 422 of the Code to the extent such option qualified as an incentive stock option prior to the Effective Time. As soon as reasonably practical after the Effective Time, Acquiror will deliver to each person who, at the Effective Time, was a holder of an outstanding option under the Company Plan a notice stating that (i) such option has been replaced with a comparable option under Acquiror's 2000 Equity Incentive Plan, which shall continue in effect subject to the terms and conditions applicable thereto immediately prior to the Effective Time, except as otherwise provided herein and in Acquiror's 2000 Equity Incentive Plan, and (ii) the number of shares of Acquiror Common Stock covered by such option and the per share exercise price for such shares of Acquiror Common Stock.

            (d) Each share of Company Common Stock held in the treasury of the Company, if any, immediately prior to the Effective Time will be cancelled.

            (e) Each share of common stock, no par value, of Newco issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

      Section 3.2 Exchange of Certificates.

            (a) Exchange. On the day of the Effective Time, Acquiror will issue and provide for delivery to the former holders of Company Common Stock certificates representing shares of Acquiror Common Stock issuable pursuant to
Section 3.1 in exchange for certificates representing Company Common Stock immediately prior to the Effective Time.

            (b) Exchange Procedures. The Acquiror will direct and cause its transfer agent to deliver to each former holder of Company Common Stock, upon surrender to the

Acquiror's transfer agent for cancellation of one or more certificates which evidenced shares of Company Common Stock, certificates evidencing the appropriate number of shares of Acquiror Common Stock into which such shares of Company Common Stock were converted pursuant to the Merger (rounded down to the nearest whole number) and any dividends or distributions related thereto which such former holder of Company Common Stock is entitled to receive pursuant to the provisions of this Article III. If shares of Acquiror Common Stock are to be issued to a Person other than the Person in whose name the surrendered certificate or certificates are registered, it will be a condition of issuance of Acquiror Common Stock that the surrendered certificate or certificates shall be properly endorsed, in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the issuance of Acquiror Common Stock to a Person other than the registered holder of the surrendered certificate or certificates or such Person shall establish to the satisfaction of Acquiror that any such Tax has been paid or is not applicable.

            (c) Distributions with Respect to Unexchanged Shares of Company Common Stock. No dividends or other distributions declared or made with respect to Acquiror Common Stock on or after the Effective Time, if any, will be paid to the holder of any certificate that theretofore evidenced shares of Company Common Stock until the holder of such certificate shall surrender such certificate. Subject to the effect of any applicable escheat Law, following surrender of any such certificate, there will be paid to the holder of the certificates evidencing whole shares of Acquiror Common Stock issued, promptly in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock.

            (d) No Fractional Shares. No certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of certificates formerly representing shares of Company Common Stock pursuant to this Article III and all such fractional interests shall be rounded up to a whole share as set forth in Section 3.1(a) above.

            (e) Lost Certificates. If any certificate evidencing Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by Acquiror, the posting by such Person of a bond, in such reasonable amount as Acquiror may direct, as indemnity against claims that may be made against it with respect to such certificate, the Acquirer will issue in exchange for such lost, stolen or destroyed certificate of Acquiror Common Stock to which the holder may be entitled pursuant to this
Article III.

      Section 3.3 Closing. The Closing will take place at the offices of Manatt, Phelps & Phillips LLP, 1001 Page Mill Road, Building 2, Palo Alto, California 94304 at 10:00 a.m. on the next Business Day following the date on which the conditions to the Closing have been satisfied or waived or at such other place, time and date as the parties hereto may agree. At the conclusion of the Closing on the Closing Date, the parties hereto will cause the Agreement of Merger to be filed with the Secretary of State of the State of California.

      Section 3.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and there will be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, certificates formerly representing Company Common Stock are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates representing Acquiror Common Stock.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Acquiror Companies, subject to the exceptions set forth in the Company's Disclosure Schedule (which exceptions shall specifically identify a Section, Subsection or clause of a single Section or Subsection hereof, as applicable, to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such Section, Subsection or clause hereof and any other Section, Subsection or clause hereof to which such disclosure reasonably relates) that:

      Section 4.1 Organization and Qualification; Subsidiaries. The Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, except where its failure to so qualify would not have a Material Adverse Effect on the Company. Except as listed and described on Section 4.1 of the Company's Disclosure Schedule, the Company does not own, directly or indirectly, a five (5%) percent or more equity, capital stock or other ownership interest in any other corporation, limited liability company or partnership.
Section 4.1 of the Company's Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all the Company's directly or indirectly owned Subsidiaries, or any equity interest owned by the Company, directly or indirectly, in any limited liability company, partnership or joint venture arrangement or other business entity, together with the jurisdiction of incorporation or organization of each such Subsidiary or entity and the percentage of capital stock or other equity, profit or participation interests owned by the Company, directly or indirectly, in any such entities.

      Section 4.2 Articles of Incorporation; Bylaws. The Company has furnished to Acquiror complete and correct copies of the articles of incorporation and the bylaws or the equivalent organizational documents, in each case as amended or restated to the date hereof, of the Company and each of its Subsidiaries or Affiliates. Neither the Company nor any of its Subsidiaries or Affiliates is in violation of any of the provisions of their certificate of incorporation or bylaws or equivalent organizational documents.

      Section 4.3 Capitalization

            (a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock of which, as of the date hereof, 8,098,958 shares were issued and outstanding (other than treasury stock), all of which are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights of any Person. Section 4.3 (a) of the Company's Disclosure Schedule hereto lists the name and number of shares held by each recordholder of all of the issued and outstanding shares of the Company's Common Stock as of the date hereof.

            (b) Except for options issued under the Company's Plan, as of the date hereof, no shares of Company Common Stock are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating the Company to offer, sell, issue or grant any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities that are convertible into or exchangeable for any shares of, capital stock of the Company, to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of the Company or to grant any Lien on any shares of capital stock of the Company. Section 4.3(b) of the Company's Disclosure Schedule lists each stock option issued or awarded under the Company's Plan, the name and address of each option holder, the number of shares of the Company's Common Stocks subject to such stock options, the vesting schedule for all such options, the exercise price for all such options and the restriction, forfeiture and termination provisions of all such options. The total number of shares of the Company's Common Stock issuable upon exercise of all such stock options, outstanding as of the date of this Agreement, is 688,284. The number of shares of the Company's Common Stock issuable upon exercise of such outstanding options which were Vested as of March 31, 2000 is 50,210.

            (c) There are no voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries or Affiliates is a party or by which the Company or any of its Subsidiaries or Affiliates is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries or Affiliates or with respect to the sale or delivery of any shares of capital stock of the Company.

      Section 4.4 Authorization of Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and the performance of its obligations hereunder have been duly and validly authorized by all requisite corporate action on the part of the Company other than, with respect to the Merger, the approval and adoption of this Agreement by the shareholders of the Company, which approval and adoption in accordance with the CCC and the Company's articles of incorporation shall require the affirmative vote of the holders of at least a majority of the outstanding shares of the Company's Common Stock. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Acquiror Companies, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

      Section 4.5 Approvals. Except for the applicable requirements, if any, of
(a) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) the filing and recordation of appropriate merger documents as required by the CCC and (c) those Laws, Regulations and Orders noncompliance with which would not in the aggregate materially impair the ability of the Company to perform its obligations under this Agreement or be material in any respect to the Company, no filing or registration with, no waiting period imposed by and no Permit, Order, authorization, consent or approval of, any Court or Governmental Authority is required under any Law, Regulation or Order applicable to the Company to permit the Company to execute, deliver or perform this Agreement or any instrument required hereby to be executed and delivered by it at the Closing.

      Section 4.6 No Violation. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all Permits or Orders of, Courts and/or Governmental Authorities indicated as required in Section 4.5 and receipt of the approval of this Agreement by the shareholders of the Company as required by the CCC, neither the execution and delivery by the Company of this Agreement or any instrument required hereby to be executed and delivered by it at the Closing, nor the performance by the Company of its obligations hereunder, will (a) violate or breach the terms of or cause a default, or accelerate the performance of any obligation of the Company or give rise to any payment obligation of any such Person, or give rise to any right of termination (any of the foregoing a "Change of Control Effect"), or require any consent, approval or waiver (any of the foregoing a "Change of Control Consent") of any third party that is not a Governmental Authority, under, any Law, Regulation or Order applicable to the Company or the articles of incorporation or bylaws of the Company or (b) with the passage of time or the giving of notice have any of the effects set forth in clause (a) of this Section, except effects that would not, individually or in the aggregate, have a Material Adverse Effect upon the Company.

      Section 4.7 Reports; Financial Statements.

            (a) The unaudited statements of financial position, balance sheets and the related statements of operations and stockholders' equity (including any related notes thereto) of the Company for its fiscal years ending December 31, 1998 and 1999 and for the period ending March 31, 2000, attached hereto as
Schedule 4.7(a) (the "Company Financials") have been prepared on a basis consistent throughout and with prior periods (except as otherwise noted therein), and present fairly the financial position of the Company as at their respective dates, and the results of its operations for the periods presented therein subject, in the case of the interim financial statements, to normal year-end adjustments that have not been and are not expected to be material in amount. Without limiting the foregoing, the Company's subscription accounting treatment may not conform with United States generally accepted accounting principles ("GAAP").

            (b) The year 2000 revenue and profit forecast prepared jointly by the Company and the Acquiror, attached hereto as Schedule 4.7(b), has been prepared in a manner consistent with the Company's reasonable expectations of its business prospects for such year. The Company does not guarantee that the future results or performance levels set forth in such year 2000 revenue and profit forecast will be achieved.

      Section 4.8 No Undisclosed Liabilities. The Company has no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in the Company Financials through the fiscal quarter ending March 31, 2000, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since March 31, 2000 which are not, and will not have, individually or in the aggregate, a Material Adverse Effect on the Company and (c) liabilities or obligations which are not and will not have, individually or in the aggregate, a Material Adverse Effect on the Company.

      Section 4.9 Absence of Certain Changes or Events.

      Since March 31, 2000, there is not and has not been a Material Adverse Effect on the Company.

      Section 4.10 Title to Properties. The Company has good, valid and marketable title to or a valid leasehold in, all of the properties and assets (real, personal and mixed, tangible and intangible) that are necessary to the conduct of the business of the Company as it is currently being conducted, including all of the properties and assets reflected in the Company's consolidated balance sheet as at March 31, 2000, other than any such properties or assets that have been sold or otherwise disposed of in the ordinary course of business since March 31, 2000. The Company holds under valid lease agreements all real and personal properties being held by the Company under capitalized leases, and all real and personal property held by the Company that is subject to operating leases, and enjoys peaceful and undisturbed possession of such properties under such leases, other than any immaterial properties. The Company has not received any written notice or has Knowledge of any adverse claim to the title to any properties owned by it or with respect to any lease under which any properties are held by it, other than any claims that, individually or in the aggregate, are immaterial to the Company. Notwithstanding anything to the contrary, nothing in this Section 4.10 shall be construed to relate to Intellectual Property (it being understood that Section 4.19 contains representations and warranties relating to Intellectual Property).

      Section 4.11 Material Contracts. Each Material Contract (as defined herein) is in full force and effect, and is a valid and binding obligation of the Company and, to the Knowledge of the Company, each of the other parties thereto, enforceable in accordance with its terms, except (a) that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (b) as would not have a Material Adverse Effect on the Company. No condition exists or event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by the Company, to the Knowledge of the Company, any other party thereto under, or result in a right in termination of, any Material Contract, except as would not have a Material Adverse Effect on the Company. The term "Material Contract" shall mean any contract which is material to the Company and its Subsidiaries taken as a whole or to the business, properties, prospects or financial condition of the Company.

      Section 4.12 Insurance. The Company maintains with third parties policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and retained amounts, and against such risks and losses, as are set forth in the Company's Disclosure Schedule.

      Section 4.13 Permits; Compliance. The Company has obtained all material Permits that are necessary to carry on its businesses as currently conducted. Such Permits are in full force and effect in all material respects. Such Permits have not been violated, except for such violations as would not have a Material Adverse Effect on the Company. To the Knowledge of the Company, no suspension, revocation or cancellation of any of such Permits has been threatened. There is no Litigation pending or, to the Knowledge of the Company, threatened regarding suspension, revocation or cancellation of any of such Permits.

      Section 4.14 Litigation. As of the date hereof, except for the Litigation with Elan/Rainbow Corporation described in Section 4.14 of the Company's Disclosure Schedule (the "E/R Litigation"), there is no Litigation pending, or to the Knowledge of the Company, threatened against the Company, which if adversely determined would be or have a Material Adverse Effect on the Company. Except as set forth in Section 4.14 of the Company's Disclosure Schedule, as of the Closing, there will be no Litigation pending, or to the Knowledge of the Company, threatened against the Company that would be or have a Material Adverse Effect on the Company, except for the E/R Litigation.

      Section 4.15 Compliance with Laws. The Company is not subject to any written agreement, written directive, memorandum of understanding or Order with or by any Court or Governmental Authority restricting in any material respect its operation or requiring any materially adverse actions by the Company. The Company is in compliance in all material respects with all applicable Laws and Regulations and is not in default in any material respect with respect to any material Order applicable to the Company, except for such failure to comply or defaults which would not have a Material Adverse Effect on the Company.

      Section 4.16 Employee Benefit Plans.

            (a) Section 4.16 of the Company's Disclosure Schedule contains a true and complete list of each deferred compensation, incentive compensation, stock purchase, stock option and other equity compensation plan, "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement, and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any entity, that together with the

Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA (an "ERISA Affiliate"), or to which the Company or an ERISA Affiliate is a party, whether written or oral, for the benefit of any employee or former employee of the Company or any of its Subsidiaries (the "Employee Plans").

            (b) With respect to each Employee Plan, the Company has heretofore delivered or made available to Acquiror true and complete copies of the Employee Plan and any amendments thereto (or if the Employee Plan is not a written Employee Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter, if any, received from the Internal Revenue Service with respect to each Employee Plan intended to qualify under Section 401 of the Code.

            (c) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability.

            (d) No Employee Plan is subject to Title IV of ERISA or Section 412 of the Code, nor is any Employee Plan a "multiemployer pension plan", as defined in Section 3(37) of ERISA, or subject to Section 302 of ERISA.

            (e) Each Employee Plan has been operated and administered in all respects in accordance with its terms and applicable Law, including ERISA and the Code.

            (f) Each Employee Plan intended to be "qualified" within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code have received, or the Company will properly submit a request to the Internal Revenue Service prior to the Effective Time for, a favorable determination or other letter indicating that they are so qualified, or has been established using a prototype plan that has an Internal Revenue Service opinion letter on which the Company is entitled to rely, and, to the Knowledge of the Company, no event has occurred since the date of said letter(s) that will adversely affect the qualification of such Employee Plan.

            (g) No Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any "pension plan", or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

            (h) No amounts payable under the Employee Plans will fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code.

            (i) The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement by themselves will not (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, or (iii) assuming the Acquiror takes the action specified in Section 7.10(a), accelerate the vesting of any stock option or of any shares of restricted stock.

            (j) Except as would not be material in any respect to the Company, there are no pending or, to the Knowledge of the Company, any threatened or anticipated claims by or on behalf of any Employee Plan, by any employee or beneficiary covered under any such Employee Plan, or otherwise involving any such Employee Plan (other than routine claims for benefits).

      Section 4.17 Taxes. Except as set forth in Section 4.17 of the Company's Disclosure Schedule, the Company represents and warrants as follows:

            (a) All federal, state, local and foreign Tax Returns required to be filed (taking into account extensions) by or on behalf of the Company, and each affiliated, combined, consolidated or unitary group of which the Company is or has been a member have been timely filed, and all such Tax Returns are true, complete and correct in all material respects.

            (b) All Taxes payable by or with respect to the Company have been timely paid, or adequately reserved for and shown on the Company's Financials. No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company that are not adequately reserved for and shown on the Company's Financials. All assessments for Taxes due and owing by or with respect to the Company with respect to completed and settled examinations or concluded Litigation have been paid.

            (c) Prior to the date of this Agreement, the Company has provided Acquiror with written schedules setting forth the taxable years of the Company for which the statutes of limitations with respect to federal and material state income Taxes have not expired and with respect to federal and material state income Taxes, those years for which examinations have been completed and those years for which examinations are presently being conducted.

            (d) The Company has complied in all material respects with all rules and Regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign Laws) and have, within the time and in the manner required by law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.

            (e) The Company (i) has not waived any statutory period of limitations in respect of its or their Taxes or Tax Returns, which waiver remains in effect, nor (ii) is it a party to, bound by, or have any obligation under any Tax sharing, allocation, indemnity, or similar contract or arrangement.

            (f) The Company has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a

"Subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by the Company.

      Section 4.18 Environmental Laws and Regulations. Except as would not be or result in a Material Adverse Effect on the Company: (a) the Company has been in compliance with all applicable Environmental Laws; (b) the Company has obtained all Permits required by any applicable Environmental Law and all such permits are in full force and effect; (c) the Company has not, and the Company has no Knowledge of any other Person who has, caused any release, threatened release or disposal of any Hazardous Material at any properties or facilities previously or currently owned, leased or occupied by the Company; (d) the Company has no Knowledge that any of its properties or facilities are adversely affected by any release, threatened release or disposal of a Hazardous Material originating or emanating from any other property; (e) the Company (i) has no liability for response or corrective action, natural resources damage, or any other harm pursuant to any Environmental Law, (ii) is not subject to, has notice or Knowledge of, or is required to give any notice of any environmental claim or
(iii) has Knowledge of any condition or occurrence which could form the basis of an Environmental claim against the Company, or any of its properties or facilities; (f) the Company properties and facilities are not subject to any, and the Company has no Knowledge of any, imminent restriction on the ownership, occupancy, use or transferability of their properties and facilities arising from any (i) Environmental Law or (ii) release, threatened release or disposal of any Hazardous Material; and (g) there is no Environmental Claim pending, or, to the Company's knowledge, threatened, against the Company or, to the Company's knowledge, against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

      Section 4.19 Intellectual Property.

            (a) Section 4.19(a) of the Company's Disclosure Schedule sets forth, for the Intellectual Property owned by the Company, a complete and accurate list of all United States and foreign (i) patents and patent applications; (ii) Trademark registrations

(including material Internet domain registrations) and applications and material unregistered Trademarks; (iii) copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed); and (iv) Software (defined in Section 4.19(c)(vii)).

            (b) Section 4.19(b) of the Company's Disclosure Schedule sets forth a complete and accurate list of all material license agreements granting to the Company any material right to use or practice any rights under any Intellectual Property other than Intellectual Property which is used for infrastructural purposes, or is off-the-shelf "shrink-wrap" software, and is commercially available on reasonable terms, (collectively, the "License Agreements"), indicating for each the title and the parties thereto.

            (c) Except as would not have a Material Adverse Effect on the Company;

                  (i) the Company owns, free and clear of Liens, Orders and arbitration awards, all owned Intellectual Property currently used in the Company's business, and has a valid and enforceable right to use all of the Intellectual Property licensed to the Company and currently used in the Company's business;

                  (ii) to the Knowledge of the Company, the Company has taken reasonable steps to protect the Intellectual Property of the Company;

                  (iii) to the Knowledge of the Company, the conduct of the Company's businesses as currently conducted does not infringe upon any rights owned or controlled by any third party, including, without limitation, the rights of Highland Software, or any successors in interest to Highland Software;

                  (iv) except for the E/R Litigation, there is no Litigation pending or to the Company's Knowledge threatened or any written claim from any Person (A) alleging that the Company's activities or the conduct of its businesses infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any Company Intellectual Property;

                  (v) Except for the E/R Litigation, no legal action has been brought against any third party by the Company for misappropriating, infringing, diluting, or violating any Intellectual Property owned by the Company;

                  (vi) the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of the Company's rights to own any of its Intellectual Property or their respective rights under the License Agreements, nor require the consent of any Governmental Authority or third party in respect of any such Intellectual Property; and

                  (vii) The Software, described in Section 4.19(a) of the Company's Disclosure Schedule, was either (A) developed by employees of Company within the scope of their employment; (B) developed by independent contractors who have assigned their rights to the Company pursuant to written agreements; or
(C) otherwise acquired by the Company from a third party. For purposes of this
Section 4.19(c)(vii), "Software" means any and all (V) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (W) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (X) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (Y) the technology supporting any Internet site(s) operated by or on behalf of the Company, and (Z) all documentation, including user manuals and training materials, relating to any of the foregoing.

            (d) All material Trademarks registered in the United States and in other jurisdictions have been in continuous use by the Company. To the Knowledge of the Company, with the exception of "SAM," there has been no prior use of such Trademarks by any third party which would confer upon said third party superior rights in such Trademarks; the Company has adequately policed the Trademarks against third party infringement; and the material Trademarks registered in the United States and in other jurisdictions have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or other documents.

            (e) The Company has taken reasonable steps in accordance with normal industry practice to protect the Company's rights in confidential information and Trade Secrets of the Company. Without limiting the foregoing and except as would not be materially adverse to the Company, the Company enforces a policy of requiring each relevant employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms, and, except under confidentiality obligations, there has been no disclosure by the Company of material confidential information or Trade Secrets. The Company has taken reasonable steps in accordance with normal industry practice to acquire and protect the Company's rights in all Intellectual Property invented, created or developed by employees of the Company within the scope of their employment.

            (f) To the Company's Knowledge, the current versions of its products (including existing products and technology and products and technology currently under development) will, when used in accordance with associated documentation on a specified platform or platforms, be capable upon installation of accurately processing, providing, and receiving date data from, into, and between the Twentieth and Twenty-First centuries, including the years 1999 and 2000, and making leap-year calculations, provided that all other non-Company products (e.g., hardware, software and firmware) used in or in combination with the Company's products, properly exchange data with the Company's products.

      Section 4.20 Pooling; Tax Matters. As of the date hereof, neither the Company nor any of its Affiliates has taken or agreed to take any action or failed to take any action that they or any of them have been advised by their accountants or legal advisers would prevent (a) the Merger from being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the Regulations and interpretations of the SEC or (b) the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

      Section 4.21 Affiliate Letters. Section 4.21 of the Company's Disclosure Schedule contains a true and complete list of all Persons who, as of the date hereof, to the Knowledge of the Company, may be deemed to be Affiliates of the Company, including all directors and executive officers of the Company.

      Section 4.22 Certain Business Practices. To the Knowledge of the Company, neither the Company nor any director, officer, employee or agent of the Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, assuming the full application of that Act to the Company, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of the False Claims Act, 31 U.S.CA. ss. 3729, et. seq., as amended, or (iv) made any other unlawful payment except for the foregoing matters that are not material in any respect to the Company.

      Section 4.23 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder's or other fee or commission (excluding Morrison & Foerster, LLP, counsel to the Company) in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                                   ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR COMPANIES

The Acquiror Companies hereby represent and warrant to the Company, subject to the exceptions set forth in the Acquiror's Disclosure Schedule (which exceptions shall specifically identify a Section, Subsection or clause of a single Section or Subsection hereof, as applicable, to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such Section, Subsection or clause hereof and any other Section, Subsection or clause hereof to which such disclosure reasonably relates) that:

      Section 5.1 Organization and Qualification; Subsidiaries. The Acquiror Companies are legal entities duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation or organization, have all requisite power and authority to own, lease and operate their respective properties and to carry on their business as it is now being conducted and are duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by them or the ownership or leasing of their respective properties makes such qualification necessary.

      Section 5.2 Certificate of Incorporation; Bylaws. The Acquiror has furnished or made available to the Company complete and correct copies of the certificate of incorporation and the bylaws in each case as amended or restated to the date hereof, of Acquiror and Newco. Neither the Acquiror nor Newco is in violation of any of the provisions of its certificate of incorporation or bylaws.

      Section 5.3 Capitalization.

            (a) As of the date hereof, the authorized capital stock of Acquiror consists of (i) 50,000,000 shares of Acquiror Common Stock, par value $0.001 per share, of which, as of June 16, 2000, 40,327,586 shares were issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which none are issued or outstanding. All of the outstanding shares of Acquiror Common Stock are, and all shares to be issued as part of the Merger Consideration will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable.

            (b) As of June 16, 2000, except for approximately 3,188,278 shares of Acquiror Common Stock issuable upon the exercise of options currently outstanding under the Acquiror's 1988 Stock Option Plan, 1996 Equity Incentive Plan and 1996 Directors Stock Option Plan, and approximately 461,156 additional shares of Acquiror Common Stock reserved for issuance under Acquiror's above-referenced plans and Acquiror's 1996 Employee Stock Purchase Plan, no shares of Acquiror Common Stock are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating Acquiror to offer, sell, issue or grant any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities that are convertible into or exchangeable for any shares of, capital stock of Acquiror.

            (c) As of the Closing Date, the authorized capital stock of Newco will consist of 1,000 shares of common stock, no par value, all of which shares will be issued to Acquiror.

      Section 5.4 Authorization of Agreement. Subject to certain stockholder approvals regarding the increase in the authorized shares of Acquiror's Common Stock, the issuance of Acquiror Common Stock in the Merger and the approval and adoption of Acquiror's 2000 Equity Incentive Plan: each of the Acquiror Companies has all requisite corporate power and authority to execute and deliver this Agreement, and each instrument required hereby to be executed and delivered by the Acquiror Companies at the Closing, and to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby; the execution and delivery by the Acquiror Companies of this Agreement, and each instrument required hereby to be executed and delivered by the Acquiror Companies at the Closing, and the performance of their respective obligations hereunder have been duly and validly authorized by the Board of Directors of each of Acquiror and Newco and by Acquiror as the sole stockholder of Newco; except for filing of the Agreement of Merger, no other corporate proceedings on the part of Acquiror or Newco are necessary to authorize the consummation of the transactions contemplated hereby; and this Agreement has been duly executed and delivered by each of the Acquiror Companies and, assuming due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of each of the Acquiror Companies, enforceable against each of the Acquiror Companies in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

      Section 5.5 Approvals. Except for the applicable requirements, if any, of
(a) the Securities Act, (b) the Exchange Act, (c) state securities or blue sky Laws, (d) the HSR Act, (e) Foreign Competition Laws, (f) NASDAQ, (g) the filing and recordation of appropriate merger documents as required by the CCC and (h) those Laws, Regulations and Orders noncompliance with which would not in the aggregate materially impair the ability of Acquiror or Newco to perform its obligations under this Agreement or be material in any respect to Acquiror, no notices to, consents or approvals of, or filings or registrations with any Court or Governmental Authority is required under any Law, Regulation or Order applicable to Acquiror or Newco to permit Acquiror or Newco to execute, deliver or perform this Agreement or any instrument required hereby to be executed and delivered by it at the Closing.

      Section 5.6 No Violation. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all Permits or Orders of, Courts and/or Governmental Authorities indicated as required in Section 5.5, neither the execution and delivery by Acquiror or Newco of this Agreement, or any instrument required hereby to be executed and delivered by Acquiror or Newco at the Closing nor the performance by Acquiror or Newco of their respective obligations hereunder or thereunder will (a) violate or breach the terms of or cause a default under any Law, Regulation or Order applicable to Acquiror or Newco, the certificate of incorporation or by-laws of Acquiror or Newco or any contract, note, bond, mortgage, indenture, license, agreement or other instrument to which Acquiror or any of its Subsidiaries is a party or by which it or any of its properties or assets is bound, or (b) with the passage of time, the giving of notice or the taking of any action by a third

Person, have any of the effects set forth in clause (a) of this Section, except in any such case for any matters described in this Section 5.6 that would not in the aggregate have a Material Adverse Effect upon the ability of Acquiror or Newco to perform its obligations under this Agreement or be material in any respect to Acquiror.

      Section 5.7 Reports.

            (a) Acquiror has timely filed all reports required to be filed by it with the SEC with respect to this Agreement and the transactions contemplated herein pursuant to the Exchange Act which complied, at the time of filing, in all material respects with applicable requirements of the Exchange Act (collectively, the "Acquiror SEC Reports"). None of the Acquiror SEC Reports, as of their respective dates, contained or, if filed after the date hereof, will contain any untrue statement of a material fact or omitted or, if filed after the date hereof, will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent superseded by an Acquiror SEC Report filed subsequently and prior to the date hereof.

            (b) The consolidated statements of financial position and the related consolidated statements of operations, stockholders' equity and cash flows (including the related notes thereto) of Acquiror included in the Acquiror SEC Reports complied in all material respects with applicable accounting requirements and the published rules and Regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of Acquiror as at their respective dates, and the consolidated results of its operations and its cash flows for the periods presented therein subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that have not been and are not expected to be material in amount.

      Section 5.8 Absence of Certain Changes or Events. Since December 31, 1999 there has not been a Material Adverse Effect on Acquiror.

      Section 5.9 Pooling; Tax Matters. As of the date hereof, neither Acquiror nor any of its Affiliates has taken or agreed to take any action or failed to take any action that they or any of them have been advised by their accountants or legal advisors would prevent (a) the Merger from being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the Regulations and interpretations of the SEC or (b) the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

      Section 5.10 Affiliates. Section 5.10 of Acquiror's Disclosure Schedule contains a true and complete list of all Persons who, as of the date hereof, to the Knowledge of Acquiror, may be deemed to be Affiliates of Acquiror, excluding all its Subsidiaries but including all directors and executive officers of Acquiror.

      Section 5.11 No Undisclosed Liabilities. Except for the transactions contemplated herein and proposed transactions related thereto, the Acquiror Companies have no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in the Acquiror SEC Reports, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the last Acquiror SEC Report which are not, and will not have, individually or in the aggregate, a Material Adverse Effect on the Acquiror Companies and (c) liabilities or obligations which are not and will not have, individually or in the aggregate, a Material Adverse Effect on the Acquiror Companies.

      Section 5.12 Litigation. Except as disclosed in the most recent SEC Form 10K filed by Acquiror, as of the date hereof, there is no Litigation pending, or to the Knowledge of the Acquiror Companies, threatened against the Acquiror Companies, which if adversely determined would have a Material Adverse Effect on the Acquiror Companies.

      Section 5.13 Compliance with Laws. The Acquiror Companies are not subject to any written agreement, written directive, memorandum of understanding or Order with or by any Court or Governmental Authority restricting in any material respect their operations, except any restriction which would not have a Material Adverse Effect on the

Acquiror Companies. The Acquiror Companies are not in default in any material respect of any material Order applicable to the Acquiror' Companies, except any noncompliance which would not have a Material Adverse Effect on the Acquiror Companies.

      Section 5.14 Insider Trading Policy. Attached as Schedule 5.14 is a true and correct copy of Acquiror's insider trading policy as of the date of this Agreement.

                                   ARTICLE VI
                  COVENANTS RELATING TO THE CONDUCT OF BUSINESS

      Section 6.1 Conduct of Business of the Company. Except as set forth in
Section 6 of the Company's Disclosure Schedule, during the period from the date of this Agreement to the Closing Date (unless Acquiror shall otherwise consent in writing and except as otherwise expressly contemplated or permitted by this Agreement), the Company will operate its businesses in good faith with the goal of preserving intact its assets and current business organizations, keeping available the services of its current officers and employees, maintaining its Material Contracts and preserving its relationships with customers, suppliers, creditors, brokers, distributors, agents and others having business dealings with them, it being understood that the failure to so preserve, keep or maintain shall not be a breach of this Section 6 so long as such businesses are operated in good faith as aforesaid. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, or as set forth in Section 6 of the Company's Disclosure Schedule, or as agreed to in writing by Acquiror, the Company agrees as follows:

            (a) Issuance and Redemption of Securities. The Company shall not issue, sell or grant any shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof, except the Company may grant stock options to acquire up to a total of 25,000 additional shares of Company Common Stock (plus an additional number of shares equal to the number of shares subject to options outstanding on the date of this Agreement, as referenced in Section 4.3(b), that are cancelled unexercised prior to the additional grant) to new hires in the normal course of its business (at no more than 3,000 shares per option grant) after the date hereof and prior to the Effective Time without the prior approval or consent of Acquiror. In no event shall the vesting or exercisability of any Company stock option or shares of restricted Company Common Stock granted or issued under the Company Plan, an employment agreement or otherwise be accelerated as a result of or in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except to the extent required under the terms of the Company Plan or applicable individual agreement as in effect on the date hereof.

            (b) Dividends. The Company shall not (i) split, combine, subdivide or reclassify any shares of its capital stock or (ii) except as provided in
Section 7.11, declare, set aside for payment or pay any dividend, or make any other distribution in respect of, any of its capital stock, or redeem or repurchase any of its capital stock or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of the Company, except for repurchases of unvested shares in connection with the termination of a relationship with any employee, consultant or director pursuant to stock option, purchase or other agreements in effect on the date hereof or approved by Acquiror.

            (c) Restructuring. The Company shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company.

            (d) Governing Documents. The Company shall not adopt any amendments to its articles of incorporation or its bylaws, or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company.

            (e) Indebtedness. The Company shall not incur any indebtedness for money borrowed other than in the ordinary course of business or guarantee any such indebtedness of another Person (other than the Company), enter into any "keep well" or other agreement to maintain any financial condition of another Person (other than the Company) or enter into any arrangement having the economic effect of any of the foregoing in each case, other than (i) in connection with the financing of ordinary course trade payables in the ordinary course of business, (ii) pursuant to existing credit facilities in the ordinary course of business or (iii) the guarantee by the Company of any indebtedness of any Subsidiary of the Company.

            (f) No Acquisitions. The Company shall not acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets or capital stock of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that, individually or in the aggregate, are material to the Company except with the prior written consent of Acquiror.

            (g) No Dispositions. Except in the ordinary course of business, the Company shall not sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of any of the properties or assets of the Company that, individually or in the aggregate, are material, in nature or amount, to the business, properties, prospects or financial condition of the Company.

            (h) Capital Expenditures. The Company shall not make or agree to make any capital expenditures relating to a single project in excess of $100,000 or in the aggregate in excess of $250,000.

            (i) Contracts. Except in the ordinary course of business, the Company shall not (A) enter into any Material Contract, or (B) modify, amend or transfer in any material respect or terminate any Material Contract to which the Company is a party or waive, release or assign any material rights or claims thereunder.

            (j) Certain Prohibited Actions. From and after the date of this Agreement and through the Closing Date, the Company shall not, without the prior written consent of the Acquiror, directly or indirectly, (i) increase the compensation payable or to become payable to any officer or director of the Company except in accordance with existing employment agreements or benefit plans and except for increases consistent with past practice and which are reasonably necessary for the operation of the business of the Company, (ii) adopt, enter into, or amend (except to the extent necessary or advisable to comply with applicable law) any stock option, bonus, profit sharing, pension, retirement, deferred compensation, employment or other payment or employee compensation plan, agreement or arrangement, (iii) grant any stock options or stock appreciation rights (except as set forth in Section 6.1(a) hereof), (iv) amend any employment agreement, (v) make any loan or advance to, or enter into any contract, lease or commitment with, any officer, director or Affiliate of the Company, except with the prior written consent of Acquiror, (vi) assume, guarantee, endorse or otherwise become responsible for any material obligations of any other individual, firm or corporation or make any material loans or advances to any individual, firm or corporation, except in the ordinary course of business, (vii) except for investments in equipment and other assets in the ordinary course of business consistent with existing capital expenditure budgets (and as permitted under Section 6.1(h) hereof), make any material investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation, (viii) enter into, modify or amend in any material respect or take any action to terminate any Material Contract, except in the ordinary course of business, (ix) waive, release, grant or transfer any rights of material value relating to the Company's assets, except in the ordinary course of business, or as contemplated by this Agreement,
(x) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets other than in the ordinary course of business, or (xi) enter into an agreement to do any of the foregoing.

            (k) Accounting Policies and Procedures. Except for actions consistent with the recommendations of KPMG LLP taken in response to the audit conducted by KPMG LLP, the Company shall not make any change to its accounting methods, principles or practices, except as may be required by GAAP, or applicable statutory accounting principles.

            (l) Liens. The Company shall not create, incur or assume any material Lien on any of its material assets.

            (m) Claims. The Company shall not settle any material Litigation or waive, assign or release any material rights or claims except in either case (i) in the ordinary course of business and (ii) for any such settlement which (A) would not impose either material restrictions on the conduct of the business of the Company or (B) for Litigation items settled for money, involve in the aggregate in excess of $100,000 in cost to the Company. The Company shall not pay, discharge or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except in the ordinary course of business or in accordance with their terms.

            (n) Taxes. The Company shall not make any Tax election or settle or compromise any material Tax liability, except in respect of ongoing matters or in the ordinary course of business, or with the prior written consent of Acquiror.

            (o) Insurance. The Company shall use commercially reasonable efforts to maintain in full force and effect all self-insurance or insurance, as the case may be, currently in effect.

                                  ARTICLE VII
                              ADDITIONAL AGREEMENTS

      Section 7.1 Access and Information.

            (a) The Company will, (i) afford to the Acquiror and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Representatives") full access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to their books and records, (ii) furnish promptly to the Acquiror and its Representatives such information concerning the business, properties, contracts, records and personnel of the Company (including financial, operating and other data and information) as may be reasonably requested, from time to time, by or on behalf of the Acquiror. No investigation by any party hereto shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Acquiror pursuant to this Section 7.1 shall be kept confidential in accordance with the Confidentiality Agreement. The Company will provide KPMG LLP full access to the Company's officers, employees, agents, properties, offices and other facilities (and its Subsidiaries, if any) and to its books and records,
(ii) furnish promptly to the KPMG LLP and its Representatives such information concerning the business, properties, contracts, records and personnel of such party (including financial, operating and other data and information) as may be reasonably requested, from time to time, as necessary to permit KPMG LLP to conduct a full audit of the Company for its fiscal years ending December 31, 1998 and 1999 and a review of the three-month period ending March 31, 2000. All costs and expense of KPMG LLP in the conduct of such audit and the preparation of its report or opinion with respect thereto shall be paid by the Acquiror in the event this Agreement is terminated, provided that if this Agreement is terminated pursuant to Section 10.1(f) or by Acquiror in breach of this Agreement, the Company may retain any report received from KMPG, LLP.

            (b) It is hereby acknowledged and agreed by Acquiror that the cooperation and access provided by the Company since the date of the LOI and prior to the date of this Agreement to Acquiror and KPMG LLP has materially satisfied the requirements of Section 7.1(a) and, if continued, would satisfy the requirements of Section 7.1(a) after the date hereof.

      Section 7.2 Meeting of Shareholders. The Company, acting through its Board of Directors, shall, in accordance with the Law and its articles of incorporation and bylaws, promptly and duly call, give notice of, convene and hold a special meeting of the Company's shareholders, or obtain the written consent of all of the Company's shareholders, as soon as practicable, but not later than three (3) business days, following the date of the granting of the Permit (as defined in Section 7.10 hereof). The Board of Directors of the Company shall declare that this Agreement is advisable and recommend that the Agreement and the transactions contemplated herein be approved and adopted by the shareholders of the Company. The Company shall use its reasonable best efforts to obtain from all the shareholders of the Company the approval and adoption of this Agreement and the Merger and to secure the vote or written consent of shareholders required by the Law and its articles of incorporation and bylaws to approve and adopt this Agreement and the Merger.

      Section 7.3 Proxy Statement - Meeting of Stockholders.

            (a) Proxy. As promptly as practicable following the date of execution of this Agreement by the parties hereto, the Acquiror and the Company shall work together to complete preparation of Acquiror's preliminary Proxy Statement relating to the Merger and this Agreement, such that Acquiror can submit such preliminary Proxy Statement to the SEC on or before June 23, 2000, and to obtain and furnish the information required to be included by the SEC in the Proxy Statement and respond promptly to any comments made by the SEC with respect to the Proxy Statement to be mailed to Acquiror's stockholders at the earliest practicable date. Notwithstanding the foregoing, neither party shall be considered in default of this Agreement if Acquiror's preliminary Proxy Statement is not submitted to the SEC by June 23, 2000.

            (b) Meeting of Stockholders. Acquiror shall, in accordance with the CCC and its certificate of incorporation and bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date hereof, the annual meeting of the Acquiror's stockholders. The Board of Directors of Acquiror shall declare that this Agreement and the Merger are advisable and recommend that the authorization and issuance of the Acquiror Common Stock pursuant to the Merger be approved and adopted by the stockholders of the Acquiror. The Acquiror shall use its reasonable best efforts to obtain from all the stockholders of the Acquiror the approval to issue the Acquiror's Common Stock in the Merger as required by the Regulations of the NASDAQ.

      Section 7.4 Appropriate Action; Consents; Filings

            (a) The Company and Acquiror will each use reasonable efforts (i) to take, or to cause to be taken, all appropriate action, and to do, or to cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the transactions contemplated by this Agreement, unless the Board of Directors of the Acquiror has withdrawn its recommendation of this Agreement in compliance herewith (in which case Acquiror shall notify the Company within 24 hours of such withdrawal), (ii) to obtain from any Governmental Authorities any Permits or Orders required to be obtained by Acquiror or the Company or any of their Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger,
(iii) to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act (C) Foreign Competition Laws and (D) any other applicable Law; provided that Acquiror and the Company will cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filings and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith and (iv) to furnish all information required for any application or other filing to be made pursuant to any applicable Law or any applicable Regulations of any Governmental Authority (including all information required to be included in the Proxy Statement and the Hearing Documents, as defined in Section 7.10 hereof) in connection with the transactions contemplated by this Agreement provided, however, that neither Acquiror nor any of its Affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to Orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any material (in nature or amount) assets or categories of material (in nature or amount) assets of Acquiror, any of its Affiliates or the Company or the holding separate of the shares of Company Common Stock or imposing or seeking to impose any material limitation on the ability of Acquiror or any of its Subsidiaries or Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock.

            (b) Each of the Company and Acquiror will give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Authority in connection with the Merger, (iii) any Litigation, relating to or involving or otherwise affecting the Company, Acquiror or their Subsidiaries that relates to the consummation of the Merger; and (iv) any change that is reasonably likely to have a Material Adverse Effect on the Company or Acquiror.

            (c) Each of the Company and Acquiror will give any notices to third Persons, and use reasonable efforts to obtain any consents from third Persons necessary, proper or advisable (as reasonably determined in good faith by Acquiror with respect to such notices or consents to be delivered or obtained by the Company) to consummate the Merger and the transactions contemplated by this Agreement.

            (d) The Company shall notify Acquiror immediately upon the occurrence of any "Encumbrance" that may adversely affect the Company's right to sublicense any Intellectual Property rights owned or licensed by the Company (including the right to further sublicense such rights), including, without limitation, Intellectual Property rights contained in the Company's clients' or server software, including development tools, tests and other development components, which will exist as of the Closing Date, and any maintenance upgrades and new releases of such software, if any, which may be in progress at the Company as of the Closing Date, and/or any components of the foregoing (collectively, the "Software Products"). "Encumbrance" means any restriction or limit that would prevent or materially limit or restrict the Company's ability to sublicense any Intellectual Property right owned or licensed by the Company (including the right to further sublicense such rights) with respect to the Software Products, including, without limitation, limitations on source code access and sublicensing rights, as well as prohibitions or required consents to assignment of rights from the Company to the Acquiror upon the Closing Date, which rights, if not available, would constitute an Encumbrance. If requested by Acquiror, the Company shall use reasonable efforts in consultation with Acquiror to remove, limit or diminish such Encumbrances in a reasonable priority order designated by Acquiror, provided that any action or refrain from action shall be at the sole discretion of the Company and that the Company shall not be required to initiate legal proceedings or license its technology in response to any such request from Acquiror.

      Section 7.5 Affiliates; Pooling; Tax Treatment.

            (a) The Company will use reasonable efforts to obtain an executed letter agreement substantially in the form of Exhibit A hereto from (i) each Person identified in Section 4.21 of the Company's Disclosure Schedule within 15 days following the execution and delivery of this Agreement and (ii) from any Person who, to the Company's Knowledge, may be deemed to have become an Affiliate of the Company after the date of this Agreement and prior to the Effective Time as soon as practicable after attaining such status.

            (b) Acquiror will use reasonable efforts to obtain an executed letter agreement substantially in the form of Exhibit B hereto from (i) each Person identified in Section 5.10 of Acquiror's Disclosure Schedule within 15 days following the execution and delivery of this Agreement and (ii) from any Person who, to Acquiror's Knowledge, may be deemed to have become an Affiliate of Acquiror after the date of this Agreement and prior to the Effective Time as soon as practicable after attaining such status.

            (c) (i) Acquiror and the Company will each use reasonable efforts before and after the Closing to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not take, and will use reasonable efforts to prevent any Affiliate of such party from taking, any actions which could prevent the Merger from qualifying as such a reorganization, and will take such action as is available and may be reasonably required to negate the impact of any past actions by such party or its respective Affiliates which would reasonably be expected to adversely impact the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

                  (ii) As of the date hereof, the Company does not know of any reason why it would not be able to deliver to Morrison & Foerster LLP, at the date of the legal opinion referred to below, a certificate substantially in the form attached hereto as Exhibit C-1, to enable such firm to deliver the legal opinion contemplated by Section 9.3(c), and the Company hereby agrees to deliver such a certificate effective as of the date of such opinions.

                  (iii) As of the date hereof, neither Acquiror nor Newco knows of any reason why it would not be able to deliver to Morrison & Forerster LLP, at the date of the legal opinion referred to below, a joint certificate substantially in the form attached hereto as Exhibit C-2 to enable such firm to deliver the legal opinion contemplated by Section 9.3(c), and the Acquiror and Newco hereby agree to deliver such a certificate effective as of the date of such opinions.

            (d) (i) Acquiror and the Company will each use reasonable efforts before and after the Closing to cause the Merger to qualify as a "pooling of interests" for financial reporting purposes under GAAP and under SEC rules, regulations and interpretations, and will not take, and will use reasonable efforts to prevent any Affiliate of such party from taking, any actions which could prevent the Merger from qualifying as such a "pooling of interests." Acquiror and the Company understand that the grant of certain options permitted under Section 6.1(a) hereof and the payment of dividends under Section 7.11 hereof are not actions that would prevent the Merger from being so treated. Acquiror and the Company will each use reasonable efforts to obtain an executed representation letter described in Section 9.2(c).

                  (ii) Acquiror will not knowingly take, or knowingly permit any controlled Affiliate of Acquiror to take, any actions which could prevent the Merger from being treated for financial accounting purposes as a "pooling of interests" under GAAP, it being understood and agreed that if KPMG LLP advises Acquiror that an action would not prevent the Merger from being so treated, such action will be conclusively deemed not to constitute a breach of this Section
7.5 (d)(ii).

                  (iii) The Company will not knowingly take, or knowingly permit any controlled Affiliate of the Company to take, any actions that could prevent the Merger from being treated for financial accounting purposes as a "pooling of interests" under GAAP, it being understood and agreed that if KPMG LLP advises the Company that an action would not prevent the Merger from being so treated, such action will be conclusively deemed not to constitute a breach of this Section 7.5
(d)(iii). Acquiror and the Company understand that the grant of certain options permitted under Section 6.1(a) hereof and the payment of dividends under Section
7.11 hereof are not actions that would prevent the Merger from being so treated.

      Section 7.6 Public Announcements. The parties will consult with each other and will mutually agree upon any press release or public announcement pertaining to the Merger and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement. Notwithstanding the foregoing, Company acknowledges and agrees that Acquiror will issue a press release announcing the execution of this Agreement, when and as it deems necessary in its sole discretion. Subject to Acquiror's final determination of the content of such release, Acquiror shall consult with Company prior to issuing such release and consider in good faith any comments and suggestions of Company.

      Section 7.7 Employee Benefit Plans.

            (a) Acquiror agrees that individuals who are employed by the Company immediately prior to the Effective Time shall become employees of the Surviving Corporation following the Effective Time (each such employee, an "Affected Employee"); provided, however, that this Section 7.7(a) shall not be construed to limit the ability of the applicable employer to terminate the employment of any Affected Employee at any time.

            (b) For a period of not less than six months following the Effective Time, Acquiror, in its sole and absolute discretion, shall either: (i) continue (or cause Surviving

Corporation to continue) to maintain Employee Plans that in the aggregate are comparable to those in effect immediately prior to the Effective Time, or (ii) arrange for each Affected Employee who is a participant in the Employee Plans ("Participants") to participate in Acquiror's (or its applicable Subsidiary's) plans that are in the aggregate comparable to those provided to other similarly situated (as to seniority, job description and salary) employees of Acquiror and its other Subsidiaries from time to time ("Acquiror Plans"), or (iii) a combination of clauses (i) and (ii). Notwithstanding the foregoing, the Company's money purchase pension plan shall be terminated effective not later than the Effective Time, without Acquiror providing any corresponding employee benefit plan, and such money purchase pension plan shall not be taken into account under clause (i) or (iii) above for purposes of determining whether comparable employee benefit plans are provided after the Effective Time. Each Participant who continues to be employed by Acquiror (or any of its Subsidiaries) immediately following the Effective Time shall receive full credit for years of service with the Company prior to the Effective Time for purposes of service and waiting period requirements, eligibility to participate, future benefit accrual, determination of level of benefits and vesting under Acquiror Plans (other than any incentive compensation, bonus or similar plans), to the same extent such years of service are taken into account under corresponding Employee Plans (or, if there is no corresponding Employee Plan, the Acquiror
Plan) prior to the Effective Time. The foregoing provisions shall not be construed to require the Acquiror Companies or the Surviving Corporation to provide or accrue any benefit under any Acquiror Plan for any period of time prior to the Effective Time. If option (ii) or (iii) is elected, then, to the extent permitted by the applicable insurance carrier without undue charge, Acquiror shall cause any and all pre-existing condition (or actively-at-work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Participants and their eligible dependents and shall provide them with credit for co-payments, deductibles, and offsets (or similar payments) prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Acquiror Plans in which they are eligible to participate after the Effective Time. Additionally, upon Acquiror's written request, the Company shall terminate any 401(k) plan it maintains, such termination to be effective not less than one day prior to the Closing Date.

            (c) The Acquiror intends to have the Surviving Corporation continue to maintain, after the Effective Time, the day care center facility and program operated by the Company as of the Effective Time, but shall have no obligation to continue the day care center for any specific period of time.

            (d) No Affected Employee, Participant or beneficiary shall be considered a third party beneficiary of this Section 7.7 or any other provision of this Agreement.

      Section 7.8 Indemnification of Principal Shareholders for Elan/Rainbow Corporation Litigation Matter. From and after the Effective Time, Acquiror shall cause the Surviving Corporation to provide legal counsel, defend and hold harmless each of the Principal Shareholders (and their successors and assigns) after Closing from and against any costs, expenses or obligations (including court costs, reasonable attorneys', accountants' and other professional advisors' fees and associated expenses) incurred or suffered by any of the Principal Shareholders (and their successors and assigns) in the defense of any claim made or asserted against any of the Principal Shareholders (the "Legal Defense Costs"), in connection with the E/R Litigation. In addition, the Acquiror shall cause the Surviving Corporation to indemnify, defend and hold harmless each of the Principal Shareholders (and their successors and assigns) from and against any damages, claims, costs, losses, liabilities, expenses or obligations incurred or suffered by any of the Principal Shareholders (and their successors and assigns), in addition, and without regard, to the Legal Defense Costs, as a result of or arising from any claims made or liabilities asserted against any of the Principal Shareholders in connection with the E/R Litigation (the "Litigation Liability").

      Section 7.9 Event Notices. From and after the date of this Agreement until the Effective Time, each party hereto will promptly notify the other party hereto of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied and

(ii) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which would be likely to result in any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. No delivery of any notice pursuant to this Section 7.9 will cure any breach of any representation or warranty of such party contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

      Section 7.10 California Fairness Hearing.

            (a) As soon as reasonably practicable, but in no event later than ten (10) business days, following the date hereof, Acquiror shall apply to the California Commissioner of Corporations for a permit (the "Permit") and request a hearing on the fairness of the Merger Consideration to be issued in the Merger (the "Fairness Hearing"), to qualify the issuance of Acquiror Common Stock to the shareholders of the Company pursuant to the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) of the Securities Act. Acquiror, with the full cooperation and assistance of the Company, shall prepare and file with the California Department of Corporations an Application for Qualification of Securities by Permit under Section 25121 of the California Corporate Securities Law of 1968, as amended, and related materials required to be filed in connection with such Application (collectively, the "Hearing Documents"). Acquiror and the Company will thereafter endeavor in good faith to obtain a finding of fairness and the issuance of a Permit to such effect by the California Department of Corporations as a result of such hearing. All parties hereto shall proceed expeditiously and cooperate fully in making available all information necessary to complete the Permit application and to participate as may be necessary or appropriate at the Fairness Hearing. The Company shall promptly inform Acquiror, at any time prior to the Effective Time, of any event or information discovered by the Company that should be set forth in an amendment to the Hearing Documents.

            (b) The information provided by the Company and Acquiror shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Whenever the Company obtains any Knowledge of any event that cause any of such information provided by the Company to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly inform Acquiror. The Company shall promptly inform Acquiror if it obtains any Knowledge of any event or occurrence that should be set forth in an amendment or a supplement to any application or other documents relating to the exemption from registration, and will cooperate in mailing to the shareholders such amendments or supplements as may be appropriate.

            (c) The Company and the Principal Shareholders hereby confirm that they have independently evaluated the fairness of the Merger Consideration and have bargained for the Merger Consideration in exchange for the Company's Common Stock. The Company and the Principal Shareholders agree not to object at the fairness hearing to the fairness of the Merger Consideration for the Company's shareholders.

      Section 7.11 Post-Execution Distributions. Acquiror agrees that prior to the Effective Time, the Company may, consistent with past corporate practice in the ordinary course of business, make distributions of Company income with respect to its stock and may make such additional distributions to its shareholders in amounts equal to their federal, state and local income and FICA and FUTA tax and other similar tax liability for the short-year taxable year ending on the Effective Time assuming the shareholders are in the maximum marginal federal and state income tax brackets.

      Section 7.12 Lease Amendment. At the Effective Time, the Surviving Corporation shall enter into an amendment to the office building lease with the Principal Shareholders for the current premises of the Company at 1530 Meridian Avenue, San Jose, CA 95125, in the form attached hereto as Schedule 7.12. At the Effective Time, the real property management agreement between the Company and the Principal Shareholders relating to said property shall be terminated.

      Section 7.13 Reasonable Efforts and Further Assurances. Subject to the terms and conditions hereof, each of the parties to this Agreement shall use reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Subject to the terms and conditions hereof, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                  ARTICLE VIII
                FURTHER REPRESENTATION, WARRANTIES AND COVENANTS

The Company and the Principal Shareholders, jointly and severally, hereby make the following representations, warranties and covenants to the Acquiror Companies, subject to the exceptions set forth in the Company's Disclosure Schedule (which exceptions shall specifically identify a Section, subsection or clause of a single Section or Subsection of this Article VIII, as applicable, to which such exception relates), that:

      Section 8.1 Representations and Warranties of Company. The representations and warranties of the Company contained in Article IV are true and correct.

      Section 8.2 No Solicitation Covenant. From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, neither the Company nor any Principal Shareholder shall (whether directly or indirectly through advisors, agents or other intermediaries), and the Principal Shareholders and the Company shall cause the Company's officers, directors, advisors, representatives or other agents not to, (a) solicit, initiate or encourage any Acquisition Proposal (as defined herein) or (b) engage in discussions or negotiations with, or disclose any non-public information relating to the Company or afford access to the properties, books or records of the Company to, any Person that has made an Acquisition Proposal or has advised the Company that it is interested in making an Acquisition Proposal. The Company and the Principal Shareholders shall as promptly as practicable provide Acquiror with a copy of any written Acquisition Proposal received and a written statement with respect to any nonwritten Acquisition Proposal received, which statement shall include the identity of the Person making the Acquisition Proposal and the material terms thereof. The Company and the Principal Shareholders shall inform Acquiror as promptly as practicable of any change in the price, structure, form of consideration or material terms and conditions regarding the Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for a merger, consolidation, recapitalization, liquidation or other business combination involving the Company (or any of its Subsidiaries) or the acquisition or purchase of 5% or more of any class of equity securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer, that, if consummated, would result in any Person (other than Acquiror and its affiliates) beneficially owning 5% or more of any class of equity securities of the Company (or any of its Subsidiaries), or the acquisition, license or purchase of a substantial portion of the technology, business or assets of the Company (and its Subsidiaries), other than the transactions contemplated by this Agreement.

      Section 8.3 No Derogation. From and after the date hereof, none of the Principal Shareholders nor any Person claiming any rights through any of them, shall challenge the title in and to any of the Intellectual Property of the Company or the ownership or rights in the Intellectual Property of either the Acquiror or the Surviving Corporation, including, but not limited to, Acquiror's or the Surviving Corporation's rights in and to all renewals, extensions, continuations, restorations and reversions of, in and to the Intellectual Property, nor will any of the Principal Shareholders or any Person claiming any rights through any of them take any action or conclude any contract, agreement or license which will result in a breach of any contract, agreement or license to be assumed by Acquiror or the Surviving Corporation hereunder or which will result in a reduction or diminution of Acquiror's or the Surviving Corporation's rights in the Intellectual Property acquired pursuant to this Agreement or by reason of the Merger or the income to be derived by Acquiror or the Surviving Corporation as the owner and proprietor of the Intellectual Property.

      Section 8.4 Covenant of Approval of Agreement; Accounting and Tax Effects.

            (a) The Principal Shareholders, jointly and severally, irrevocably and unconditionally, hereby covenant to and for the benefit of the Acquiror Companies that they shall (i) vote for the approval of the transactions contemplated herein by the Company as set forth in this Agreement, as members of the Board of Directors of the Company, and vote, or provide their written consent with respect to, all of their shares of capital stock in the Company for such approval; (ii) recommend approval of the transactions contemplated herein as set forth in this Agreement to all other Company shareholders, and to the other members of the Board of Directors of Company; (iii) tender all of their shares of capital stock in the Company in exchange for Acquiror Common Stock pursuant to the terms of this Agreement; and (iv) not object to the fairness of the Merger Consideration for the Company's shareholders with respect to all shares of Company Common Stock owned, controlled or administered by the Principal Shareholders.

            (b) The Principal Shareholders, jointly and individually, shall not knowingly take any action that could prevent the Merger from being treated for financial accounting purposes as a "pooling of interests" under GAAP. However, Acquiror and the Principal Shareholders understand that the granting of options under Section 6.1(a) hereof and the payment of dividends under Section 7.11 hereof, are not actions that could prevent the Merger from being so treated. If KPMG LLP advises the Principal Shareholders in writing that an action would not prevent the Merger from being so treated, any of such actions shall not constitute a breach of this Section 8.4(b).

      Section 8.5 Covenant of Good Faith Negotiations to Closing. The Company and the Principal Shareholders, jointly and severally, hereby covenant for the benefit of the Acquiror Companies that, in the event (i) this Agreement is terminated pursuant to Section 10.1(b) or Section 10.1(g) hereof, in any such case without the mutual consent of the Acquiror, and (ii) either the Company or any of the Principal Shareholders enter into, either directly or indirectly, an agreement, option or proxy regarding the vote for, or the sale, exchange or other disposition of, a majority of the Company's capital stock, including the issuance of new shares or other securities convertible into or exchangeable for capital stock of the Company (other than an initial public offering of the Company's capital stock), or a majority of the assets of the Company, with the total consideration in such transaction having a fair market value in excess of $1 billion, however effected, within three months following any such termination, then the Company shall pay the Acquiror a termination fee in an amount equal to five (5%) percent of the fair market value of the total consideration to be received by the Company and its shareholders, officers and directors as provided in any such agreement, option or proxy (the "Termination Fee"). The Company shall pay the Termination Fee to Acquiror by wire transfer of same day funds promptly, but not later than two Business Days after satisfaction of the conditions to the payment thereof set forth herein.

      Section 8.6 Indemnification.

            (a) Indemnification by Principal Shareholders. From and after the Closing, each of the Principal Shareholders, jointly and severally, shall indemnify, defend and hold harmless Acquiror and each of its respective subsidiaries, affiliates, officers, directors, employees, contractors, agents, successors and assigns after Closing (such persons collectively referred to herein as "Acquiror Indemnified Persons") from and against any damages, claims, costs, losses, liabilities, expenses or obligations (including interest, penalties, court costs, costs of preparation and investigation, reasonable attorneys', accountants' and other professional advisors' fees and associated expenses) (collectively, "Losses") incurred or suffered by any Acquiror Indemnified Person, directly or indirectly, as a result of or arising from any breach of any representation or warranty of the Principal Shareholders contained in Article VIII hereof or the nonfulfillment of any covenant, agreement or other obligation of the Principal Shareholders, set forth in Article VIII of this Agreement, or any agreement, schedule, instrument, certificate or other document delivered or to be delivered by the Principal Shareholders pursuant hereto.

            (b) Indemnification by Principal Shareholders -- Notice and Procedure. All claims for indemnification by any Acquiror Indemnified Person against the Principal Shareholders under any provision of this Section 8.6 shall be asserted and resolved as follows:

                  (i) Third Party Claims. If any claim or demand for which Principal Shareholders would be liable for Losses to an Acquiror Indemnified Person is asserted against or sought to be collected by a third Person (other than an Existing Claim as described in Section 8.6 (b)(ii) hereof) (a "Third Party Claim"), the Acquiror Indemnified Person shall deliver a Claim Notice (as defined below) with reasonable promptness to the Principal Shareholders. If the Acquiror Indemnified Person fails to deliver the Claim Notice to the Principal Shareholders within thirty (30) days after the Acquiror Indemnified Person receives written notice of such Third Party Claim, Principal Shareholders will not be obligated to indemnify the Acquiror Indemnified Person with respect to such Third Party Claim if, and only to the extent that, the Principal Shareholders' ability to defend the Third Party Claim has been materially prejudiced by such failure. The Acquiror Indemnified Person shall have the sole and exclusive right to elect to defend against any Third Party Claim, which defense, if such election is made, shall be at the sole cost and expense of the Acquiror Indemnified Person, by notifying the Principal Shareholders within twenty (20) days of delivery of the Claim Notice (the "Notice Period"). The refusal by the Acquiror Indemnified Person to defend against any Third Party Claim shall not constitute an admission by the Acquiror Indemnified Person that the Claim is one for which the Principal Shareholders are not liable under this
Section 8.6, to the extent provided herein, or in any way waive or reduce Principal Shareholders' indemnification obligation to the Acquiror Indemnified Persons hereunder.

                        (A) Control of Defense. If the Acquiror Indemnified Person elects to defend against the Third Party Claim, then such Acquiror Indemnified Person will have the sole and exclusive right to defend the Third Party Claim by all appropriate proceedings in its judgment and reasonable discretion, which proceedings will be diligently prosecuted by the Acquiror Indemnified Person to a final conclusion or settled at the discretion of the Acquiror Indemnified Person (with the consent of the Principal Shareholders, which consent will not be unreasonably withheld). The Acquiror Indemnified Person will have full control of such defense and proceedings; provided that the Principal Shareholders may file, at the sole cost and expense of the Principal Shareholders, any motion, answer or other pleading that the Principal Shareholders may deem necessary or appropriate to protect their interests and not prejudicial to the Acquiror Indemnified Person; and provided further that, if requested by the Principal Shareholders, the Acquiror Indemnified Person shall consult with, at the sole cost and expense of the Principal Shareholders, with Principal Shareholders and their counsel in contesting any Third Party Claim that the Acquiror Indemnified Person elects to contest or, if appropriate in the judgment of the Acquiror Indemnified Person and related to the Third Party Claim, in making any counterclaim or cross-claim against any person (other than any Acquiror Indemnified Person). Principal Shareholders may participate in, but not control, any defense or settlement of any Third Party Claim assumed by the Acquiror Indemnified Person pursuant to this Section 8.6(b)(i)(A) and Principal Shareholders will bear their own costs and expenses with respect to such participation.

                        (B) Election Not to Defend. If the Acquiror Indemnified Person fails to notify the Principal Shareholders within the Notice Period that the Acquiror Indemnified Person intends to defend against the Third Party Claim, or if such notice states that the Acquiror Indemnified Person elects not to defend the Third Party Claim, then Principal Shareholders shall take full control of the defense of the Third Party Claim, at Principal Shareholders' sole cost and expense, by all appropriate proceedings, which proceedings will be prosecuted diligently by the Principal Shareholders to a final conclusion or settled at the discretion of the Principal Shareholders.

                        (C) Principal Shareholders Payments of Costs and Indemnity. Upon a final resolution of such Third Party Claim, Principal Shareholders shall pay the Acquiror Indemnified Persons for all Losses incurred or suffered. A final resolution of a Third Party Claim shall include (i) a decision, judgment, decree or other order by any court of competent jurisdiction, (ii) a settlement agreement entered into whether or not in connection with an administrative or judicial proceeding or (iii) the expiration of the applicable statute of limitations (including extension) for such Third Party Claim. Subject to its sole discretion, an Acquiror Indemnified Person shall not be required to appeal any adverse judicial determination.

                  (ii) Existing Claims. If any claim or demand has been made against either of the Principal Shareholders and remains unresolved as of the Closing Date (other than in the E/R Litigation) relating to a claim for which Principal Shareholders may be liable for Losses to an Acquiror Indemnified Person ("Existing Claims"), Principal Shareholders shall have the right to defend and control the defense of any such Existing Claims, at Principal Shareholders' sole cost and expense. Acquiror may participate in, but not control, any defense or settlement of any Existing Claims assumed by Principal Shareholders and Acquiror will bear its own costs and expenses with respect to such participation. If Principal Shareholders fail to defend diligently against any such Existing Claims, Acquiror shall have the right to take full control of the defense of such Existing Claim, at Principal Shareholders' sole cost and expense, by all appropriate proceedings, which proceedings will be prosecuted diligently by Acquiror to a final conclusion or settled at the discretion of Acquiror. Upon final resolution of such Existing Claims, Principal Shareholders shall pay all amounts due all third Persons and shall pay the Acquiror Indemnified Persons for all Losses suffered, paid or incurred with respect to such Existing Claims and all reasonable fees and expenses incurred by the Acquiror Indemnified Persons if such Acquiror Indemnified Person shall have taken control of such defense, as provided herein.

                  (iii) Acquiror Indemnity Claims. In the event any Acquiror Indemnified Person should have a claim against any of the Principal Shareholders hereunder that is not a Third Party Claim, the Acquiror Indemnified Person shall deliver an Indemnity Notice (as defined below) with reasonable promptness to the Principal Shareholders. The failure by any Acquiror Indemnified Person to give timely notice referred to in the preceding sentence shall not impair such party's rights hereunder except to the extent that Principal Shareholders demonstrate that they have been materially prejudiced thereby. If the Principal Shareholders fail to notify the Acquiror Indemnified Person within thirty (30) days following its receipt of the Indemnity Notice that the Principal Shareholders dispute their obligation to indemnify the Acquiror Indemnified Person hereunder, the claim will be conclusively deemed a liability of the Principal Shareholders hereunder. If the Principal Shareholders timely dispute their liability with respect to a claim described in an Indemnity Notice, the Principal Shareholders and the

Acquiror Indemnified Person shall proceed promptly and in good faith to negotiate a resolution of such dispute within sixty (60) days following receipt by the Principal Shareholders of an Indemnity Notice.

                  (iv) Principal Shareholders Payments - No Right to Set-Off. No payment required to be made by Principal Shareholders pursuant to this Section
8.6 shall be subject to any right of set-off, counterclaim, defense, abatement, suspension, deferment or reduction, and Principal Shareholders shall have no right to be released, relieved, or discharged from any obligations or liability under this Section 8.6 of this Agreement for any reason whatsoever.

            (c) Indemnification by the Acquiror. From and after the Closing Date, the Acquiror shall indemnify, defend and hold harmless the Principal Shareholders and each of their respective successors and assigns after Closing (such persons, collectively, "Principal Shareholders' Indemnified Persons") from and against any Losses incurred or suffered by Principal Shareholders Indemnified Persons, directly or indirectly, as a result of or arising from any breach of or the nonfulfillment of the covenants, agreements or other obligations of the Acquiror, set forth in Section 7.8 of this Agreement.

            (d) Survival of Representation, Warranties, Covenants and Agreements. The representations and warranties, covenants and agreements respectively made by Principal Shareholders, on the one hand, and the Acquiror, on the other hand, in this Agreement or in any certificate or Schedule respectively delivered by Principal Shareholders or the Acquiror will survive the Closing and be effective for the benefit of the Acquiror Indemnified Persons or Principal Shareholders, as the case may be, and their respective successors and assigns, for a period of 12 months following the Closing Date, provided, however, that, with respect to any items that are subject to resolution through the audit process, the period shall end on the completion date of the first audit of Acquiror's financial statements after the Closing, if earlier. In addition, Acquiror's covenants and agreements made in Section 7.8 of this Agreement shall continue to survive and be effective for the benefit of the Principal Shareholders until ninety (90) days after the termination, settlement, dismissal or a final nonappealable judgment is issued, entered or concluded in the E/R Litigation matter referred to therein. Notwithstanding the foregoing, any breach or nonfulfillment of the representations and warranties, covenants and agreements made by Principal Shareholders in this Agreement or in any certificate or Schedule delivered by Principal Shareholders to Acquiror, which breach or nonfulfillment results from the fraudulent conduct of any Principal Shareholder will survive the Closing and be effective for the benefit of Acquiror and its respective successors and assigns, for a period of six (6) years following the Closing Date.

            (e) Limitation on Indemnification Payments.

                  (i) A Principal Shareholder Indemnified Person shall not make any claim for indemnification pursuant to this Sections 8.6 with respect to any matter unless the amount of all Losses incurred by Principal Shareholder Indemnified Persons (in the aggregate) exceeds $750,000.

                  (ii) An Acquiror Indemnified Person shall not make any claim for indemnification pursuant to this Sections 8.6 with respect to any matter unless the amount of all Losses incurred by Acquiror Indemnified Persons (in the aggregate) exceeds $750,000.

                  (iii) The aggregate liability of the Principal Shareholders, collectively, under this Section 8.6 (excluding, however, any Termination Fee payable under Section 8.5) shall not exceed twenty-five percent (25%) of the fair market value of the Acquiror Common Stock issued in the Merger to such Principal Shareholders, as of the Closing Date, and to the extent such Principal Shareholders continue to hold Acquiror Common Stock, such liability shall be satisfied by the return to Acquiror of Acquiror Common Stock valued as of the Closing Date. Notwithstanding the foregoing sentence, the limitation on liability provided in this Section 8.6(e)(iii) shall not apply in the event of fraud in the making of any representation or warranty, or intentional, willful or reckless nonfulfillment or breach of any covenant in this Agreement.

      Section 8.7 Notification. The Principal Shareholders shall advise Acquiror in writing promptly of any Material Adverse Effect with respect to Principal Shareholders, any breach of Principal Shareholders' representations or warranties, or any breach of a covenant contained herein of which they have Knowledge. The Acquiror shall promptly advise Principal Shareholders in writing of any Material Adverse Effect with respect to Acquiror, any breach of the Acquiror's representations or warranties, or any breach of a covenant contained herein of which the Acquiror has Knowledge.

                                   ARTICLE IX
                               CLOSING CONDITIONS

      Section 9.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby will be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the party entitled to the benefit thereof, in whole or in part, to the extent permitted by applicable Law:

            (a) Acquiror and Company Approvals. This Agreement and the Merger shall have been approved, adopted and not withdrawn by the Boards of Directors and by the requisite vote of the shareholders of the Company and the Acquiror, if and to the extent such approvals are necessary to consummate the transactions contemplated herein, in accordance with the CCC, the articles of incorporation and bylaws of the Company and the Acquiror and the Regulations of any stock exchange.

            (b) No Order. No Court or Governmental Authority having jurisdiction over the Company or Acquiror shall have enacted, issued, promulgated, enforced or entered any Law, Regulation or Order (whether temporary, preliminary or permanent) which is then in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement.

            (c) Regulatory Approvals. All approvals and consents of applicable Courts and/or Governmental Authorities required to consummate the Merger shall have been received, and all applicable waiting periods under the HSR Act shall have expired or been terminated.

      Section 9.2 Additional Conditions to Obligations of the Acquiror Companies. The obligations of the Acquiror Companies to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, any or all of which may be waived by the Acquiror Companies, in whole or in part, to the extent permitted by applicable Law:

            (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and at and as of the Closing Date as if made at and as of such time, except that, to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct at and as of such particular date as if made at and as of such particular date; provided that if any of such representations and warranties shall not be true and correct as aforesaid, then this condition shall nevertheless be deemed satisfied if the cumulative effect of all inaccuracies of such representations and breaches of such warranties shall not be or have a Material Adverse Effect on the Company. The Acquiror Companies shall have received a certificate of an executive officer of the Company, dated the date of the Effective Time, to such effect.

            (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing. The Acquiror Companies shall have received a certificate of an executive officer of the Company, dated the Closing Date, to such effect.

            (c) Pooling of Interests. Acquiror shall have been advised in writing by KPMG LLP, not less than twenty (20) Business Days prior to the date upon which the Effective Time is to occur, in a form and in substance reasonably acceptable to Acquiror, of their opinion that the business combination contemplated by this Agreement, if consummated, meets the requirements to be accounted for as a "pooling of interests" business combination in accordance with GAAP and the criteria of Accounting Principles

Board Opinion No. 16 and the Regulations of the SEC. Acquiror and the Company agree to provide KPMG LLP such certificates of fact as it may reasonably require to provide such opinion. It is understood and agreed that the obligations of the Company to effect the Merger shall not be subject to the condition set forth in this Section 9.2(c).

            (d) Audited Financials. KPMG LLP shall have delivered to the Acquiror not less than ten (10) Business Days prior to the date upon which the Effective Time is to occur, its opinion on the audited consolidated balance sheets of the Company and any subsidiaries as of December 31, 1998 and 1999 and as of March 31, 2000 and the related consolidated statements of income, stockholders' equity and cash flow for each of the two-year periods ended December 31, 1999 and the three month period ended March 31, 2000 (the "Audited Financials"); such opinion to state that the Audited Financials present fairly, in all material respects, the financial position and the results of operations and cash flows of the Company for such periods in conformity with GAAP. Such Audited Financials shall not in the opinion of Acquiror contravene or conflict with the representations and warranties of the Company contained in this Agreement or the reasonable assumptions determined by Acquiror's due diligence investigation.

            (e) Third Party Consents. All Change of Control Consents of third parties required in order for a Change of Control Effect not to occur under any contract, note, bond, mortgage, indenture, license, agreement or other instrument to which the Company (or any of its Subsidiaries) is a party or by which it is bound and which is material to the Company shall have been obtained, except where the failure to obtain such Change of Control Consents, either individually or in the aggregate, shall not have or be a Material Adverse Effect on the Company.

            (f) Affiliate Agreements. Each of the parties identified by the Company as being an Affiliate of the Company shall have delivered to Acquiror an executed Affiliate Agreement, in the form attached hereto as Exhibit A, which shall be in full force and effect.

            (g) Globetrotter Lease Amendment. The Company and the Principal Shareholders shall have entered into an amendment to the lease with respect to its


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

premises to be effective as of the Effective Time, substantially in the form of
Schedule 7.12 hereto, and shall have terminated the real property management agreement as set forth in Section 7.12.

            (h) Key Employee Agreements. The Company shall have entered into employment agreements, in form and substance satisfactory to Acquiror, to be effective as of the Effective Time with designated key employees, including each of the Principal Shareholders, Richard Mirabella, Daniel Birns and John Adams.

            (i) No Dissenting Shareholders. No shareholders of the Company shall have any rights as dissenting shareholders under the CCC.

      Section 9.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law:

            (a) Representations and Warranties. Each of the representations and warranties of the Acquiror Companies contained in this Agreement shall be true and correct as of the date hereof and at and as of the Closing Date as if made at and as of such time, except that to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct as of the date hereof and at and as of such particular date as if made at and as of such particular date; provided that if any of such representations and warranties shall not be true and correct as aforesaid, then this condition shall nevertheless be deemed satisfied if the cumulative effect of all inaccuracies of such representations and breaches of such warranties shall not be or have a Material Adverse Effect on Acquiror. The Company shall have received a certificate of an executive officer of each of the Acquiror Companies, dated the date of the Effective Time, to such effect.

            (b) Agreements and Covenants. The Acquiror Companies shall have performed or complied in all material respects with all agreements and covenants


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

required by this Agreement to be performed or complied with by them at or prior to the Closing (other than the covenants specified in Section 7.5 (b) and (d)). The Company shall have received a certificate of an executive officer of each of the Acquiror Companies, dated the Closing Date, to such effect.

            (c) Tax Opinion. The Company and the Shareholders shall have received the opinion of Morrison & Foerster, LLP, counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a "reorganization," within the meaning of section 368(a) of the Code, and that each of Acquiror, Newco and Company will be a "party to a reorganization," within the meaning of section 368(b) of the Code, dated on or about the date that is immediately prior the Effective Time, which opinion shall not have been withdrawn or modified in any material respect.

            (d) No Material Adverse Effect on Acquiror Companies. There shall not have occurred any event, fact or circumstance that has had, or reasonably could be anticipated to have, a Material Adverse Effect with respect to the Acquiror Companies.

            (e) Fairness Permit. Acquiror shall have received a favorable determination in the Fairness Hearing and a Permit covering all of the shares of Acquiror Common Stock to be issued in the Merger such that the issuance qualifies for exemption from registration under Section 3(a)(10) of the Securities Act.

            (f) Acquiror Stock Option Plan. Acquiror shall have duly and validly reserved for issuance under its 2000 Equity Incentive Plan a sufficient number of shares of Acquiror Common Stock to issue the replacement options required by
Section 3.1(c).

            (g) Acquisitions by Acquiror. After the execution of this Agreement, and prior to the Effective Time, Acquiror shall not, without the prior written consent of the Company, have entered into any agreement or agreements to acquire any interest in any other entity for a consideration having a value that is more than the greater of 500,000 shares of Acquiror Common Stock or $31 million, in the aggregate. This provision shall not apply to any investments made by Acquiror pursuant to the


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

Macrovision Investment Policy adopted by Acquiror's Board of Directors for the ongoing management of Acquiror's short-term investment of its liquid and working funds.

                                    ARTICLE X
                       TERMINATION, AMENDMENT AND EXPENSES

      Section 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger:

            (a) by mutual consent of Acquiror and the Company;

            (b) by Acquiror, upon a material breach or nonfulfillment of any covenant or agreement on the part of the Company or the Principal Shareholders set forth in this Agreement, or if any representation or warranty of the Company or the Principal Shareholders hereunder shall be or become untrue or inaccurate, in any case such that the conditions set forth in Section 9.2(a) or Section 9.2(b) would not be satisfied (a "Terminating Company Breach"); provided that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts, and the Company continues to exercise such reasonable efforts, Acquiror may not terminate this Agreement under this Section 10.1(b) if such Terminating Company Breach has been cured by August 31, 2000;

            (c) by the Company, upon material breach or nonfulfillment of any covenant or agreement on the part of the Acquiror Companies set forth in this Agreement, or if any representation or warranty of the Acquiror Companies shall be or become untrue or inaccurate, in any case such that the conditions set forth in Section 9.3(a) or Section 9.3(b) would not be satisfied (a "Terminating Acquiror Breach"); provided that, if such Terminating Acquiror Breach is curable by the Acquiror Companies through the exercise of their reasonable efforts, and the Acquiror Companies continue to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 10.1(c) if such Terminating Acquiror Breach has been cured by August 31, 2000;

            (d) by either Acquiror or the Company, if there shall be any Order of a Court or Governmental Authority having jurisdiction over a party hereto which is final and nonappealable permanently enjoining, restraining or prohibiting the consummation of the Merger, unless the party relying on such Order has not complied with its obligations under Section 7.4;

            (e) by either Acquiror or the Company, if the Merger shall not have been consummated on or before August 31, 2000 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

            (f) by either Acquiror or the Company, if the stockholders of the Acquiror shall fail to approve, by the Termination Date, the amendment to Acquiror's Certificate of Incorporation increasing the number of authorized shares of Acquiror Common Stock, the issuance of Acquiror's Common Stock pursuant this Agreement, and the adoption of Acquiror's 2000 Equity Incentive Plan, all as contemplated herein;

            (g) by Acquiror (i) if the Board of Directors of the Company fails to recommend approval and adoption of this Agreement and the Merger to the shareholders of the Company or withdraws or modifies (or publicly announces an intention to withdraw or modify) in any adverse manner its approval or recommendation of this Agreement or the Merger; (ii) if the Board of Directors of the Company makes any recommendation with respect to any Acquisition Proposal other than a recommendation to reject such Acquisition Proposal; (iii) if the Company or any of the Principal Shareholders take any action prohibited by
Section 8.2; or (iv) if the Board of Directors of the Company resolves to take any of the actions specified above.

The right of any party hereto to terminate this Agreement pursuant to this
Section 10.1 will remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

      Section 10.2 Effect of Termination.

            (a) Except as provided in this Section 10.2, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement will forthwith become void, and there will be no liability on the part of the Acquiror Companies, the Company or the Principal Shareholders or any of their respective officers or directors to the other and all rights and obligations of any party hereto will cease, except that nothing herein will relieve any party from liability for any breach or nonfulfillment, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

            (b) If this Agreement is terminated by Acquiror pursuant to Section 9.1(a) hereof, because of the failure to obtain the required approval from the Company shareholders or Board of Directors, the Company shall pay to Acquiror by wire transfer of same day funds promptly, but not later than two Business Days after the date of such termination, a termination fee of $5 million.

            (c) If this Agreement is terminated by Acquiror pursuant to Section 10.1(g) hereto, because the Board of Directors of the Company or the Principal Shareholders have taken any of the prohibited actions specified therein, the Company shall pay to Acquiror by wire transfer of same day funds promptly but not later than two Business Days after the date of such termination, a termination fee of $5 million.

            (d) If this Agreement is terminated by Acquiror for any reason (other than as provided below), pursuant to Section 10.1(e) or otherwise, Acquiror shall pay to the Company by wire transfer of same day funds promptly, but not later than two Business Days after the date of such termination, a termination fee of $2 million, provided that such termination (i) is not the result of the failure to satisfy any condition to Acquiror's obligations hereunder set forth in Sections 9.2(a), 9.2(b), 9.2(e), 9.2(f), 9.2(g), 9.2(h)
(other than as it relates to employment agreements with Daniel Burns and John Adams) and 9.2(i), and (ii) does not occur pursuant to any of Sections 10.1(a), 10.1(b), 10.1(d), 10.1(f) (unless Acquiror's Board of Directors fails to recommend approval and adoption of this Agreement and the Merger to Acquiror's stockholders or withdraws or modifies (or publicly announces an intention to withdraw or modify) in any adverse manner its approval or recommendation of this Agreement or the Merger or unless Acquiror fails to hold its stockholder's meeting by the Termination Date) and 10.1(g).

            (e) If this Agreement is terminated by the Company pursuant to (i)
Section 10.1(c); (ii) Section 10.1(f), but only if Acquiror's Board of Directors fails to recommend approval and adoption of this Agreement and the Merger to Acquiror's stockholders or withdraws or modifies (or publicly announces an intention to withdraw or modify) in any adverse manner its approval or recommendation of this Agreement or the Merger or if Acquiror fails to hold its stockholder's meeting by the Termination Date; or (iii) Section 10.1(e), and the failure to close on or before August 31, 2000 is neither (A) the result of the failure to satisfy any condition to Acquiror's obligations hereunder set forth in Sections 9.2(a), 9.2(b), 9.2(e), 9.2(f), 9.2(g), 9.2(h) (other than as it relates to employment agreements with Daniel Burns and John Adams) and 9.2(i), nor (B) due solely to the failure to satisfy the Company's obligations hereunder set forth in Sections 9.3(g) (which is addressed in Section 10.2(f) below), and such termination does not occur pursuant to either of Sections 10.1(a) or 10.1(d), Acquiror shall pay to the Company by wire transfer of same day funds promptly but not later than two Business Days after the date of such termination, a termination fee of $2 million.

            (f) If this Agreement is terminated by the Company pursuant to
Section 10.1(e) hereof and such termination is due solely to the failure to satisfy the condition to the Company's obligations set forth in Sections 9.3(g), Acquiror shall pay to the Company by wire transfer of same day funds promptly but not later than two Business Days after the date of such termination, a termination fee in the amount of the Company's reasonable legal fees incurred prior to such termination in connection with the transactions contemplated by this Agreement.


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

      Section 10.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      Section 10.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. For purposes of this Section 10.4, Acquiror Companies will be deemed to be one party.

      Section 10.5 Expenses. Except as set forth in Section 7.1 (with respect to the audit expenses of KPMG LLP if the Merger is not consummated), Section 8.5 (with respect to the termination fee specified therein), Section 8.6 (with respect to the indemnities specified therein) and Section 10.2 (with respect to the termination fees specified therein), all expenses incurred by the parties hereto will be borne solely and entirely by the party which has incurred such expenses and that the fees of Morrison & Foerster, LLP, as set forth in that certain Engagement Letter, dated April 3, 2000 (and signed by the Company on April 19, 2000) shall be paid in full at the Closing.

                                   ARTICLE XI
                               GENERAL PROVISIONS

      Section 11.1 Interpretation.

            (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

            (b) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

            (c) The words "hereof", "hereby", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

            (d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

            (e) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all Regulations and statutory instruments issued thereunder or pursuant thereto.

            (f) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

      Section 11.2 Effectiveness of Representations, Warranties and Agreements. The representations, warranties and agreements of each party hereto will remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement.

      Section 11.3 Notices. Any notice, request, instruction or other document to be given hereunder by any party to another party shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation (with a confirming copy sent by overnight courier) if sent by facsimile or like transmission, and on the next Business Day when sent by Federal Express, United Parcel Service, Express Mail or other reputable overnight courier, as follows:

            (a) If to either of the Acquiror Companies, to:

                    Macrovision Corporation
                    1341 Orleans Drive
                    Sunnyvale, CA 94089
                    Main Phone: 408-743-8600
                    Fax: (408) 743-8610
                    email domain: ihalifax@macrovision.com
                    Attention: Ian Halifax
                    Chief Financial Officer
                    Facsimile No.: (408) 743-8610

                    with a copy to:

                    Manatt, Phelps & Phillips, LLP
                    3030 Hansen Way
                    Suite 100
                    Palo Alto, California 94304-1006
                    Main Phone: (650) 812-1300
                    email domain: dherbst@manatt.com
                    Attention: David W. Herbst

                    (b) If to the Company, to:

                    GLOBEtrotter Software, Inc.
                    1530 Meridian Avenue
                    San Jose, CA 95125
                    Main Phone: (408) 445-8100
                    Fax: (408) 445-7760
                    email domain: matt@globes.com
                    Attention: Matthew Christiano
                    President and CEO

                    with a copy to:

                    Morrison & Forester, LLP
                    755 Page Mill Road
                    Palo Alto, CA 94304
                    Main Phone: (650) 813-5600
                    Fax: (650) 494-0792
                    Attention: Paul "Chip" L. Lion, III, Esq.
                    Email Domain: plion@mofo.com
or to such other persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this section shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including Litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable Law.

      Section 11.4 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

      Section 11.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

      Section 11.6 Entire Agreement. This Agreement (including the Company's Disclosure Schedule and Acquiror's Disclosure Schedule) constitutes the entire agreement of the parties, and supersedes all prior agreements and undertakings, including, without limitation, the LOI (other than that certain Confidentiality Agreement which will remain in full force and effect until the Effective Time, at which time it will terminate), both written and oral, among the parties, with respect to the subject matter hereof and thereof.

      Section 11.7 Assignment. This Agreement may not be assigned by operation of Law or otherwise.

      Section 11.8 Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      Section 11.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, agreement or covenant herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

      Section 11.10 Governing Law. This Agreement and the agreements, instruments and documents contemplated hereby will be governed by and construed in accordance with the Laws of the State of California (exclusive of conflicts of law principles). Courts within the State of California, Santa Clara County, will have jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this agreement and the agreements, instruments and documents contemplated hereby. The parties consent to and agree to submit to the jurisdiction of such Courts. Each of the parties hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such Courts, (ii) such party and such party's property is immune from any legal process issued by such Courts or (iii) any Litigation commenced in such Courts is brought in an inconvenient forum.

      Section 11.11 Counterparts; Delivery by Facsimile. This Agreement may be executed in multiple counterparts, and delivered by facsimile, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

                                                                 [DRAFT 4/26/00]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                       MACROVISION CORPORATION


                                       By: /s/ William A. Krepick
                                           -------------------------------------
                                           William A. Krepick
                                           President


                                       GSI ACQUISITION CORP.


                                       By: /s/ William A. Krepick
                                           -------------------------------------
                                           William A. Krepick
                                           President


                                       GLOBEtrotter SOFTWARE, INC.


                                       By: /s/ Matthew Christiano
                                           -------------------------------------
                                           Matthew Christiano
                                           President

PRINCIPAL SHAREHOLDERS

The undersigned Principal Shareholders hereby agree to the provisions in Article VIII hereof applicable to them and execute this Agreement as parties to the extent of the provisions contained in Article VIII hereof, as of the date first written above.


                                       /s/ Matthew Christiano
                                       -----------------------------------------
                                                Matthew Christiano


                                       /s/ Sallie J. Calhoun
                                       -----------------------------------------
                                                 Sallie J. Calhoun

                                    Annex "C"

            Charter of the Audit Committee of the Board of Directors

I. Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to provide independent and objective oversight of the accounting functions and internal controls of Macrovision Corporation, its subsidiaries and affiliates and to ensure the objectivity of Macrovision's financial statements. The Committee and the Board shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants. The Committee's function is one of oversight and review, and it is not expected to audit Macrovision, to define the scope of the audit, to control Macrovision's accounting practices, or to define the standards to be used in preparation of Macrovision's financial statements. The Audit Committee shall perform the following functions:

      o Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

      o Monitor the independence and performance of the Company's independent accountants.

      o Provide an avenue of communication among independent accountants, management, and the Board of Directors.

      o     Report to the Board of Directors.

      o Encourage adherence to, and continuous improvement of, the Company's policies, procedures, and practices of all levels.

      o     Review areas of potential significant financial risk to the Company.

      o     Monitor compliance with legal and regulatory requirements.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent accountants and everyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Audit Committee Composition

The Audit Committee shall be comprised of not less than three directors appointed by the Board of Directors, each of whom shall be an independent non-employee director, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements or within a reasonable period of time after the appointment to the Committee develop such skills. At least one member of the Committee shall have accounting related financial management expertise or other comparable experience or background sufficient to provide the individual with financial sophistication. No member of the Committee shall be employed or have any other relationship with Macrovision's independent accountants.

In the event that a Committee member faces a potential or actual conflict of interest with respect to a matter before the Committee, that Committee member shall be responsible for alerting the Committee Chair, and in the case where the Committee Chair faces a potential or actual conflict of interest, the Committee Chair shall advise the Chairman of the Board of Directors. In the event that the Committee Chair, or the Chairman of the Board of Directors, concurs that a potential or actual conflict of interest exists, the Committee member facing such potential or actual conflict of interest shall recuse himself or herself from the deliberations of the Committee until the potential or actual conflict of interest, is resolved.

III. MEETINGS

If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote. The Committee members shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare or approve, as the case may be, an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the independent accountants, and as a Committee to discuss any matter that the Committee or any of these groups believe should be discussed.

A quorum of the Committee shall be declared when a majority of the appointed members of the Committee are in attendance. Meetings shall be scheduled at the discretion of the Chair. Notice of the meetings shall be provided at least three days in advance. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

The Committee shall maintain minutes of the meetings and periodically report to the Board of Directors on significant activities.

IV. Audit Committee Responsibilities and Duties

      1. Charter. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with Securities and Exchange Commission ("SEC") regulations.

      2. Financial Disclosure Documents. Review with management and the independent accountants Macrovision's financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders and, following the satisfactory completion of each year-end review, recommend to the Board of Directors the inclusion of the audited financial statements in Macrovision's filing on Form 10-K. The review shall include any significant problems and material disputes between management and the independent accountants and a discussion with the independent accountants out of management's presence of the quality of Macrovision's accounting principles as applied in its financial reporting, the clarity of Macrovision's financial disclosures and degree of aggressiveness or conservatism of Macrovision's accounting principles and underlying estimates, and a frank and open discussion of other significant decisions made by management in preparing the financial disclosure and reviewed by the independent accountants.

      3. Quarterly Reports. Review with management and the independent accountants Macrovision's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent accountants in accordance with SAS
            61. The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

      4. Internal Control Systems. In consultation with management and the independent accountants, the Committee shall consider the integrity of the Company's financial reporting process and controls to ensure reliability of the financial reporting and compliance with applicable codes of conduct, laws and regulations. Review significant findings prepared by the independent accountants together with management's responses.

      5. Oversight of Independent Accountants. Evaluate the independent accountants on an annual basis and where appropriate recommend to the Board of Directors the need for replacement of the independent accountants. In such evaluation, the Committee shall ensure that the independent accountants deliver to the Committee a formal written statement delineating all relationships between the accountants and Macrovision. The Committee also shall engage in a dialogue with the accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and in response to the independent accountants' report take, or recommend that the Board of Directors take, appropriate action to satisfy itself of the independent accountants' independence.

      6. Compensation. Approve fees and other significant compensation to be paid to the independent accountants.

      7. Plan of Audit. Consult with the independent accountants regarding the plan of audit, including scope and staffing. The Committee also shall review the independent accountants' report on the audit and review with management the independent accountants' suggested changes or improvements in Macrovision's accounting practices or controls.

      8. Accounting Principles and Disclosure. Review significant developments in accounting rules. The Committee shall review with management recommended changes in Macrovision's methods of accounting or financial statements. The Committee also shall review with the independent accountants any significant proposed changes in accounting principles and financial statements. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

      9. Consultation with Legal Counsel. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on Macrovision's financial statements, or Macrovision's compliance with applicable laws and regulations, and any inquiries received from the regulators or governmental agencies.

      10. Report to Stockholders. Annually prepare a report to stockholders as required by the SEC. The report shall be included in the Company's annual proxy statement.

      11. Adequacy of Personnel. Review periodically the adequacy of Macrovision's accounting, financial and auditing personnel resources.

      12. Risk Management. Review and evaluate risk management policies in light of business strategy, capital strength, and overall risk tolerance. The Committee also shall evaluate on a periodic basis Macrovision's investments and derivatives risk management policies, including the internal system to review operational risks, procedures for derivatives investment and trading, and safeguards to ensure compliance with procedures.

      13. Tax Policies. Review periodically Macrovision's tax policies, reserves and pending audits or assessments.

      14. Internal Audit. Determine the scope, role and responsibility of an Internal Audit function, including assessment of resource requirements (internal, external or combined).

                                    "Annex D"

                             MACROVISION CORPORATION
                           2000 EQUITY INCENTIVE PLAN

              As Adopted by the Board of Directors on June 16, 2000
                   Approved by Stockholders on August __, 2000

      Section 1. Purpose; Definitions.

      The name of the plan is the Macrovision Corporation 2000 Equity Incentive Plan (the "Plan"). The purpose of the Plan is to encourage and enable employees (including officers and Directors) of Macrovision Corporation, a Delaware corporation (the "Company") and its Subsidiaries, non-employee members of the Board of Directors of the Company, and those consultants and other independent contractors who provide services to the Company and its Subsidiaries and upon whose judgment, initiative and efforts the Company and its Subsidiaries depend for the successful conduct of their business to acquire proprietary interests in the Company. It is anticipated that providing such persons with a direct stake in the Company's welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on behalf of the Company and its Subsidiaries and strengthening their desire to remain with the Company and its Subsidiaries.

      The following terms shall be defined as set forth below:

      (a) "Act" means the Securities Act of 1933, as amended.

      (b) "Administrator" means the Board or the Committee.

      (c) "Award" or "Awards," except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, and Restricted Stock Awards.

      (d) "Board" means the Board of Directors of the Company.

      (e) "Cause," as such term relates to the termination of any person's status as an employee or other service provider of the Company, means the occurrence of one or more of the following: (i) such person is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company or any Subsidiary, as determined by the Board in good faith in its sole discretion, (ii) such person engages in a fraudulent act to the material damage or prejudice of the Company or any Subsidiary or in conduct or activities materially damaging to the property, business or reputation of the Company or any Subsidiary, all as determined by the Board in good faith in its sole discretion, (iii) any material act or omission by such person involving malfeasance or negligence in the performance of such person's duties to the Company or any Subsidiary to the material detriment of the Company or any Subsidiary, as determined by the Board in good faith in its sole discretion, which has not been corrected by such person to the satisfaction of the Board within 30 days after written notice from the Company of any such act or omission, (iv) failure by such person to comply in any material respect with the terms of his employment agreement, if any, or any written policies or directives of the Board as determined by the Board in good faith in its sole discretion, which has not been corrected by such person to the satisfaction of the Board within 30 days after written notice from the Company of such failure, or (v) material breach by such person of any other agreement with the Company, as determined by the Board in good faith in its sole discretion.

      (f) "Code" means the Internal Revenue Code of 1986, as amended, and any successor tax laws, and related rules, regulations and interpretations.

      (g) "Committee" means a committee of two or more Independent Directors appointed by the Board to administer the Plan.

      (h) "Director" means a member of the Board.

      (i) "Disability" means an individual's inability to perform his normal required services for the Company and its Subsidiaries for a period of six consecutive months by reason of the individual's mental or physical disability, as determined by the Administrator in good faith in its sole discretion.

      (j) "Fair Market Value" of the Stock on any given date under the Plan shall be determined as follows:

            (i) If the Stock is at the time listed or admitted to trading on any national stock exchange, then the fair market value shall be the closing selling price per share of the Stock on the date of determination on the stock exchange determined by the Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape transactions on such exchange. If there is no reported sale of the Stock on such exchange on the date of determination, then the fair market value shall be the closing price on the exchange on the last preceding date for which such quotation exists.

            (ii) If the Stock is not at the time listed or admitted to trading on any national exchange but is traded on the NASDAQ National Market System, the fair market value shall be the closing selling price per share of the Stock on the date of determination, as such price is reported by the National Association of Securities Dealers, Inc. through the NASDAQ National Market System or through any successor system. If there is no reported closing selling price for the Stock on the date of determination, then the fair market value shall be the closing selling price on the last preceding date for which such quotation exists.

            (iii) If the Stock is at the time neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then the fair market value shall be determined by the Administrator after taking into account such factors as the Administrator shall deem appropriate.

      (k) "Incentive Stock Option" means any Stock Option designated and qualified as an "incentive stock option" as defined in Section 422 of the Code.

      (l) "Independent Director" means a member of the Board who is not also an employee of the Company or any Subsidiary.

      (m) "Nonstatutory Stock Option" means any Stock Option that is not an Incentive Stock Option.

      (n) "Option" or "Stock Option" means any option to purchase shares of Stock granted pursuant to Section 5.

      (o) "Restricted Stock Award" means any Award granted pursuant to Section
7.

      (p) "Retirement" means an employee's termination of employment with the Company and its Subsidiaries after attainment of age 65 or attainment of age 55 and completion of 10 years of employment.

      (q) "Stock" means the Common Stock, par value $.001 per share, of the Company, subject to adjustments pursuant to Section 3.

      (r) "Stock Appreciation Right" means any Award granted pursuant to Section 6.

      (s) "Subsidiary" means any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities, beginning with the Company if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

      Section 2. Administration of Plan; Authority to Select Participants and Determine Awards

      (a) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

            (i) to select those employees (including officers and Directors) of the Company and its Subsidiaries, non-employee Directors, and consultants and other independent contractors in service to the Company and its Subsidiaries to whom Awards may from time to time be granted;

            (ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, and Restricted Stock Awards, or any combination of the foregoing, granted to any one or more participants;

            (iii) to determine the number of shares of Stock to be covered by any Award;

            (iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and participants, and to approve the form of written instruments evidencing the Awards;

            (v) to accelerate at any time the exercisability or vesting of all or any portion of any Award;

            (vi) subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Stock Options may be exercised;

            (vii) to determine at any time whether, to what extent, and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the participant and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Administrator) or dividends or deemed dividends on such deferrals; and

            (viii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan (including for any subplan or portion of the Plan that the Administrator may establish for a specific group of employees or other service providers) and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and otherwise to supervise the administration of the Plan.

      All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan participants.

      (b) Delegation of Authority to Grant Awards. The Administrator, in its discretion, may delegate to the Chief Executive Officer or Chief Operating Officer of the Company all or part of the Administrator's authority and duties with respect to Awards, including the granting thereof, to individuals who are not subject to the reporting and other provisions of Section 16 of the Act or "covered employees" within the meaning of Section 162(m) of the Code. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator's delegate or delegates that were consistent with the terms of the Plan.

      Section 3. Stock Issuable Under the Plan; Mergers; Substitution

      (a) Stock Issuable. The maximum number of shares of Stock reserved and available for the grant of Awards under the Plan shall be three million (3,000,000) shares; provided, however, that upon the Company's acquisition of GLOBEtrotter Software, Inc., such maximum number of shares of Stock shall increase automatically to four million five hundred thousand (4,500,000) shares. For purposes of this limitation, the shares of Stock underlying any Awards which expire or which are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitation, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than five hundred thousand (500,000) shares of Stock may be granted to any one individual participant during any one calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company. Upon the exercise of a Stock Appreciation Right settled in shares of Stock, the right to purchase an equal number of shares of Stock covered by a related Stock Option, if any, shall be deemed to have been surrendered and will no longer be exercisable, and said number of shares of Stock shall no longer be available under the Plan.

      (b) Recapitalizations. If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual participant, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, and (iv) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

      (c) Mergers, etc. In the event of (i) a dissolution or liquidation of the Company; (ii) a merger or consolidation in which the Company is the not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Stock Options and Stock Appreciation Rights granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all optionees); (iii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company (other than any stockholder which merges (or which owns or controls another corporation which merges) with the Company in such merger) cease to own their shares or other equity interests in the Company; (iv) the sale of substantially all of the assets of the Company; or
(v) any other transaction which qualifies as a "corporate transaction" under
Section 424(a) of the Internal Revenue Code of 1986, as amended, wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company from or by the stockholders of the Company), the Board, or the board of directors of any corporation assuming the obligations of the Company, may, in its discretion, take any one or more of the following actions, as to outstanding Stock Options and Stock Appreciation Rights: (I) provide that such Stock Options shall be assumed or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (II) upon written notice to the optionees, provide that all unexercised Stock Options and Stock Appreciation Rights will terminate immediately prior to the consummation of such transaction unless exercised by the optionee within a specified period following the date of such notice, and/or (III) in the event of a business combination under the terms of which holders of the Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the business combination, make or provide for a cash payment to the optionees, equal to the difference between (A) the value (as determined by the Administrator) of the consideration payable per share of Stock pursuant to the business combination (the "Merger Price") multiplied by the number of shares of Stock subject to such outstanding Stock Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Merger Price) and
(B) the aggregate exercise price of all such outstanding Stock Options and Stock Appreciation Rights, in exchange for the termination of such Stock Options and Stock Appreciation Rights.

      (d) Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees of another corporation who become employees of the Company or a Subsidiary as the result of a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances.

      Section 4. Eligibility

      Participants in the Plan shall be such full-time or part-time employees (including officers and Directors) of the Company and its Subsidiaries, non-employee Directors, and consultants and other independent contractors in service to the Company and its Subsidiaries as the Administrator in its sole discretion shall select from time to time.

      Section 5. Stock Options

      Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve. Stock Options granted under the Plan may be either Incentive Stock Options or Nonstatutory Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a "subsidiary corporation" within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be a Nonstatutory Stock Option. The Administrator may from time to time adopt subplans to this Plan containing such additional terms, conditions and restrictions, not inconsistent with the terms of the Plan, as may be necessary to qualify the grants of Stock Options thereunder for preferential treatment under the laws of any country or other jurisdiction in which the Company or any of its Subsidiaries has employees, non-employee Directors, consultants or other independent contractors.

      No Incentive Stock Option shall be granted under the Plan after May 31, 2010.

      (a) Terms and Conditions of Stock Options. The Administrator in its discretion may grant Stock Options subject to the following terms and conditions and such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable:

            (i) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant, but shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant in the case of Incentive Stock Options, or less than 85% of the Fair Market Value of a share of Stock on the date of grant in the case of Nonstatutory Stock Options. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or of any "parent or subsidiary corporation" of the Company (within the meaning of Section 424(f) of the Code) and an Incentive Stock Option is granted to such employee, the exercise price per share for the Stock covered by such Incentive Stock Option shall be not less than 110% of the Fair Market Value of a share of Stock on the grant date.

            (ii) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Incentive Stock Option shall be exercisable more than ten years after the date the Option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or of any "parent or subsidiary corporation" of the Company (within the meaning of Section 424(f) of the Code) and an Incentive Stock Option is granted to such employee, the term of such Option shall expire no more than five years after the date of grant.

            (iii) Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at the time of grant. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

            (iv) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company specifying the number of shares to be purchased. Payment of the purchase price shall be made in full concurrently with such exercise by any one of the following methods: (A) in cash; (B) if and to the extent the instrument evidencing the Option so provides and if the Company is not then prohibited from purchasing or acquiring shares of Stock, with shares of Stock that have been held by the optionee for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes, delivered in lieu of cash and valued at their Fair Market Value on the date of exercise; (C) through a "same day sale" commitment from the optionee and a broker-dealer that is a member of the National Association of Securities Dealers, Inc. (the "NASD Dealer") whereby the optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to the Company; (D) through a "margin" commitment from the optionee and a NASD Dealer whereby the optionee irrevocably elects to exercise the Option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price , and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to the Company; or (E) any combination of the foregoing. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Stock Option or applicable provisions of laws.

            (v) Termination by Reason of Death. Any Stock Option held by an optionee whose employment by (or other business relationship with) the Company and its Subsidiaries is terminated by reason of the optionee's death may thereafter be exercised, to the extent it was exercisable by the optionee on the date of the optionee's death, by the legal representative of the optionee's estate or by any other person who acquires the right to exercise the option by reason of such death under the optionee's will or the laws of intestate succession, for a period of 12 months (or such other period as the Administrator shall specify in the Stock Option) from the date of death, but not later than the expiration of the stated term of the Option, if earlier.

            (vi) Termination by Reason of Disability. Any Stock Option held by an optionee whose employment by (or other business relationship with) the Company and its Subsidiaries is terminated by reason of Disability may thereafter be exercised, to the extent it was exercisable on the date of such termination, for a period of 12 months (or such other period as the Administrator shall specify in the Stock Option) from the date of such termination of employment (or business relationship), but not later than the expiration of the stated term of the Option, if earlier. The Administrator shall have sole authority and discretion to determine whether a participant's employment (or business relationship) has been terminated by reason of Disability. The Administrator may specify in any Stock Option that the death of an optionee during the period provided in this Section 5(a)(vi) for the exercise of the Option shall extend such period for a period ending not later than 12 months following the date of the optionee's death, subject to termination on the expiration of the stated term of the Option, if earlier.

            (vii) Termination by Reason of Retirement. Any Stock Option held by an optionee whose employment by the Company and its Subsidiaries is terminated by reason of Retirement may thereafter be exercised, to the extent it was exercisable on the date of such termination, for a period of 12 months (or such other period as the Administrator shall specify) from the date of such termination of employment, but not later than the expiration of the stated term of the Option, if earlier. The Administrator may specify in any Stock Option that the death of an optionee during the period provided in this Section 5(a)(vii) for the exercise of the Option shall extend such period for a period ending not later than 12 months following the date of the optionee's death, subject to termination on the expiration of the stated term of the Option, if earlier.

            (viii) Termination for Cause. If any optionee's employment by (or business relationship with) the Company and its Subsidiaries is terminated for Cause, any Stock Option held by such optionee, including any Stock Option that is exercisable at the time of such termination, shall immediately terminate and be of no further force and effect;

      provided, however, that the Administrator may, in its sole discretion, provide in any Stock Option that such Stock Option can be exercised, to the extent it was exercisable on the date of such termination, for a period of up to 30 days from the date of termination of employment (or business relationship), but not later than the expiration of the stated term of the Option, if earlier.

            (ix) Other Termination. Unless otherwise determined by the Administrator, if an optionee's employment by (or business relationship with) the Company and its Subsidiaries terminates for any reason other than death, Disability, Retirement, or for Cause, any Stock Option held by such optionee may thereafter be exercised, to the extent it was exercisable on the date of such termination, for three months (or such other period not to exceed 60 months as the Administrator shall specify) from the date of termination of employment (or business relationship), but not later than the expiration of the stated term of the Option, if earlier.

            (x) Annual Limit on Incentive Stock Options. To the extent required for "incentive stock option" treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Nonstatutory Stock Option.

      (b) Non-Transferability of Options. No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee. Notwithstanding the foregoing, the Administrator may provide in an option agreement evidencing a Nonstatutory Stock Option that the optionee may transfer, without consideration for the transfer, such Nonstatutory Stock Option to members of his immediate family, to trusts for the benefit of such family members, to partnerships in which such family members are the only partners, or to charitable organizations, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of the Plan and the applicable option agreement.

      (c) Form of Settlement. Shares of Stock issued upon exercise of a Stock Option shall be free of all restrictions under the Plan, except as otherwise provided in the Plan.

      Section 6. Stock Appreciation Rights.

      (a) Nature of Stock Appreciation Rights. A Stock Appreciation Right is an award entitling the recipient to receive an amount in cash or shares of Stock or a combination thereof having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the per share exercise price of the Stock Appreciation Right set by the Administrator at the time of grant, which exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant (or not less than the Option exercise price per share, if the Stock Appreciation Right was granted in tandem with a Stock Option) multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised, with the Administrator having the right to determine the form of payment.

      (b) Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator in tandem with, or independently of, any Stock Option granted pursuant to Section 5 of the Plan. In the case of a Stock Appreciation Right granted in tandem with a Nonstatutory Stock Option, such Stock Appreciation Right may be granted either at or after the time of the grant of such Option. In the case of a Stock Appreciation Right granted in tandem with an Incentive Stock Option, such Stock Appreciation Right may be granted only at the time of the grant of the Option.

      (c) Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator, subject to the following:

            (i) Stock Appreciation Rights granted in tandem with Options shall be exercisable at such time or times and to the extent that the related Stock Options shall be exercisable. A Stock Appreciation Right or applicable portion thereof granted in tandem with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Option.

            (ii) Upon exercise of a Stock Appreciation Right, the applicable portion of any related Option shall be surrendered.

            (iii) Stock Appreciation Rights granted in tandem with an Option shall be transferable only when and to the extent that the underlying Option would be transferable. Stock Appreciation Rights not granted in tandem with an Option shall not be transferable otherwise than by will or the laws of descent or distribution. All Stock Appreciation Rights shall be exercisable during the participant's lifetime only by the participant or the participant's legal representative.

      Section 7. Restricted Stock Awards

      (a) Nature of Restricted Stock Awards. A Restricted Stock Award is an Award entitling the recipient to acquire shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant ("Restricted Stock"), at a purchase price and for such consideration as the Administrator may determine, which price shall not be less than 85% of the Fair Market Value of the Stock on the date of issuance. Such Restricted Stock issuances may, at the discretion of the Administrator, be based on continuing employment (or other business relationship) with the Company and its Subsidiaries and/or achievement of pre-established performance goals and objectives. Restricted Stock Awards shall be limited to a total of one hundred thousand (100,000) shares of Stock.

      (b) Rights as a Stockholder. Upon execution of a written instrument setting forth the Restricted Stock Award and paying any applicable purchase price, a participant shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of the Company or of a third party escrow holder until such Restricted Stock is vested as provided in Section 7(d) below.

      (c) Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the written instrument evidencing the Restricted Stock Award. If a participant's employment (or other business relationship) with the Company and its Subsidiaries terminates for any reason, the Company shall have the right to repurchase from the participant or the participant's legal representative at their purchase price the Restricted Stock with respect to which conditions have not lapsed.

      (d) Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company's right of repurchase shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be "vested." Except as may otherwise be provided by the Administrator, a participant's rights in any shares of Restricted Stock that have not vested shall terminate automatically upon the participant's termination of employment (or other business relationship) with the Company and its Subsidiaries and such shares shall be subject to the Company's right of repurchase as provided in
Section 7(c) above.

      (e) Waiver, Deferral and Reinvestment of Dividends. The written instrument evidencing the Restricted Stock Award may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Stock.

      Section 8. Tax Withholding

      (a) Payment By Participant. Each participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

      (b) Payment in Stock. Subject to approval by the Administrator, a participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

      Section 9. Transfer, Leave of Absence, Etc.

      For purposes of the Plan, the following events shall not be deemed a termination of employment:

      (a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

      (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee's right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

      Section 10. Amendments and Termination

      The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award (or provide substitute Awards at the same or reduced exercise or purchase price or with no exercise or purchase price in a manner not inconsistent with the terms of the Plan, but such price, if any, must satisfy the requirements which would apply to the substitute or amended Award if it were then initially granted under this Plan) for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder's consent. If and to the extent determined by the Administrator to be required to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the Company's stockholders entitled to vote at a meeting of stockholders.

      Section 11. Status of Plan

      With respect to the portion of any Award which has not been exercised and any payments in cash, Stock or other consideration not received by a participant, a participant shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company's obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

      Section 12. General Provisions

      (a) No Distribution; Compliance With Legal Requirements. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it considers appropriate.

      (b) Delivery Of Stock Certificates. Delivery of stock certificates to participants under this Plan shall be deemed effected for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the participant, at the participant's last known address on file with the Company.

      (c) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

      Section 13. Effective Date of Plan

      This Plan shall become effective when adopted by the Company's Board of Directors, but no Award granted under the Plan shall become exercisable and no shares shall be issuable under the Plan unless the Plan shall have been approved by the Company's stockholders. If such stockholder approval is not obtained within twelve (12) months of the Board's approval, then all Awards previously granted under the Plan shall terminate, and no further Awards shall be granted or issued.

      Section 14. Governing Law

      This Plan shall be governed by California law except to the extent such law is preempted by federal law; provided, however, that the Delaware General Corporation Law shall apply to the issuance of Stock and other securities hereunder.

                                    "Annex E"

                             MACROVISION CORPORATION
                        1996 DIRECTORS STOCK OPTION PLAN

       As Amended and Restated by the Board of Directors on June 16, 2000

      1. Purpose. The purpose of the Macrovision Corporation 1996 Directors Stock Option Plan (the "Plan") is to grant to non-employee members of the Company's Board of Directors ("Outside Directors") of Macrovision Corporation, a Delaware corporation (the "Company") the opportunity to acquire Common Stock of the Company, thereby encouraging such persons to accept or continue their service on the Company's Board of Directors; to align the interests of such persons with those of the Company's stockholders through stock ownership; and to furnish such persons an additional incentive to improve operations and increase profits of the Company.

            To accomplish the foregoing objectives, this Plan provides a means whereby Outside Directors may receive options to purchase Common Stock. Options granted under this Plan will be nonstatutory (nonqualified) stock options.

      2. Administration. The Plan shall be administered by the Company's Board of Directors (the "Administrator"), which shall have the power and authority to grant stock options consistent with the terms of the Plan, including the power and authority:

            (a) to determine the terms and conditions of the stock option agreements entered into between the Company and any Outside Director;

            (b) to interpret the Plan;

            (c) to modify or amend any such option; and

            (d) to make all determinations necessary or advisable for the administration of the Plan.

      3. Eligibility; Number.

            (a) Each Outside Director who first becomes a member of the Company's Board of Directors after the effective date of the Registration Statement on Form SB-2 for the initial public offering of the Company's Common Stock (the "IPO Date") shall be granted options to purchase shares of the Company's Common Stock effective as of the date he or she first becomes a member of the Company's Board of Directors (the "Initial Grant Date"). On and after April 23, 2000, the number of shares of the Company's Common Stock subject to options granted to each such Outside Director on his or her Initial Grant Date shall be forty thousand (40,000) shares.

            (b) Each Outside Director who first becomes a member of the Company's Board of Directors after the IPO Date shall be granted options to purchase additional shares of the Company's Common Stock annually on each successive anniversary of the Initial Grant Date commencing on the one (1) year anniversary of the Initial Grant Date, provided that such Outside Director continues to serve on the Company's Board of Directors on such dates. Each Outside Director who is serving as a member of the Company's Board of Directors on the IPO Date will be granted an option to purchase shares of the Company's Common Stock annually on each successive anniversary of the IPO Date commencing on the one (1) year anniversary of the IPO Date, provided that such Outside Director continues to serve on the Company's Board of Directors on such dates. Each employee member of the Company's Board of Directors who becomes an Outside Director as a result of ceasing to be an employee of the Company will be granted an option to purchase shares of the Company's Common Stock annually on each successive anniversary of the IPO Date commencing on the first anniversary of the IPO Date on which such individual serves as an Outside Director, provided that such individual continues to serve as an Outside Director on the Company's Board of Directors on such dates, but such an individual will not receive any initial grant of an option to purchase shares of the Company's Common Stock under Subsection 3(a) above. On and after April 23. 2000, the number of shares of the Company's Common Stock subject to options granted to each Outside Director annually under this Subsection 3(b) shall be ten thousand (10,000) shares.

      4. Exercise Price. The exercise price of each option to purchase a share of the Company's Common Stock shall be the fair market value of a share of the Company's Common Stock on the date on which such option is granted. For all purposes of this Plan, the fair market value of the Company's Common Stock on any particular date shall be the closing price on the trading day next preceding that date on the principal securities exchange on which the Company's Common Stock is listed, or, if such Common Stock is not then listed on any securities exchange, then the fair market value of the Common Stock on such date shall be the closing price as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") on the trading day next preceding such date. In the event that the Company's Common Stock is neither listed on a securities exchange nor quoted by NASDAQ, then the Administrator shall determine the fair market value of the Company's Common Stock on such date.

      5. Common Stock Subject to Plan.

            (a) As of June 16, 2000, there shall be reserved for issue upon the exercise of options granted under the Plan, including unexercised options outstanding on such date, three hundred nineteen thousand thirty-six (319,036) shares of Common Stock. If an option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purposes of the Plan.

            (b) Notwithstanding any other provisions of this Plan, the aggregate number of shares of Common Stock subject to outstanding options granted under this Plan, plus the aggregate number of shares issued upon the exercise of all options granted under this Plan, shall never be permitted to exceed the number of shares specified in the first sentence of Subsection 5(a) above.

      6. Terms of Options. Each option granted under the Plan shall be evidenced by a nonstatutory stock option agreement between the individual to whom the option is granted (the

"optionee") and the Company. Each such agreement shall designate the option thereby granted as a nonstatutory stock option. Each such agreement shall be subject to the terms and conditions set forth in this Section 6, and to such other terms and conditions not inconsistent herewith as the Administrator may deem appropriate in each case. All options granted under this Plan shall be subject to the following terms and conditions:

            (a) Term of Options. The period or periods within which an option may be exercised shall be determined by the Administrator at the time the option is granted, but in no event shall such period extend beyond ten (10) years from the date the option is granted.

            (b) Method of Payment for Common Stock. Payment for stock purchased upon any exercise of an option granted under this Plan shall be made in full concurrently with such exercise by any one of the following methods: (i) in cash; (ii) if and to the extent the instrument evidencing the option so provides and if the Company is not then prohibited from purchasing or acquiring shares of such stock, with shares of the same class of stock as are subject to the option that have been held by the optionee for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes, delivered in lieu of cash, with the shares so delivered to be valued on the basis of the fair market value of the stock (determined in a manner specified in the instrument evidencing the option) on the date of exercise; (iii) through a "same day sale" commitment from the optionee and a broker-dealer that is a member of the National Association of Securities Dealers (the "NASD Dealer") whereby the optionee irrevocably elects to exercise the option and to sell a portion of the shares so purchased to pay for the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to the Company; (iv) through a "margin" commitment from the optionee and a NASD Dealer whereby the optionee irrevocably elects to exercise the option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price , and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to the Company; or (v) any combination of the foregoing.

            (c) Vesting. Options granted under this Plan on or before April 22, 1999, shall become first exercisable ratably over a four (4) year period such that each option shall become first exercisable as to one forty-eighth (1/48) of the option shares on the last day of each month, beginning with the first full month following the date of grant, provided that the optionee continues to serve on the Company's Board of Directors on such dates. Initial options granted under Subsection 3(a) of this Plan on or after April 23, 1999, and annual options granted under Subsection 3(b) of this Plan on or after April 23, 1999, but prior to April 23, 2000, shall become first exercisable ratably over a three (3) year period such that each option shall become first exercisable as to one thirty-sixth (1/36) of the option shares on the last day of each month, beginning with the first full month following the date of grant, provided that the optionee continues to serve on the Company's Board of Directors on such dates. Annual options granted under Subsection 3(b) of this Plan on or after April 23, 2000, shall become first exercisable ratably over a one (1) year period such that each option shall become first exercisable as to one twelfth (1/12) of the option shares on the last day of each month, beginning with the first full month following the date of grant, provided that the optionee continues to serve on the Company's Board of Directors on such dates. Notwithstanding the foregoing, all options granted to an optionee under this Plan will become exercisable immediately upon the optionee's death or disability while serving on the Company's Board of Directors.

            (d) Death; Disability; Resignation. In the event of an optionee's death or disability while serving on the Company's Board of Directors, all options granted to that optionee under this Plan may be exercised by the optionee or the optionee's estate for a period of one (1) year after the date on which the optionee ceases to serve on the Company's Board and will terminate if not exercised during such period, subject to termination on the expiration of the stated term of the option, if earlier. If an optionee resigns from the Company's Board of Directors or declines to stand for reelection, options that have become exercisable through the last date on which the optionee serves on the Company's Board may be exercised for a period of three (3) months thereafter and will terminate if not exercised during such period, subject to termination on the expiration of the stated term of the option, if earlier. If an optionee is removed from the Board by action of the Company's Stockholders or Board of Directors, options that have become exercisable through the date of such removal may be exercised for a period of one (1) week thereafter and will terminate if not exercised during such period, subject to termination on the expiration of the stated term of the option, if earlier. The "optionee's estate" shall mean the duly authorized conservator or guardian of the estate of the optionee or the executor of the optionee's last will or the duly authorized administrator or special administrator of the optionee's probate estate or any other legal representative of the optionee's estate duly appointed as a result of the optionee's death or incapacity or any person who acquires the right to exercise this option by reason of the optionee's death under the optionee's will or the laws of intestate succession.

            (e) Withholding and Employment Taxes. At the time of exercise of an option, the optionee shall remit to the Company in cash the amount of any and all applicable federal and state withholding and employment taxes.

      7. Stock Issuance and Rights as Stockholder. Notwithstanding any other provisions of the Plan, no optionee shall have any of the rights of a stockholder (including the right to vote and receive dividends) of the Company, by reason of the provisions of this Plan or any action taken hereunder, until the date such optionee shall both have paid the exercise price for the Common Stock and shall have been issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) the stock certificate evidencing such shares.

      8. Non-Transferability of Options. No option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all options shall be exercisable, during the optionee's lifetime, only by the optionee. Notwithstanding the foregoing, the Administrator may provide in any option agreement that the optionee may transfer, without consideration for the transfer, such option to members of his immediate family, to trusts for the benefit of such family members, to partnerships in which such family members are the only partners, or to charitable organizations, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of the Plan and the applicable option agreement.

      9. Adjustments Upon Changes in Capitalization or Merger.

            (a) Subject to any required action by the Company's stockholders, the number of shares of Common Stock covered by this Plan as provided in Section 5, the number of shares covered by each outstanding option granted hereunder and the exercise price thereof shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a split, reverse split, subdivision or consolidation of such shares or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such outstanding shares of Common Stock effected without the receipt of consideration by the Company; provided, however, that the conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." The number of shares of Common Stock, as provided in Section 3, covered by options to be granted after the date of any event described in this Subsection 9(a) shall not be adjusted as a result of such event, unless the Board determines that it is appropriate to make such an adjustment and amends the Plan accordingly.

            (b) In the event of (i) a dissolution or liquidation of the Company;
(ii) a merger or consolidation in which the Company is the not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the options granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all optionees); (iii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company (other than any stockholder which merges (or which owns or controls another corporation which merges) with the Company in such merger) cease to own their shares or other equity interests in the Company; (iv) the sale of substantially all of the assets of the Company; or (v) any other transaction which qualifies as a "corporate transaction" under Section 424(a) of the Internal Revenue Code of 1986, as amended, wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company from or by the stockholders of the Company), any and all outstanding options under this Plan shall become fully exercisable, notwithstanding any other provision of this Plan and without regard to any vesting provisions contained in the options, for a reasonable period of time prior to the consummation of such event. Upon any such event, the successor corporation (if any) may assume, convert or replace any outstanding options that are not exercised prior to the consummation of the event or may substitute equivalent options or provide substantially similar consideration to the optionees as was provided to the stockholders (after taking into account the existing provisions of the option grants). In the event such successor corporation (if any) does not assume or substitute options, as provided above, upon an event described in this Subsection 9(b), such options will terminate on the consummation of such event at such time and on such conditions as the Company's Board of Directors shall determine.

            (c) To the extent that any adjustments described in this Section 9 relate to stock or securities of the Company, such adjustments shall be made by the Company's Board of Directors, whose determination in that respect shall be final, binding and conclusive.

            (d) Except as expressly provided in this Section 9, no optionee shall have any rights by reason of any subdivision or consolidation of shares of the capital stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of any class or by reason of any dissolution, liquidation, merger or consolidation or spin-off of assets or stock of another corporation, and any issue by the Company of shares of stock of any class or of securities convertible into shares of stock of any class shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to any option granted hereunder.

            (e) The grant of an option pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

      10. Securities Law Requirements.

            (a) The Administrator may require an individual as a condition of the grant and of the exercise of an option, to represent and establish to the satisfaction of the Administrator that all shares of Common Stock to be acquired upon the exercise of such option will be acquired for investment and not for resale. The Administrator shall cause such legends to be placed on certificates evidencing shares of Common Stock issued upon exercise of an option as, in the opinion of the Company's counsel, may be required by federal and applicable state securities laws.

            (b) No shares of Common Stock shall be issued upon the exercise of any option unless and until counsel for the Company determines that: (i) the Company and the optionee have satisfied all applicable requirements under the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act;
(ii) any applicable listing requirement of any stock exchange on which the Company's Common Stock is listed has been satisfied; and (iii) all other applicable provisions of state and federal law have been satisfied.

      11. Financial Assistance. The Company shall have the authority under this Plan to assist any Outside Director to whom an option is granted hereunder in the payment of the purchase price payable on exercise of that option, by lending the amount of such purchase price to such Outside Director on such terms and at such rates of interest and upon such security as shall have been authorized by or under authority of the Company's Board of Directors.

      12. Amendment. The Company's Board of Directors may terminate the Plan or amend the Plan from time to time in such respects as the Board may deem advisable.

      13. Termination. The Plan shall terminate automatically on December 1, 2006, and may be terminated at any earlier date by the Company's Board of Directors. No option shall be granted hereunder after termination of the Plan, but such termination shall not affect the validity of any option then outstanding.

      14. Time of Granting Options. The date of grant of an option hereunder shall, for all purposes, be the date on which the Administrator makes the determination granting such option.

      15. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Plan.

      16. Effective Date. This Plan was adopted by the Company's Board of Directors on December 3, 1996, and was approved by the stockholders of the Company on February 25, 1997. The Plan was most recently amended and restated by the Company's Board of Directors on June 16, 2000, and approved by the stockholders of the Company on August __, 2000. However, no options shall be granted under the Plan prior to the IPO Date.

                                    "Annex F"

                             ALLIANT [LOGO] PARTNERS

June 16, 2000

Board of Directors
Macrovision Corporation
1341 Orleans Drive
Sunnyvale, CA 94089

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Macrovision Corporation ("Macrovision") of the consideration provided by Macrovision in the acquisition (the "Acquisition") of GLOBEtrotter Software, Inc. ("GLOBEtrotter" or the "Company"). As contemplated by the Draft Agreement and Plan of Merger (the "Merger Agreement") dated June 12, 2000, Macrovision will exchange 9.0 million shares of Macrovision common stock for all of GLOBEtrotter's outstanding stock and vested stock options. Total enterprise consideration provided to GLOBEtrotter is valued at $587.0 million at the signing of the Merger Agreement on today's date.

For purposes of the opinion set forth herein, we have:

(a) Reviewed public financial statements and other information concerning Macrovison as well as selected analyst reports discussing historical and projected future performance of Macrovision;

(b) Reviewed certain internal financial statements and other financial and operating data concerning GLOBEtrotter that was prepared by GLOBEtrotter's management;

(c) Analyzed certain financial projections prepared by the management of Macrovision;

(d) Discussed the past and current operations, financial condition, and the prospects of GLOBEtrotter with senior executives of Macrovision and GLOBEtrotter;

(e) Discussed with the senior managements of Macrovision and GLOBEtrotter the strategic objectives of the Acquisition;

(f) Compared the financial performance of GLOBEtrotter with that of certain comparable publicly-traded companies and the prices paid for securities in those publicly-traded companies;

(g) Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions of comparable companies;

(h) Assessed GLOBEtrotter's value based upon a forecast of future cash flows using a discounted cash flow analysis;

(i) Assessed GLOBEtrotter's relative contribution to the combined entity based on present and projected current year financial performance;

Board of Directors                                                        Page 2
Macrovision Corporation                                            June 16, 2000
--------------------------------------------------------------------------------


(j) Reviewed the Merger Agreement and discussed the proposed terms of the transaction with managements of both Macrovision and GLOBEtrotter; and

(k) Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections of GLOBEtrotter, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. The financial and other information regarding GLOBEtrotter reviewed by Alliant Partners in connection with the rendering of this opinion was limited to information provided by Macrovision's and GLOBEtrotter's managements and certain discussions with Macrovision's senior management regarding the Company's financial condition and prospects as well as the strategic objectives of the Acquisition. In addition, we have assumed that the Acquisition will be consummated in accordance with the terms set forth in the Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of GLOBEtrotter, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Our opinion addresses only the fairness of the proposed Acquisition, from a financial point of view, to the stockholders of Macrovision, and we do not express any views on any other terms of the proposed Acquisition or the business and strategic bases underlying the Merger Agreement.

Alliant Partners has received fees from Macrovision in previous transactions.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the total consideration provided by Macrovision to GLOBEtrotter pursuant to the Agreement and Plan of Merger is fair, from a financial point of view, to the Macrovision stockholders.

Very truly yours,


/s/ Alliant Partners

Alliant Partners

                                    ANNEX "G"

                                    FORM 10-Q

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

(Mark One)

|X| QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                  FOR THE QUARTERLY PERIOD ENDED March 31, 2000

                                       OR

|_| TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________ to ___________

Commission file number: 000-22023

                             Macrovision Corporation
             (Exact name of registrant as specified in its charter)

               Delaware                            77-0156161
   (State or other jurisdiction of              (I.R.S. Employer
    incorporation or organization)             Identification No.)

                               1341 Orleans Drive
                           Sunnyvale, California 94089
               (Address of principal executive offices) (Zip code)

                                 (408) 743-8600
               (Registrant's telephone number including area code)

Check whether the issuer (1) has filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes |X| No |_|

      State the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

Title                                      Outstanding as of April 30, 2000

Common Stock, $0.001 par value             40,238,528

                             MACROVISION CORPORATION

                                    FORM 10-Q

                                      INDEX

PART I.  FINANCIAL INFORMATION                                              Page

Item 1.   Condensed Consolidated Financial Statements

          Condensed Consolidated Balance Sheets
                as of March 31, 2000 and December 31, 1999.................   3

          Condensed Consolidated Statements of Income
                for the Three Month Periods Ended March 31, 2000 and 1999..   4

          Condensed Consolidated Statements of Cash Flows
                for the Three Month Periods Ended March 31, 2000 and 1999..   5

          Notes to Condensed Consolidated Financial Statements.............   6

Item 2.   Management's Discussion and Analysis of Financial Condition
          and Results of Operations........................................   9

Item 3.   Quantitative and Qualitative Disclosures about Market Risk.......  12

          Risk Factors.....................................................  13

PART II.  OTHER INFORMATION

Item 1.   Legal Proceedings................................................  20

Item 5.   Other Information................................................  21

Item 6.   Exhibits and Reports on Form 8-K ................................  21

Signatures ................................................................  22

Part I. Financial Information
Item 1. Condensed Consolidated Financial Statements.

                    MACROVISION CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                        March 31,
                                                          2000      December 31,
                                                       (Unaudited)      1999
                                                       -----------  -----------
ASSETS
Current assets:
   Cash and cash equivalents                            $ 25,156        $  4,317
   Short-term investments                                106,601          31,452
   Accounts receivable, less allowance for
     doubtful accounts of $846 and $984                   13,193          11,662
   Inventories                                               130             178
   Deferred tax assets                                     2,368           2,477
   Prepaid expenses and other assets                       3,001           1,066
                                                        --------        --------
         Total current assets                            150,449          51,152

Property and equipment, net                                1,647           1,655
Patents and other intangibles, net                         1,313           1,647
Long-term marketable investment securities               106,697          52,241
Intangibles associated with C-Dilla Ltd
acquisition, net                                          15,888          16,631
Other assets                                               6,789           4,524
                                                        --------        --------
                                                        $282,783        $127,850
                                                        ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                     $  1,585        $  1,267
   Accrued expenses                                        3,948           4,726
   Deferred revenue                                        4,701           3,124
   Income taxes payable                                    2,551           1,524
   Current portion of capital lease obligation                48              76
                                                        --------        --------
      Total current liabilities                           12,833          10,717

Deferred tax liabilities                                  14,650          14,073
                                                        --------        --------
                                                          27,483          24,790
Stockholders' equity:
   Common stock                                               40              36
   Additional paid-in capital                            210,929          63,553
   Accumulated other comprehensive gain                   25,649          25,165
   Retained earnings                                      18,682          14,306
                                                        --------        --------
      Total stockholders' equity                         255,300         103,060
                                                        --------        --------
                                                        $282,783        $127,850
                                                        ========        ========

See the accompanying notes to these condensed consolidated financial statements.

                    MACROVISION CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)
                                   (Unaudited)

                                                              Three Months Ended
                                                                   March 31,
                                                              ------------------
                                                                2000      1999
                                                              -------    -------

Net revenues                                                  $12,726    $ 7,163
                                                              -------    -------

Costs and expenses:
   Cost of revenues                                             1,154        671
   Research and development                                     1,101        631
   Selling and marketing                                        2,509      1,882
   General and administrative                                   2,001      1,381
   Amortization of intangibles from
    acquisition                                                   744         --
                                                              -------    -------

       Total costs and expenses                                 7,509      3,706
                                                              -------    -------

Operating income                                                5,217      1,472
Interest and other income, net                                  2,004        131
                                                              -------    -------

       Income before income taxes                               7,221      1,603
Income taxes                                                    2,845        609
                                                              -------    -------


       Net income                                             $ 4,376    $   994
                                                              =======    =======

Computation of basic and diluted earnings per share:

Basic earnings per share                                      $  0.11    $  0.05
                                                              =======    =======
Shares used in computing basic earnings per share              38,784     35,547
                                                              =======    =======

Diluted earnings per share                                    $  0.11    $  0.05
                                                              =======    =======
Shares used in computing diluted earnings per share            41,418     37,355
                                                              =======    =======

See the accompanying notes to these condensed consolidated financial statements.

                    MACROVISION CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)

                                                                    Three Months Ended March 31,
                                                                          2000         1999
                                                                       ---------    ---------
Cash flows from operating activities:
Net income                                                             $   4,376    $   1,858
Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation and amortization                                           1,086          232
   Amortization of prepaid future royalties to C-Dilla Limited                --           69
   Deferred income taxes                                                      15         (206)
   Loss on disposal of assets                                                416           --
   Tax benefit from employee stock plans                                     236           --
   Stock compensation                                                         45           --
   Changes in operating assets and liabilities:
       Accounts receivable, inventories, and other current assets         (3,331)        (446)
       Accounts payable, accrued expenses, deferred revenue
          and income taxes payable                                         1,661        1,680
       Other                                                                (157)          11
                                                                       ---------    ---------
       Net cash provided by operating activities                           4,347        3,198
                                                                       ---------    ---------

Cash flows from investing activities:
   Purchases of long-term marketable investment securities               (58,983)      (6,512)
   Sales or maturities of long-term marketable investment securities       9,819        5,210
   Purchases of short-term investments                                   (82,199)      (7,073)
   Sales or maturities of short-term investments                           7,005        6,377
   Acquisition of property and equipment                                    (225)         (79)
   Payments for patents and other intangibles                               (192)         (93)
   Minority equity investments in companies                               (6,200)          --
   Receivable from related party                                             156           --
   Other, net                                                                 18           18
                                                                       ---------    ---------
       Net cash used in investing activities                            (130,648)      (2,152)
                                                                       ---------    ---------

Cash flows from financing activities:
   Payments on capital lease obligations                                     (28)         (27)
   Proceeds from stock offering, net                                     146,155           --
   Proceeds from issuance of common stock, net                             1,013          525
                                                                       ---------    ---------
       Net cash provided by financing activities                         147,140          498
                                                                       ---------    ---------
Net increase in cash and cash equivalents                                 20,836        1,544
Cash and cash equivalents at beginning of period                           4,317        3,513
                                                                       ---------    ---------
Cash and cash equivalents at end of period                             $  25,156    $   5,057
                                                                       =========    =========
Supplemental cash flow information:
   Interest paid                                                       $       1    $       1
                                                                       =========    =========

   Income taxes paid                                                   $   1,412    $      87
                                                                       =========    =========

   Unrealized gain on investments, net of tax                          $  25,840    $      --
                                                                       =========    =========

See the accompanying notes to these condensed consolidated financial statements.

                    MACROVISION CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared by Macrovision Corporation (the "Company") in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted in accordance with such rules and regulations. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company, and its results of operations and cash flows for those periods presented. This quarterly report on Form 10-Q should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1999, and other disclosures, including risk factors, included in the Company's Annual Report on Form 10-K filed on March 30, 2000 and the Company's Registration Statement on Form S-3 (Registration No. 333-95337).

The results of operations for the interim periods presented are not necessarily indicative of the results expected for the entire year ending December 31, 2000 or any other future interim period, and the Company makes no representations related thereto.

In March 2000, the Company issued one additional share for every share outstanding, thus effecting a 2 for 1 stock split. All share and per share information presented have been retroactively adjusted for the effect of such stock split.

NOTE 2 - CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

The Company considers all highly liquid investments with a maturity from date of purchase of three months or less to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks and money market funds. All other liquid investments with maturities over three months and less than 12 months are classified as short-term investments. Short-term investments consisted of government bonds, government agency securities and corporate securities. All marketable securities with maturities over one year or which the Company's intent is to retain for the long-term are classified as long-term marketable investment securities.

Management determines the appropriate classification of investment securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company enters into certain equity investments for the promotion of business and strategic objectives, and typically does not attempt to reduce or eliminate the inherent market risks on these investments. In December 1999, Digimarc, in which the Company has a minority interest of 924,475 shares, consummated an initial public offering for which the fair market valuation is classified as long-term marketable investment securities on the consolidated balance sheets. In January 2000, the Company invested $4 million in TTR Technologies Ltd., a public company, representing 1,880,937 shares or 11.4%. As of March 31, 2000 and December 31, 1999, all investment securities were designated as "available-for-sale." Available-for-sale securities are carried at fair value based on quoted market prices, with unrealized gains and losses, reported in comprehensive income, a separate component of stockholders' equity.

Realized gains and losses and declines in value judged to be other-than-temporary for available-for-sale securities are included in the consolidated statements of income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income.

The following is a summary of available-for-sale securities (in thousands):

                                                       March 31,    December 31,
                                                         2000          1999
                                                       --------      --------

Cash equivalents - money market funds ..............   $ 24,255      $  2,951
                                                       --------      --------
Investments:
  Corporate preferred certificates .................         --         2,000
  Corporate bonds ..................................    131,382            --
  Municipal preferred certificates .................         --         2,000
  United States government bonds and agency
    securities .....................................     30,307        33,469
  Equity investments ...............................     51,609        46,224
                                                       --------      --------
                                                        213,298        83,693
                                                       --------      --------
                                                       $237,553      $ 86,644
                                                       ========      ========

      As of March 31, 2000 and December 31, 1999 government bond securities and equity investments totaling $106.7 million and $52.2 million, respectively, are classified as long-term marketable investment securities in the accompanying consolidated balance sheet.

      As of March 31, 2000 and December 31, 1999, the difference between the fair value and the amortized cost of available-for-sale securities was a gain of $43,611,000 and $42,634,000, respectively. These unrealized gains, net of deferred income tax, related to short-term and long-term government bonds and investment securities, have been recorded as a component of comprehensive income. As of March 31, 2000 and December 31, 1999, the weighted average portfolio duration and contractual maturity for the government bonds was approximately ten months and eight months, respectively.

NOTE 3 - PUBLIC OFFERING, EXERCISE OF OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN

On January 26, 2000, the Company consummated an offering (" the offering") of 3,820,000 shares of its Common Stock, of which 2,874,000 shares were issued and sold by the Company and 946,000 shares were sold by shareholders of the Company. All shares were sold for $53.44 per share. The net proceeds to the Company from the offering, after deducting the underwriting discount and other expenses of the offering, were approximately $146 million. The Company did not receive any proceeds from the sale of shares sold by the selling stockholders.

During the quarter ended March 31, 2000, the Company issued 443,124 shares of common stock and received proceeds of approximately $720,000 associated with the exercise of stock options. Also during the quarter ended March 31, 2000, the Company issued 30,978 shares of common stock under the Employee Stock Purchase Plan and received proceeds of approximately $292,000.

NOTE 4 - INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method and consisted of the following:

                                   March 31,         December 31,
             (In thousands)         2000               1999
                                 ------------       ------------

             Raw materials           $    60            $    72
             Work in progress              8                 26
             Finished goods               61                 80
                                 ------------       ------------
                                     $   129           $    178
                                 ============       ============

NOTE 5 - OTHER ASSETS

The Company intends to hold its investments for the long term and monitors whether there has been an other than a temporary decline in the value of these investments based on management's estimates of their net realizable value taking into account the achievement of milestones in business plans and third-party financing. The Company records its investments using the cost method, and these investments are classified as other assets in the accompanying condensed consolidated balance sheets as follows:

(In thousands)

                                                 March 31,     December 31,
                                                   1999             1999
                                               ------------    ------------

Investment in CAC                                  $ 3,688         $ 3,688
Minority equity investments in companies             2,950             750
Deposits and other assets                              151              86
                                               ------------    ------------
                                                   $ 9,981         $ 4,524
                                               ============    ============

During the quarter ended March 31, 1999, the Company made a $1.0 million strategic investment in RPK Security, Inc. ("RPK"). RPK develops encryption technology for high data flow Internet applications such as streaming media and digital communication. The Company also made a $1.2 million strategic investiment in InterActual Technologies, Inc. InterActual develops client and server software which enables DVDs to be seamlessly linked to Internet web sites, E-Commerce transactions, interactive games, and online communities. The Company does not have the ability to exert significant influence over either of these companies.

NOTE 6 - ACQUISITIONS

In June 1999, the Company acquired the remaining shares of C-Dilla Ltd., developers of copy protection and rights management technologies for CD-ROM and Internet-delivered software products. The Company paid approximately $12.8 million in cash and acquisition costs, 436,796 shares of the Company's stock valued at $5.1 million and option grants in Macrovision valued at $1.8 million. The Company previously invested approximately $3.6 million in C-Dilla. The transaction has been accounted for under the purchase method. The excess purchase price over the net tangible assets acquired was $22.5 million of which, based on management's estimates prepared in conjunction with a third party valuation consultant was allocated as follows (in thousands):

       In-process research and development.......         $  4,286
       Developed technology......................            3,824
       Core technology...........................            7,844
       Acquired workforce........................              497
       Covenant not to compete...................            1,788
       Goodwill..................................            4,278
                                                  -----------------
                                                          $ 22,517
                                                  =================

In connection with the purchase of C-Dilla Ltd., the Company allocated $4.3 million of the $23.3 million total purchase price to in-process research and development projects. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the incomplete research and development projects. At the date of the acquisition, this amount was expensed as a non-recurring charge as the in-process technology had not yet reached technological feasibility and had no alternative future uses. C-Dilla Ltd. had five major copy protection projects in progress at the time of acquisition. These projects include a product which is being designed to protect DVD-ROMs from unauthorized replication or copying, three products that are being designed to prohibit the unauthorized copying of audio products and a product which is being designed to allow DVD manufacturers to track where any DVD has been manufactured and trace illegal copies. As of the acquisition date, costs to complete the development of the projects acquired were expected to be approximately $1.4 million. The Company currently expects to complete the development of the first four projects at various dates through fiscal 2001. The project to produce a product to allow DVD manufacturers to track where any DVD has been manufactured and trace illegal copies has been abandoned due to lack of a definitive interest in the market for such a product.

The nature of the efforts required to develop the acquired in-process technology into commercially viable products principally relate to the completion of all planning, designing and testing activities necessary to establish that the product will meet its design requirements including functions, features and technical performance requirements. Though the Company currently expects that the acquired in process technology will be successfully developed, there can be no assurance that commercial or technical viability of these products will be achieved. Furthermore, future developments in the computer software industry, changes in the delivery of audio products, changes in other product offerings or other developments may cause us to alter or abandon these plans.

The value assigned to purchased in-process technology was determined by estimating the completion percentage of research and development efforts at the acquisition date, forecasting risk adjusted revenues considering completion percentage, estimating the resulting net cash flows from the projects and discounting the net cash flows to their present values. The completion percentages were estimated based on cost incurred to date, importance of completed development tasks and elapsed portion of the total project time. A net revenue projection of $52.5 million beginning in the year 2000 through the year 2007 was used to value the in-process research and development. This projection is based on sales forecasts and adjusted to consider only the revenue related to achievements completed at the acquisition date. Net cash flow estimates include cost of goods sold, sales and marketing and general and administrative expenses and taxes forecasted based on historical operating characteristics. The estimated total costs are equal to approximately 78% of the projected revenue. In addition, net cash flow estimates were adjusted to allow for fair return on working capital and fixed assets, charges for technology leverage and return on other intangibles. Appropriate risk adjusted discount rates ranging from 20% to 30% were used to discount the net cash flows back to their present values.

The remaining excess purchase price was allocated to existing products and technologies, retention of workforce and noncompete agreements. The Company used the income approach to determine the value allocated to existing products and technologies and noncompete agreements and used the replacement cost approach to determine the value allocated to workforce. The residual excess purchase price was allocated to goodwill.

The Company will amortize such intangibles on a straight line basis over three to seven years based on expected useful lives of existing products and technologies, retention of workforce, noncompete agreements and goodwill. If the identified projects are not successfully developed, the Company may not realize the value assigned to the in-process research and development projects and the value of the acquired intangible assets may also become impaired.

The results of C-Dilla Ltd. and the estimated fair value of assets acquired and liabilities assumed are included in the Company's financial statements from the date of acquisition. In connection with the C-Dilla Ltd. acquisition, the purchase price has been allocated to the assets and liabilities assumed based upon fair values on the date of acquisition, as follows (in thousands):

     Current assets.......................................    $   675
     Property and equipment, net..........................        521
     In-Process research and development..................      4,286
     Deferred tax asset...................................      1,440
     Intangibles associated with C-Dilla Ltd. acquisition.     18,231
     Current liabilities..................................    (1,888)
                                                           -----------
                                                             $ 23,265
                                                           ===========

NOTE 7 - NET INCOME PER SHARE

Basic EPS is computed using the weighted average number of common shares outstanding during the period. Diluted EPS is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period except for periods of operating loss for which no common share equivalents are included because their effect would be antidilutive. Dilutive common equivalent shares consist of common stock issuable upon exercise of stock options using the treasury stock method. In August 1999 and March, 2000, the Company issued one additional share for every share outstanding, thus affecting a 2 for 1 stock splits. All share information presented has been retroactively adjusted for the effect of both such stock split. The following is a reconciliation of the shares used in the computation of basic and diluted EPS: (in thousands):

                                                     Three Months Ended
                                                          March 31,
                                                   ------------------------
                                                      2000          1999
                                                   ----------    ----------

Basic EPS - weighted average number of common
  shares outstanding                                  38,784        35,547
Effect of dilutive common equivalent shares -
  stock options outstanding                            2,634         1,808
                                                   ----------    ----------
Diluted EPS - weighted average number of common
  shares and common equivalents shares outstanding    41,418        37,355
                                                   ==========    ==========

NOTE 8 - RECENT ACCOUNTING PRONOUNCEMENTS

In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP No. 98-1 requires that entities capitalize certain costs related to internal-use software once certain criteria have been met. The Company adopted SOP No. 98-1 on January 1, 1999, with no material effect.

In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities." SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. The Company adopted SOP No. 98-5 on January 1, 1999, with no material effect.

In December 1998, the AICPA issued SOP No. 98-9, "Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP No. 98-9 requires recognition of revenue using the "residual method" in a multiple element software arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method," the total fair value of the undelivered elements is deferred and recognized in accordance with SOP No. 97-2. The Company will be required to implement SOP No. 98-9 for the year ending December 31, 2000. SOP No. 98-9 also extends the deferral of the application of SOP No. 97-2 to certain other multiple-element software arrangements through the Company's year ending December 31, 1999. The Company does not expect the adoption of SOP No. 98-9 to have a material impact on its financial position, results of operations or cash flows.

In June 1999, the Financial Accounting Standards Board (FASB) issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities, Deferral of the Effective Date of SFAS No. 133", which amends the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities and requires the Company to recognize all derivatives as either assets or liabilities on the balance sheet and measure them at fair value. Gains and losses resulting from changes in fair value would be accounted for based on the intended use of the derivative and whether it is designated and qualifies for hedge accounting. The Company will adopt SFAS No. 133 for its first quarter of fiscal 2001. The Company has not determined the impact that SFAS No. 133 will have on its financial statements and believes that such determination will not be meaningful until closer to the date of the initial adoption.

NOTE 9 - SEGMENT AND GEOGRAPHIC INFORMATION

The Company operates in three industry segments as follows: Video Copy Protection, Video Scrambling and Computer Software Copy Protection. In the Video Copy Protection segment, the Company licenses its anti-copy video technologies to customers in the home videocassette, DVD and digital pay-per-view markets. In the Video Scrambling segment, the Company licenses and sells products utilizing the Company's PhaseKrypt video scrambling technology to manufacturers of analog set-top decoders for sale to cable television system operators in developing cable television markets, to television broadcasters for securing incoming contribution circuits to network control centers and outbound rebroadcast circuits and to the government, military and law enforcement agencies for covert surveillance applications. In the Computer Software Copy Protection segment, the Company licenses copy protection technology in the multimedia software market.

The Company identifies segments based principally upon the type of products sold. The accounting policies of these reportable segments are the same as those described in the consolidated entity. The Company evaluates the performance of its segments based on revenue and segment income. In addition, as the Company's assets are primarily located in its corporate office in the United States and not allocated to any specific segment, the Company does not produce reports for or measure the performance of its segments based on any asset-based metrics. Therefore, segment information is presented only for revenue and segment income.

The following segment reporting information of the Company is provided (dollars in thousands):

Revenue:
                                                      Three Months Ended
                                                           March 31,
                                                 ---------------------------
                                                     2000           1999
                                                 ------------   ------------

Video Copy Protection                               $ 9,873         $ 6,865
Computer Software Copy Protection                     2,466             213
Video Scrambling                                        351              85
Other                                                    36              --
                                                    -------         -------
Total                                               $12,726         $ 7,163
                                                    =======         =======

Operating Income:
                                                      Three Months Ended
                                                           March 31,
                                                 ---------------------------
                                                     2000           1999
                                                 ------------   ------------

Video Copy Protection                               $ 8,049      $ 5,328
Computer Software Copy Protection                     1,179         (450)
Video Scrambling                                       (191)        (313)
Other                                                    26           --
                                                    -------      -------
  Segment income                                      9,063        4,610

Research and development                              1,101          631
General and administrative                            2,001        1,381
   Amortization of intangibles from acquisition         744
                                                    -------      -------

  Operating income                                    5,217        2,598

Interest and other income, net                        2,004          418
                                                    -------      -------

  Income before income taxes                        $ 7,221      $ 3,016
                                                    =======      =======

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements concerning future matters such as the Company's expectations for gross margins, operating expenses and capital needs and other statements regarding matters that are not historical are forward-looking statements. Predictions of future events are inherently uncertain. Actual events could differ materially from those predicted in the forward-looking statements as a result of the risks set forth in this Form 10-Q and in the "Risk Factors" section of the Company's 1999 Annual Report on Form 10-K filed on March 30, 2000 and the Company's Registration Statement on Form S-3 (Registration No. 333-95337), which was declared effective by the Securities and Exchange Commission on January 25, 2000. There are no assurances that the Company has identified all possible problems that the Company might face. All investors should carefully read the annual report on Form 10-K and the Company's Registration Statement on Form S-3, together with this Form 10-Q, and consider all such risks before making an investment decision with respect to the Company's stock.

Overview

The Company was formed in 1983 and designs, develops and markets video copy protection and rights management technologies that provide copy protection for motion pictures and other proprietary content stored on videocassettes, DVDs or other media or is transmitted by cable, satellite or microwave transmission or through the Internet. In 1998, the Company broadened its focus to include the copy protection of other media, including multimedia computer software on CD-ROMs. The Company is headquartered in Sunnyvale, California and has subsidiaries in the United Kingdom and Japan.

Results of Operations

Three Months Ended March 31, 2000 Compared to Three Months Ended March 31, 1999

The following table provides revenue information by specific product segments for the periods indicated (dollars in thousands):

                                  Three Months ended March 31,
                                  ----------------------------
                                                              $           %
                                    2000        1999       Change      Change
                                  -------     ----------------------------------

Video Copy Protection
   Videocassette                  $ 3,566     $ 4,222     $  (656)      (15.5)%
   DVD                              3,626       1,369       2,257       165.9
   Pay-Per-View                     2,681       1,274       1,407       110.4
Computer Software
Copy Protection                     2,466         213       2,253     1,057.7
Video Scrambling                      351          85         266       312.9
Other                                  36          --          36          --
                                  -------     -------     -------
Total                             $12,726     $ 7,163     $ 5,563        77.7%
                                  =======     =======     =======

Net Revenues

Our net revenues for the first quarter of 2000 increased 77.7% from $7.2 million in the first quarter of 1999 to $12.7 million in 2000. Revenues from videocassette copy protection decreased $656,000 from $4.2 million in the first quarter of 1999 to $3.6 million in 2000 as the studios continue to shift focus to their DVD business. DVD copy protection revenues increased $2.3 million or 165.9% from $1.4 million in the first quarter of 1999 to $3.6 million in the first quarter of 2000 due to increases in DVD shipments as the market for both DVD players and DVD titles continued to expand including the international market. Digital PPV copy protection revenues increased $1.4 million or 110.4% from $1.3 million in the first quarter of 1999 to $2.7 million in the first quarter of 2000 due to continued increases in the shipments of copy protection enabled digital set-top boxes as the digital subscriber base grew in the direct broadcast satellite (DBS) and cable TV domestic and international markets during the past holiday season.

Computer Software/CD-ROM Copy Protection revenues increased $2.3 million from $213,000 in the first quarter of 1999 to $2.5 million in the first quarter of 2000 as the installed base of customers implemented our SafeDisc copy protection on their PC games and other consumer multimedia software along with the roll-over affect of holiday cash given to children are spent on the PC games in the first quarter. Revenues from Video Scrambling products increased 312.9% from $85,000 in the first quarter of 1999 to $351,000 in the first quarter of 2000 primarily due to shipments which incorporate our Phasekrypt technology from one of our licensees to Brazil . Other revenue for the first quarter of 2000 was $36,000 relating to a consulting agreement.

We expect that, although the videocassette copy protection will remain a significant part of our business, it will continue to decline as a percentage of our revenues and profits and in absolute terms as our copy protection business in DVD, digital PPV and computer software continue to grow at much higher rates. Our international and export revenues as a percentage of net revenues increased from 42.8% for the first quarter of 1999 to 49.7% for the first quarter of 2000 due to higher DVD, set-top box and Computer Software/CD-ROM revenues.

Gross Margin

Gross margin for the first quarter of 2000 was 91% compared to 91% for the same period in 1999. The increase in absolute dollars of $483,000 from $671,000 in the first quarter of 1999 to $1.2 million in the first quarter of 2000 was due primarily to the write-down of patents, assets and inventory related to the Video Scrambling Group as the Company redirects its efforts into the other growing markets that it serves. Cost of revenues includes items such as product costs, duplicator/replicator fees, videocassette copy protection processor costs, patent amortization and SafeDisc royalty expense prior to the acquisition of C-Dilla Ltd. We expect gross margins to increase as a result of the elimination of royalty expenses, although the increased margins will be partially offset by patent defense costs associated with current patent litigation.

Research and Development

Research and development expenses increased by $483,000 or 74.5% from $631,000 in the first quarter of 1999 to $1.1 million in 2000. The increased expenses were a result of higher expenses relating to the software development at C-Dilla that was not part of Macrovision in the first quarter of 1999 offset slightly by the reimbursement from TTR Technologies of expenses relating to the audio project. Research and development expenses remained level as a percentage of net revenues at 9% for the first quarter of 2000 and 1999. We expect research and development expenses to increase in absolute terms over the prior year periods as a result of the research and development activity at C-Dilla and as we develop new technologies in other areas.

Selling and Marketing

Selling and marketing expenses increased by $627,000 or 33.3% from $1.8 million in the first quarter of 1999 to $2.5 million in the first quarter of 2000. This increase was primarily due to the increased expenses relating to the growing Computer Software /CD-ROM Copy Protection and the selling and marketing expenses for C-Dilla that was not part of Macrovision in the first quarter of 1999. Selling and marketing expenses decreased as a percentage of net revenues from 26.3% for the first quarter of 1999 to 19.7% for the first quarter of 2000. Selling and marketing expenses are expected to increase over the prior year periods as we continue to expand our efforts in selling and marketing Computer Software/CD-ROM Copy Protection and other rights management products from C-Dilla.

General and Administrative

General and administrative expenses increased by $575,000 or 41.6% from $1.4 million in the first quarter of 1999 to $2.0 million in the first quarter of 2000 primarily due higher accounting, legal and consulting expenses relating to the pending GLOBEtrotter Software, Inc. acquisition, a tax consulting project and general and administrative expenses for C-Dilla that was not part of Macrovision in the first quarter of 1999. General and administrative expenses declined as a percentage of net revenues from 19.3% in the first quarter of 1999 to 15.4% in the first quarter of 2000. General and administrative expenses are expected to increase over the prior periods as we continue to expand our new business development efforts.

Amortization of Intangibles from Acquisitions

The Company amortizes intangibles relating to the acquisition of C-Dilla in June of 1999 on a straight line basis over three to seven years based on expected useful lives of existing products and technologies, retention of workforce, non-compete agreements and goodwill. If the identified projects are not successfully developed the value of the acquired intangible assets may also become impaired.

Interest and Other Income

Other income increased $1.6 million or 379.4% from $418,000 in the first quarter of 1999 to $2.0 million in the first quarter of 2000, primarily from interest income received on the proceeds of our public stock offering in late January 2000.

Income Taxes

Income tax expense represents combined federal and state taxes at effective rates of 39.4% and 38.4% for the first quarter of 2000 and 1999, respectively. The higher rate for the first quarter of 2000 is the result taxable interest on the Company's investments compared to tax-exempt instruments in the first quarter of 1999.

Net Income

Net income for the first quarter of 2000 was $4.4 million compared to $1.9 million for the first quarter of 1999. The first quarter of 2000 included the amortization of intangibles associated with the acquisition of C-Dilla of $744,000.

Liquidity and Capital Resources

We have financed our operations primarily from cash generated by operations, principally our copy protection businesses. Our operating activities provided net cash of $4.3 and $3.2 million in the first quarter of 2000 and 1999, respectively. In the first quarter of 2000, net cash was provided primarily by net income before depreciation and amortization adjusted for noncash charges, reduced by an increase in accounts receivable and prepaids offset by increases in deferred revenue and income taxes payable. In the first quarter of 1999, net cash was provided primarily by net income adjusted for noncash charges and an increase in accounts payable, deferred revenue and income taxes payable, offset slightly by an increase in accounts receivable and a decrease in accrued expenses.

Investing activities used net cash of $130.6 million and $2.1 million in the first quarter of 2000 and 1999, respectively. For the first quarter of 2000, net cash used in investing activities was primarily for the net purchases of short and long-term investment securities from the funds received from the public offering and the minority equity investments in companies. For the first quarter of 1999, net cash used in investing activities was primarily for the net purchases of short and long-term investment securities. We made capital expenditures of $225,000 and $79,000 in the first quarter of 2000 and 1999, respectively. We also paid $192,000 and $93,000 in the first quarter of 2000 and 1999, respectively, related to patents and other intangibles during those periods.

Net cash provided by financing activities was $147.1 million in the first quarter of 2000 resulted from our January public offering. For the three months ended March 31, 1999, the Company had net cash provided from financing activities of $498,000 relating primarily to the issuance of common stock upon the exercise of stock options and under the Company's stock purchase plan.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

We are exposed to financial market risks, including changes in interest rates, foreign exchange rates and security investments. Changes in these factors may cause fluctuations in our earnings and cash flows. We evaluate and manage the exposure to these market risks as follows:

Fixed Income Investments. We have an investment portfolio of fixed income securities, including those classified as cash equivalents, short-term investments and long-term marketable investments securities of $186.8 million as of March 31, 2000. These securities are subject to interest rate fluctuations. An increase in interest rates could adversely affect the market value of our fixed income securities.

We do not use derivative financial instruments in our investment portfolio to manage interest rate risk. We limit our exposure to interest rate and credit risk, however, by establishing and strictly monitoring clear policies and guidelines for our fixed income portfolios. The primary objective of these policies is to preserve principal while at the same time maximizing yields, without significantly increasing risk. A hypothetical 50 basis point increase in interest rates would result in an approximate $696,000 decrease (approximately 0.4%) in the fair value of our available-for-sale securities as of March 31, 2000.

Foreign Exchange Rates. Due to our reliance on international and export sales, we are subject to the risks of fluctuations in currency exchange rates. Because a substantial majority of our international and export revenues are typically denominated in United States dollars, fluctuations in currency exchange rates could cause our products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. Our subsidiaries in England and Japan operate in their local currency, which mitigates a portion of the exposure related to the respective currency royalties collected.

Strategic Investments. We have expanded our technological base in current as well as new markets through strategic investments in companies, technologies, or products. We currently hold minority equity interests in CAC, Digimarc, AudioSoft, TTR Technologies, RPK and InterActual Technologies. These investments, totaling $58.2 million, represented 20.6% of our total assets as of March 31, 2000. We subsequently invested an additional $750,000 in AudioSoft. CAC, AudioSoft, RPK and InterActual are privately held companies. There is no active trading market for their securities and our investments in them are illiquid. We may never have an opportunity to realize a return on our investment in these companies, and we may in the future be required to write off all or part of one or more of these investments. Digimarc and TTR Technologies are publicly traded companies.

In March 2000, we announced that we signed a letter of intent to acquire privately held GLOBEtrotter Software of San Jose, California. GLOBEtrotter is the leading OEM supplier of B2B (business-to-business) electronic licensing and license management technology to software vendors and the leading direct supplier of software asset management products to corporate customers worldwide. We will acquire all outstanding shares and vested stock options of GLOBEtrotter for 11.2 million shares of Macrovision common stock plus the assumption of unvested GLOBEtrotter stock options, subject to completion of due diligence, the approval of Macrovision's board of directors and stockholders, regulatory approvals, and the completion of a definitive agreement.

We are exposed to financial market risks, including changes in interest rates, foreign exchange rates and security investments. Changes in these factors may cause fluctuations in the Company's earnings and cash flows. We evaluate and manage the exposure to these market risks as follows:

RISK FACTORS

We depend on video copy protection technology and on advocacy of this technology by major motion picture studios, and failure of the major motion picture studios to support out technology could harm our business.

In the event that the major motion picture studios, or other customers of our video copy protection technology were to determine that the benefits of using our technology did not justify the cost of licensing the technology, demand for our technology would decline. We currently derive a majority of our net revenues and operating income from fees for the application of our patented video copy protection technology to prerecorded videocassettes and DVDs of movies and other copyrighted materials that video retailers sell or rent to consumers. These fees represented 77.2%, 65.5% and 56.5% of our net revenues during 1998, 1999 and the first three months of 2000, respectively.

Any future growth in revenues from these fees will depend on the use of our video copy protection technology on a larger number of videocassettes, DVDs or digital pay-per-view, or PPV, programs. In order to increase or maintain ourmarket penetration, we must continue to persuade content owners that the cost of licensing the technology is outweighed by the increase in revenues that the content owners and retailers would achieve as a result of using copy protection, such as revenues from additional sales of the copy protected material or subsequent revenues from other venues.

Any factor that results in a decline in demand for our video copy protection technology, including a change of video copy protection policy by the major motion picture studios or a decline in sales of prerecorded videocassettes and DVDs that are encoded with our video copy protection technology, would have a material adverse effect on our business. If several of the motion picture studios withdraw their support for our copy protection technologies or otherwise determine not to copy protect a significant portion of prerecorded videocassettes or DVD or digital PPV programs, our business would be harmed.

We may experience fluctuations in future operating results, which may adversely affect the price of our common stock.

We believe that our quarterly and annual revenues, expenses and operating results could vary significantly in the future and that period-to-period comparisons should not be relied upon as indications of future performance. We may not be able to grow in future periods, or we may not be able to sustain our level of net revenues, or our rate of revenue growth, on a quarterly or annual basis. It is likely that, in some future quarter, our operating results will be below the expectations of stock market analysts and investors. In this event, the price of our common stock could decline.

Further, we may not be in a position to anticipate a decline in revenues in any quarter until late in the quarter, due primarily to the delay inherent in reporting from licensees and videocassette and optical disc manufacturers, or replicators, resulting in a potentially more significant level of volatility in the price of our common stock. Factors which could cause the price of our common stock to decline include:

      o the timing of releases of popular movies on videocassettes or DVDs or by digital PPV transmission;

      o the ability of the Motion Picture Association of America studios to produce one or more "blockbuster" titles on an annual basis;

      o the degree of acceptance of our copy protection technologies by major motion picture studios and software companies;

      o the timing of releases of computer software CD-ROM multimedia titles: and

      o the degree to which various hacking technologies are viewed to be successful by our customers.

We experience seasonality in our operating results, which may affect the price of our common stock.

We have experienced significant seasonality in our business, and our business is likely to be affected by seasonality in the future. We have typically experienced our highest revenues in the fourth quarter of each calendar year followed by lower revenues and operating income in the first quarter, and at times in subsequent quarters, of the next year. We believe that this trend has been principally due to the tendency of our customers to release their more popular movies on videocassettes and DVDs during the year-end holiday shopping season. We anticipate that revenues from multimedia CD-ROM copy protection will also reflect this seasonal trend. In addition, our revenues have tended to be lower in the summer months, particularly in Europe.

We depend on a small number of key customers for a high percentage of our revenues and the loss of a significant customer could result in a substantial decline in our revenues and profits.

Our customer base is highly concentrated among a limited number of customers, primarily due to the fact that the Motion Picture Association of America studios dominate the motion picture industry. Historically, we have derived the majority of our net revenues from a relatively small number customers. For 1998, one of our customers accounted for more than 12% of our net revenues. For 1999, no one customer accounted for more than 10% of our net revenues. For the first three months of 2000, revenues from one of our customers accounted for 11% of our net revenues. The Motion Picture Association of America studios as a group accounted for 45.1%, 34.4% and 32.5 % of our net revenues in 1998, 1999 and the first three months of 2000, respectively.

We expect that revenues from the Motion Picture Association of America studios will continue to account for a substantial portion of our net revenues for the foreseeable future. We have agreements with six of the major home video companies for copy protection of a substantial part of their videocassettes and/or DVDs in the United States. These agreements expire at various times ranging from March 2000 to December 2004. The failure of any one of these customers to renew its contract or to enter into a new contract with us on terms that are favorable to us would likely result in a substantial decline in our net revenues and operating income, and our business would be harmed.

Most of our other videocassette copy protection customers license our technology on an annual contract basis or title-by-title or month-by-month. Our current customers may not continue to use our technology at current or increased levels, if at all, or we may not be able to obtain new customers. The loss of, or any significant reduction in revenues from, a key customer would harm our business.

We are dependent on international sales for a substantial amount of our revenue.
      We face diverse risks of international business, which could adversely affect our operating results.

International and export sales together represented 44.5%, 45.6% and 49.7% of our net revenues in 1998, 1999 and the first three months of 2000, respectively. We expect that international and export sales will continue to represent a substantial portion of our net revenues for the foreseeable future. Our future growth will depend to a large extent on worldwide deployment of digital PPV networks, DVDs, and computer software CD-ROMs, and the use of copy protection in these media.

To the extent that foreign governments impose restrictions on importation of programming, technology or components from the United States, the requirement for copy protection in these markets could diminish. In addition, the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States, which increases the risk of unauthorized use of our technologies and the ready availability or use of circumvention technologies. Such laws also may not be conducive to copyright protection of video materials and digital media, which reduces the need for our copy protection technology.

Due to our reliance on international and export sales, we are subject to the risks of conducting business internationally, including:

      o     foreign government regulation;

      o     changes in diplomatic and trade relationships;

      o     changes in, or imposition of, regulatory requirements;

      o     tariffs or taxes and other trade barriers and restrictions; and

      o     difficulty in staffing and managing foreign operations.

      Our business could be materially adversely affected if foreign markets do not continue to develop, if we do not receive additional orders to supply our technologies or products for use in foreign prerecorded video, PPV and other applications requiring our copy protection solutions or if regulations governing our international business change. For example, under the United States Export Administration Act of 1979, encryption algorithms such as those used in our computer software copy protection technology are classified as munitions and subject to stringent export controls. Any changes to the statute or the regulations with respect to export of encryption technologies could require us to redesign our products or technologies or prevent us from selling our products and licensing our technologies internationally.

Foreign currency fluctuations could adversely affect our operating results.

      While international and export sales are typically denominated in United States dollars, fluctuations in currency exchange rates could cause our products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. Our future results of operations may be materially adversely affected by currency fluctuations.

We may be unable to manage our growth, and if we cannot do so, it could harm our business.

      The growth of our business has placed, and is expected to continue to place, significant demands on our personnel, management and other resources. Our future results of operations will depend in part on the ability of our officers and other key employees to continue to implement and expand our operational, customer support and financial control systems and to expand, train and manage our employee base. In order to manage our future growth successfully, we will need to hire additional personnel and augment our existing financial and management systems or implement new systems. We may not be able to augment or to implement these systems efficiently, or on a timely basis, or to manage any future expansion successfully. The failure to do so could harm our business.

Potential intellectual property claims and litigation could subject us to significant liability for damages and invalidation of our property rights.

      Litigation may be necessary in the future to enforce our patents and other intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. We are currently subject to several legal proceedings. See "Legal Proceedings."

      Litigation could harm our business and result in:

      o substantial settlement or related costs, including indemnification of customers;

      o     diversion of management and technical resources;

      o     discontinuing the use and sale of infringing products;

      o expending significant resources to develop non-infringing technology; and

      o     obtaining licenses to infringed technology.

Our success is heavily dependent upon our proprietary technologies. We rely on a combination of patent, trademark, copyright and trade secret laws, nondisclosure and other contractual provisions, and technical measures to protect our intellectual property rights. Our patents, trademarks or copyrights may be challenged and invalidated or circumvented. Our patents may not be of sufficient scope or strength or be issued in all countries where our products can be sold. The expiration of some of our patents may harm our business.

Others may develop technologies that are similar or superior to our technologies, duplicate our technologies or design around our patents. Effective intellectual property protection may be unavailable or limited in some foreign countries. Despite efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise use aspects of processes and devices that we regard as proprietary. Policing unauthorized use of our proprietary information is difficult, and the steps we have taken may not prevent misappropriation of our technologies.

It may be time-consuming and costly to enforce our patents against devices and hacking techniques that attempt to circumvent our copy protection technology, and our failure to control them could harm our business.

We use our patents to limit the proliferation of devices intended to circumvent our video copy protection technologies. In the past, we have initiated a number of patent infringement disputes against manufacturers and distributors of these devices. Any legal action that we may initiate could be time-consuming to pursue, result in costly litigation, and divert management's attention from day-to-day operations.

In the event of an adverse ruling in a patent infringement lawsuit, we might suffer from the legal availability of the circumvention device or have to obtain rights to the offending device. The legal availability of circumvention devices could result in the increased proliferation of devices that defeat our copy protection technology and a decline in demand for our technologies, which could have a material adverse effect on our business.

A limited number of DVD manufacturers may build products which either do not contain our copy protection technology, or include features that allow consumers to bypass copy protection. Though we believe this is in contravention of the Digital Copyright Millennium Copyright Act, as well as the basic DVD CSS license, proliferation of these products could cause a decline in demand for our technologies, which could harm our business. Any legal or other enforcement action that we may initiate could be time consuming to pursue, result in costly litigation, and divert management's attention from day-to-day activities.

In the computer software copy protection market, a number of individuals have developed and posted SafeDisc hacks on the Internet. If we are not able to generate frequent SafeDisc software releases, which deter the hackers from developing circumvention techniques, our customers could reduce their usage of our technology because it was compromised. Although the anti-circumvention provisions in the Digital Millennium Copyright Act may be applicable to Internet service providers who support the hacker sites, any legal action that we initiate could be time-consuming to pursue, result in costly litigation, and divert management's attention from day-to-day operations.

We are exposed to risks associated with expanding our technological base through strategic investments.

We have recently expanded our technological base in current as well as new markets through strategic investments in companies with complementary technologies or products, which may not prove to be of long-term benefit to us. We currently hold minority equity interests in four privately held companies, Command Audio Corporation, AudioSoft, RPK and Interactual and two publicly traded companies, Digimarc and TTR.

The negotiation, creation and management of these strategic relationships typically involve a substantial commitment of our management time and resources, and we may never recover the cost of these management resources. We may in the future be required to write off all or part of one or more of these investments which could harm our business.

Our strategic investments typically involve joint development or marketing efforts or technology licensing. Any joint development efforts may not result in the successful introduction of any new products by us or a third party, and any joint marketing efforts may not result in increased demand for our products. Further, any current or future strategic investments by us may not allow us to enter and compete effectively in new markets or improve our performance in any current markets.

We depend on third parties to develop SafeDisc compatible encoding and quality assurance applications.

We rely on third party vendors such as DCA, Eclipse, Media Morphics, CD Associates, Koch Media and Audio Development to develop add-on enabling software modules that will:

      o apply the SafeDisc digital signature at licensed replication facilities;

      o allow replicators to run specialized quality assurance tests to ensure the SafeDisc technology is applied; and

      o     check for manufacturing defects in the mass produced discs.

Our operations could be disrupted if our relationships with third party vendors are disrupted or if their products are defective, not available or not accepted by licensed replicators. This could result in a loss of customer orders and revenue.

We must establish and maintain licensing relationships to continue to expand our business, and failure to do so could harm our business prospects.

Our future success will depend upon our ability to establish and maintain licensing relationships with companies in related business fields, including:

      o     videocassette duplicators;

      o     international distributors of videocassettes;

      o     DVD authoring facilities and replicators;

      o     DVD authoring tools software companies;

      o     DVD hardware manufacturers;

      o     semiconductor and equipment manufacturers;

      o     operators of digital PPV networks;

      o     consumer electronics and digital PPV set-top hardware manufacturers;
            and

      o     CD-ROM mastering facilities and replicators.

Other parties may not perform their obligations as expected and our reliance on others for the development, manufacturing and distribution of our technologies and products may result in unforeseen problems. Substantially all of our license agreements are non-exclusive, and therefore our licensees are free to enter into similar agreements with third parties, including our competitors. Our licensees may develop or pursue alternative technologies either on their own or in collaboration with others, including our competitors.

If we do not retain our key employees and attract new employees, our ability to execute our business strategy will be impaired.

We compete for employees in California's Silicon Valley, one of the most challenging employer environments in the United States. Hiring for key personnel is highly competitive. Because of the specialized nature of our business, our future success will depend upon our continuing ability to identify, attract, train and retain other highly skilled managerial, technical, sales and marketing personnel, particularly as we enter new markets. The loss of key employees could harm our business.

Industry Risks

We are introducing products into the evolving market for digital PPV copy protection, and if this market does not develop or we are unable to effectively serve this market, our revenues will be adversely affected.

While our copy protection capability is embedded in more than 35 million digital set-top boxes manufactured by the leading digital set-top box manufacturers, only four system operators have activated copy protection for digital PPV programming. Our ability to expand our markets in additional home entertainment venues such as digital PPV will depend in large part on the support of the major motion picture studios in advocating the incorporation of copy protection technology into the hardware and network infrastructure required to distribute such video programming. The Motion Picture Association of America studios may not require copy protection for any of their PPV movies or PPVsystem operators may not activate copy protection in other digital PPV networks outside of Japan, Hong Kong or the United Kingdom.

Further, consumers may react negatively to copy protected PPV programming because they have routinely copied for later viewing analog cable and satellite-delivered subscription television and PPV programs, as well as free broadcast programming. In addition, some television sets or combinations of VCRs and television sets may exhibit impaired pictures while displaying a copy protected digital PPV program. If there is consumer dissatisfaction that cannot be managed, or if there are technical compatibility problems, our business would be harmed.

Potential revenue may be lost if our digital video watermarking technology is not selected as an industry standard.

In cooperation with Philips and Digimarc, we are jointly developing a digital video watermarking solution to address the digital-to-digital copying issues associated with the next generation of DVD recording devices. Our group has submitted a proposed solution to the DVD Copy Control Association, or DVD/CCA, a wholly owned subsidiary of Matsushita Electric Industries, which has assumed responsibility for selecting the industry standard. Our group is competing with a consortium of five other companies, comprised of IBM, NEC, Sony, Hitachi and Pioneer, that have submitted a similar proposal to the DVD/ CCA. Some of these companies have substantially greater name recognition and significantly greater financial, technical, marketing and other resources than Philips, Digimarc and ourselves.

Our digital watermarking technology may not be selected by the DVD/CCA. The group whose digital video watermarking solution is selected will have a significant advantage in licensing its technology to video content owners worldwide, and in working with consumer electronics manufacturers, PC platform companies and their suppliers to implement digital-to-digital copy protection. Even if the DVD/CCA adopts our solution, other companies may elect to compete in this market. If the solution being developed by Philips, Digimarc and ourselves is not the selected solution or otherwise is not widely adopted by studios or consumer electronics manufacturers, our group will be at a competitive disadvantage in marketing our solution. The solution being developed by our group may not be selected as the standard by the DVD/CCA or our solution may not achieve market acceptance as the market and the standards for digital-to-digital copy protection evolve.

We have recently entered the market for computer software copy protection, and we do not know if we will be successful in selling our products in this market.

We acquired C-Dilla in June 1999. C-Dilla's products include SafeDisc, our copy protection technology for CD-ROM software products in the consumer multimedia market. The market for copy protection of CD-ROMs is unproven, and we may not be successful in developing this market.

For us to be successful in entering this new market, producers of multimedia CD-ROMs must accept copy protection generally and also adopt our SafeDisc solution. Copy protection of multimedia CD-ROMs may not be accepted. For example, consumers may react negatively to the introduction of copy protected CD-ROMs if they are prevented from copying the content of their favorite applications or if copy protection impairs the playability of a CD-ROM. Moreover, copy protection may not be effective or compatible with all PC and CD-ROM hardware platforms or configurations or may prove to be easily circumvented.

A number of competitors and potential competitors are developing CD-ROM copy protection solutions. Many of these competitors and potential competitors have substantially greater name recognition and financial, technical and marketing resources than we do. If the market for CD-ROM copy protection fails to develop or develops more slowly than expected, or if our solution does not achieve or sustain market acceptance, our business would be harmed.

We are entering the market for music CD copy protection and we do not know if we will be successful in selling our products in this market.

We have entered into a strategic relationship with TTR to develop and market a copy protection system that will inhibit casual copying of music CDs using dual-deck CD recorder systems or personal computer systems. A number of competitors and potential competitors may be developing similar and related music copy protection solutions. The solution we expect to market may not achieve or sustain market acceptance, or may not meet, or continue to meet, the demands of the music industry. It is possible that there could be significant consumer resistance to audio copy protection, as consumers may feel that they are entitled to copy audio CDs, because no technology has been used in the past to prevent copying. It is not clear what the reaction of the major music labels would be to any consumer resistance.

If the market for music CD copy protection fails to develop, or develops more slowly than expected, if our solution does not achieve or sustain market acceptance or if there is consumer resistance to this technology, our business would be harmed.

If we are unable to successfully compete against competitive technologies that may be developed in the future our business will be harmed.

We believe that there are currently no significant videocassette copy protection competitors other than companies that have occasionally developed hardware based on our technology for sale in small foreign markets, where we have not sought patent protection. It is possible, however, that a competitive copy protection technology could be developed in the future. For example, our customers could attempt to promote competition by supporting the development of alternative copy protection technologies or solutions, including solutions that deter professional duplication. Increased competition would be likely to result in price reductions and loss of market share, either of which could harm our business.

Problems related to the year 2000 risks may not appear for several months after January 1, 2000.

We believe that we have successfully rendered our product, internal management and other administrative systems and external information systems year 2000 compliant. As of March 31, 2000 we have experienced no disruptions in our business operations as a result of year 2000 compliance problems or otherwise, and have received no reports of any year 2000 compliance problems with our products. To date, the total cost of our efforts to address year 2000 compliance has not been material.

Nonetheless, some problems related to the year 2000 risks may not appear for some time after January 1, 2000. Year 2000 issues could include problems with our own products or with third-party products or technology that we use. Any problems that are not identified and corrected successfully and completely could adversely affect our business.

Investment Risks

Ourmanagement has broad discretion as to how to use the proceeds from our recent offering and the proceeds may not be used appropriately.

We expect to use the net proceeds of our recent offering primarily for strategic investments, working capital and other general corporate purposes. In particular, we intend to pursue strategic investments in businesses, products or technology which would complement our existing products, expand our market coverage or enhance our technological capabilities. We have no specific plan as to how we will spend the majority of the proceeds of this offering. If our management uses poor judgment in spending the proceeds, our business will be adversely affected. Investment of the proceeds from this offering may not yield a favorable return or any return.

Substantial sales of our common stock in the public market could cause our stock price to fall.

If our stockholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options, the trading price of our common stock could fall. Such sales also might make it more difficult for us to raise capital in the future at a time and price that we deem appropriate.

JVC is entitled to register up to 3,161,952 of its shares under the Securities Act of 1933. JVC has the right to participate in any registration of shares we undertake on our own, except a registration of shares in connection with an employee benefit plan or merger. If JVC exercises its registration rights, a large number of our shares may be registered and sold in the public market. This could adversely affect the trading price for our shares. If we attempted to raise money through a registration and sale of our stock and JVC required us to allow them to participate in the registration, our ability to raise the amount of money we need to execute our business plan could be adversely affected.

The price of our common stock may be volatile.

The market price of our common stock has been, and in the future could be, significantly affected by factors such as:

      o     actual or anticipated fluctuations in operating results;

      o     announcements of technical innovations;

      o     new products or new contracts;

      o     competitors or their customers;

      o     governmental regulatory action;

      o     developments with respect to patents or proprietary rights;

      o     changes in financial estimates by securities analysts; and

      o     general market conditions.

In addition, announcements by the Motion Picture Association of America or its members, satellite television operators, cable television operators or others regarding motion picture distribution, computer software companies business combinations, evolving industry standards or other developments could cause the market price of our common stock to fluctuate substantially.

Further, the trading prices of the stocks of many technology companies, including our share price, are at or near historical highs and reflect price/earnings ratios substantially above historical levels. There can be no assurance that these trading prices and price/earnings ratios will be sustained. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has been initiated against that company.

Part II. Other Information

Item 1. Legal Proceedings.

We are involved in legal proceedings related to some of our intellectual property rights.

Krypton Co., Ltd., a Japanese company, filed an invalidation claim against one of our copy protection patents in Japan. After a hearing in March 1999, the Japanese Patent Office has recommended that our patent be invalidated. We believe that this conclusion was reached in error. On December 27, 1999, we submitted to the Tokyo High Court a written statement indicating that the decision of invalidity of the Macrovision patent should be overturned. In February 2000, a second round of preparatory proceedings was conducted before the Tokyo High Court, with Oral Arguments to commence in March 2000. Until a decision is rendered, the patent remains valid and part of our business. In connection with this reconsideration, we may reduce the scope of our claims under the patent but the reduction in scope, if any, is not expected to have a material effect on the value of this patent to our business. If an adverse ruling ultimately is reached on this invalidation claim, we might incur legal competition from clones of our own copy protection technology in Japan and a corresponding decline in demand for our technology in Japan, which could have a material adverse effect on our business.

In January 1999, we filed a complaint against Dwight-Cavendish Developments Ltd. in the United States District Court for the District of Northern California (Case No. 99-20011). The complaint alleges that Cavendish infringes a United States patent held by us. We seek to recover compensatory damages, treble damages and costs and to obtain injunctive relief arising from these claims. Cavendish's response to the complaint contained a counterclaim alleging that we have violated the federal Sherman Antitrust Act and the Lanham Act and the California false advertising laws and Unfair Competition Act. The counterclaim seeks injunctive relief, compensatory damages, treble damages and costs. It also seeks a declaratory judgment that the United States patent held by us is invalid and that Cavendish's products do not infringe the patent. We intend to defend the allegations in the counterclaim vigorously.

We initiated a patent infringement lawsuit in March 1999 against Vitec Audio und Video GmbH, a German company, which manufactures what we believe to be a video copy protection circumvention device. Vitec has filed a reply brief arguing that its product does not infringe. The case is being heard in the District Court of Dusseldorf, Germany. In the event of an adverse ruling, we may incur a corresponding decline in demand for our video copy protection technology, which could harm our business in our Germany operations.

Item 5 - Other Information.

In March 2000, we announced that we signed a letter of intent to acquire privately held GLOBEtrotter Software of San Jose, California. GLOBEtrotter is the leading OEM supplier of B2B (business-to-business) electronic licensing and license management technology to software vendors and the leading direct supplier of software asset management products to corporate customers worldwide. We will acquire all outstanding shares and vested stock options of GLOBEtrotter for 11.2 million shares of Macrovision common stock plus the assumption of unvested GLOBEtrotter stock options, subject to completion of due diligence, the approval of Macrovision's board of directors and stockholders, regulatory approvals, and the completion of a definitive agreement.

Item 6 - Exhibits and Reports on Form 8-K.

      (a)   Exhibits.

            27.1  - Financial Data Schedule.

      (b)   Reports on Form 8-K.

      During the quarter ended March 31, 2000, the Company filed no Current Reports on Form 8-K.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Macrovision Corporation


Date: May 12 , 2000           By: /s/ William A. Krepick
     -------------------         -----------------------------------------------
                                 William A. Krepick, President and Chief
                                 Operating Officer


Date: May 12 , 2000           By: /s/ Ian R. Halifax
     -------------------         -----------------------------------------------
                                 Ian Halifax, Vice President, Finance and
                                 Administration, Chief Financial Officer and
                                 Secretary

                                     ANNEX H
                       GLOBETROTTER FINANCIAL STATEMENTS

                           GLOBETROTTER SOFTWARE, INC.

                              Financial Statements

                December 31, 1999 and March 31, 2000 (Unaudited)

                   (With Independent Auditors' Report Thereon)

                           GLOBETROTTER SOFTWARE, INC.

                                Table of Contents

                                                                         Page

Independent Auditors' Report ............................................  3

Balance Sheets ..........................................................  4

Statements of Operations ................................................  5

Statements of Shareholders' Deficit .....................................  6

Statements of Cash Flows ................................................  7

Notes to Financial Statements ...........................................  8

                          Independent Auditors' Report

The Board of Directors and Shareholders
GLOBEtrotter Software, Inc.:

We have audited the accompanying balance sheet of GLOBEtrotter Software, Inc. (the Company) as of December 31, 1999, and the related statements of operations, shareholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GLOBEtrotter Software, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

July 20, 2000

                           GLOBEtrotter SOFTWARE, INC.

                                 Balance Sheets

                        (In thousands, except share data)

                                                                                                      December 31,        March 31,
                        Assets                                                                           1999               2000
                                                                                                                         (Unaudited)
                                                                                                      ------------       -----------
Current assets:
     Cash and cash equivalents                                                                          $   394               442
     Accounts receivable, net of allowance for doubtful accounts of
        $75 as of December 31, 1999 and March 31, 2000                                                    2,853             2,386
     Inventories                                                                                             87                80
     Due from shareholders                                                                                  555                --
     Prepaid expenses and other current assets                                                               30                51
                                                                                                      ------------       -----------
           Total current assets                                                                           3,919             2,959

Property and equipment, net                                                                                 176               233
Patents and other intangibles, net of accumulated amortization of $610 and $647 as of December 31, 1999 and March 31, 2000,
     respectively                                                                                           744               707
                                                                                                      ------------       -----------
                                                                                                        $ 4,839             3,899
                                                                                                      ============       ===========
                     Liabilities and Shareholders' Deficit

Current liabilities:
     Accounts payable                                                                                   $   177                63
     Current portion of long-term debt                                                                        67                34
     Accrued expenses                                                                                       482               369
     Incentive bonus plan                                                                                   300                --
     Accrued pension contribution                                                                           672                25
     Taxes payable                                                                                            6                 4
     Deferred revenue                                                                                     3,723             3,948
                                                                                                      ------------       -----------
           Total current liabilities                                                                      5,427             4,443

Long-term liabilities                                                                                       200               200
                                                                                                      ------------       -----------
           Total liabilities                                                                              5,627             4,643
                                                                                                      ------------       -----------
Commitments and contingencies (Notes 4 and 5)

Shareholders' deficit:
     Common stock; no par value; 10,000,000 shares authorized;
        8,000,000 and 8,098,958 shares issued and outstanding as of
        December 31, 1999 and March 31, 2000, respectively                                                  208            38,811
     Deferred stock-based compensation                                                                       --           (29,574)
     Employee notes receivable                                                                               --              (297)
     Accumulated deficit                                                                                   (996)           (9,684)
                                                                                                      ------------       -----------
           Total shareholders' deficit                                                                      (788)             (744)
                                                                                                      ------------       -----------
                                                                                                        $ 4,839             3,899
                                                                                                      ============       ===========

See accompanying notes to financial statements.

                           GLOBEtrotter SOFTWARE, INC.

                            Statements of Operations

                                 (In thousands)


                                                                                                   March 31,
                                                                   December 31,           --------------------------
                                                                       1999                1999                2000
                                                                   ------------                  (Unaudited)

Net revenues                                                         $14,686               3,099               3,446
                                                                   ------------          ----------         ----------
Costs and expenses:
     Cost of revenues                                                    338                  73                 103
     Research and development                                          1,213                 326                 458
     Selling and marketing                                             3,968                 926                 784
     General and administrative                                        3,830                 785                 684
     Stock-based compensation                                             --                  --               8,732
                                                                   ------------          ----------         ----------
           Total costs and expenses                                    9,349               2,110              10,761
                                                                   ------------          ----------         ----------
           Operating income (loss)                                     5,337                 989              (7,315)

Interest and other income, net                                            68                  19                  20
                                                                   ------------          ----------         ----------
           Income (loss) before  tax expense                           5,405               1,008              (7,295)

Tax expense                                                              148                  36                  10
                                                                   ------------          ----------         ----------
           Net income (loss)                                         $ 5,257                 972              (7,305)
                                                                   ============          ==========         ==========

See accompanying notes to financial statements.

                           GLOBEtrotter SOFTWARE, INC.

                       Statements of Shareholders' Deficit

 Year ended December 31, 1999 and three months ended March 31, 2000 (Unaudited)

                        (In thousands, except share data)

                                              Common stock               Deferred       Employee
                                       -------------------------        stock-based       notes       Accumulated    Shareholer's
                                         Shares           Amount        compensation    receivable      deficit        deficit
                                       ---------         -------        ------------    ----------    -----------    ------------
Balances, January 1, 1999              8,000,000        $     208               --             --            542            750

Distribution to shareholders                  --               --               --             --         (6,795)        (6,795)

Net income                                    --               --               --             --          5,257          5,257
                                       ---------        ---------        ---------      ---------      ---------      ---------
Balances, December 31, 1999            8,000,000              208               --             --           (996)          (788)

Distribution to shareholders
     (unaudited)                              --               --               --             --         (1,383)        (1,383)

Exercise of stock options
     (unaudited)                          98,958              297               --           (297)            --             --

Deferred stock-based
     compensation related to
     option grants (unaudited)                --           38,306          (38,306)            --             --             --

Deferred stock-based
     compensation amortization
     (unaudited)                              --               --            8,732             --             --          8,732

Net loss (unaudited)                          --               --               --             --         (7,305)        (7,305)
                                       ---------        ---------        ---------      ---------      ---------      ---------
Balances, March 31, 2000
     (unaudited)                       8,098,958        $  38,811          (29,574)          (297)        (9,684)          (744)
                                       =========        =========        =========      =========      =========      =========

See accompanying notes to financial statements.

                           GLOBEtrotter SOFTWARE, INC.

                            Statements of Cash Flows

                                 (In thousands)

                                                                                                                   March 31,

                                                                                     December 31,          -------------------------
                                                                                         1999               1999              2,000
                                                                                     ------------          ------            -------
                                                                                                                 (Unaudited)
Cash flows from operating activities:
     Net income (loss)                                                                $ 5,257                972             (7,305)
      Adjustments to reconcile net income (loss) to
        net cash provided by continuing operations:
           Depreciation and amortization                                                  235                 65                 64
           Deferred compensation expense                                                   --                 --              8,732
           Changes in operating assets and liabilities:
              Accounts receivable, inventories,
                 and other current assets                                                 (76)               822                454
              Accounts payable, accrued expenses,
                 deferred revenue, and
                 taxes payable                                                          1,363               (558)              (952)
                                                                                      -------              ------            -------
                 Net cash provided by operating
                    activities                                                          6,779              1,301                993
                                                                                      -------              ------            -------
Cash flows used in investing activities - acquisition
     of property and equipment                                                           (109)               (14)               (84)
                                                                                      -------              ------            -------
Cash flows from financing activities:
     Payments on debt                                                                     (20)                --                (33)
     Loan to shareholders                                                                (555)                --                 --
     Repayment of loan to shareholders                                                     --                 --                555
     Cash dividends                                                                    (6,795)                --             (1,383)
                                                                                      -------              ------            -------
                 Net cash used by financing activities                                 (7,370)                --               (861)
                                                                                      -------              ------            -------
Net (decrease) increase in cash and
     cash equivalents                                                                    (700)             1,287                 48

Cash and cash equivalents at beginning
     of year/period                                                                     1,094              1,094                394
                                                                                      -------              ------            -------
Cash and cash equivalents at end of year/period                                       $   394              2,381                442
                                                                                      =======              ======           ========

Supplemental disclosures of cash flow information:
     Cash paid during the year/period:
        Interest                                                                      $    --                 --                 --
                                                                                      =======              ======           ========
        Income taxes                                                                       98                  3                 59
                                                                                      =======              ======           ========
     Noncash financing and investing activity -
        exercise of stock options with note
        receivable                                                                    $    --                 --                297
                                                                                      =======              ======           ========


See accompanying notes to financial statements.

                           GLOBEtrotter Software, Inc.

                          Notes to Financial Statements

                                December 31, 1999

                  (Information as of March 31, 2000 and for the three-month periods ended March 31, 1999 and 2000 is unaudited)

(1)    The Company

       GLOBEtrotter Software, Inc. (the Company) was incorporated on August 5, 1982, in the state of California and is headquartered in San Jose, California. The Company is a supplier of business-to-business electronic licensing and license management technology to software vendors and corporate customers worldwide. The Company's products span the areas of electronic software distribution, electronic licensing, license management, software asset management, and distribution of electronic licenses through distribution channels.

       Unaudited Interim Financial Information

       The financial statements as of March 31, 2000 and for the three-month periods ended March 31, 1999 and 2000, respectively, are unaudited. In the opinion of the Company's management, the unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for those periods. The results of operations for the three-month period ended March 31, 2000, are not necessarily indicative of the results of operations to be expected for the year ending December 31, 2000.

(2)    Significant Accounting Policies

       (a)    Revenue Recognition

              The Company generates revenue from the licensing of its software and performance of services related to the support of this software. The Company follows the provisions of Statements of Position (SOP) 97-2, Software Revenue Recognition, and SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions.

              License revenue is recognized upon the execution of a license agreement, when the licensed product has been delivered, fees are fixed and determinable, collection is probable, and when all other significant obligations have been fulfilled. For license agreements in which customer acceptance is a condition to earning the license fees, revenue is not recognized until acceptance occurs. For arrangements containing multiple elements, such as software license fees, consulting services and maintenance, or multiple products and where vendor-specific objective evidence of fair value (VSOE) exists for all undelivered elements, the Company accounts for the delivered elements in accordance with the "residual method" prescribed by SOP 98-9. For arrangements containing multiple elements where VSOE does not exist, all revenue is deferred until such time that VSOE is evidenced or all elements of the arrangement have been delivered.

              Service revenues include consulting fees for training, support, and other services and are recognized as revenue as the services are performed. Maintenance and support revenues are deferred and recognized ratably over the contract period.

       (b)    Cost of Revenues

              Cost of revenues is comprised of the costs to purchase the hardware products sold by the Company.

       (c)    Cash and Cash Equivalents

              The Company considers investments purchased with a maturity period of three months or less at the date of purchase to be cash equivalents.

       (d)    Inventories

              Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

       (e)    Property and Equipment

              Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from 3 to 10 years. Significant improvements are capitalized; maintenance and repairs are expensed as incurred.

       (f)    Patents

              Patent costs are included in patents and other intangibles and, upon the granting of the related patent, are amortized using the straight-line method over the shorter of the estimated useful life of the patent or 10 years.

       (g)    Impairment of Long-Lived Assets and Long-Lived Assets to Be
              Disposed Of

              The Company accounts for long-lived assets in accordance with the provisions of Statements of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

       (h)    Product Development Costs

              Costs incurred in the development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, and prior to general release of the software, any additional development costs are capitalized in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. To date, the period between achieving technological feasibility and the general release of the software has been short, and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs to date.

       (i)    Income Taxes

              The Company is a S Corporation under the applicable provisions of federal and state income tax statutes. As a S Corporation, all income, deductions, and credits pass through to the Company's shareholders with the exception of state franchise taxes.

       (j)    Use of Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

       (k)    Concentration of Credit Risk and Major Customer

              Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. For the year ended December 31, 1999, sales to a foreign/reseller customer accounted for approximately 18% of revenues and reseller accounted for 20% of accounts receivable as of December 31, 1999. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral for accounts receivable. When required, the Company maintains allowances for credit losses. To date, such losses have not been material.

       (l)    Advertising Expense

              The cost of advertising is expensed as incurred. Such costs are included in selling and marketing expense and totaled $697,415 for the year ended December 31, 1999.

       (m)    Accounting for Stock Based Compensation

              The Company applies the intrinsic-value based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its fixed plan stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using the fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure only requirements of SFAS No. 123.

       (n)    Recent Accounting Pronouncements

              In March 1998, the American Institute of Certified Public Accountants (AICPA) issued SOP. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires that entities capitalize certain costs related to internal-use software once certain criteria have been met. The Company adopted SOP 98-1 on January 1, 1999, with no material effect.

              In June 2000, the Financial Accounting Standards Board (FASB) issued SFAS No. 138, Accounting for Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133. SFAS No. 133, as amended by SFAS No. 138, establishes accounting and reporting standards for derivative instruments and hedging activities and requires the Company to recognize all derivatives as either assets or liabilities on the balance sheet and measure them at fair value. Gains and losses resulting from changes in fair value would be accounted for based on the intended use of the derivative and whether it is designated and qualifies for hedge accounting. The Company will adopt SFAS No. 138 concurrently with SFAS No. 133 for its first quarter of fiscal 2001. The Company expects adoption of SFAS Nos. 133 and 138 will not have a material effect on financial position or results from operations.

              In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements. SAB No. 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. In June 2000, the SEC issued SAB No. 101B, Amendment; Revenue Recognition in Financial Statements. SAB No. 101B delays the implementation date of SAB No. 101 for registrants with fiscal years that begin between December 16, 1999 and March 15, 2000. The Company will adopt SAB No. 101 as required in the fourth quarter of 2000, and is evaluating the effect, if any, that such adoption might have on its financial statements.

              In March 2000, the FASB issued Interpretation No. 44 (FIN No. 44), Accounting for Certain Transactions Involving Stock Compensation - an Interpretation of APB No. 25. FIN No. 44 clarifies (a) the definition of an employee for purposes of applying APB No. 25; (b) the criteria for determining whether a plan qualifies as a noncompensatory plan; (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award; and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN No. 44 is effective July 1, 2000, but certain conclusions in this interpretation cover specific events that occur after either December 15, 1998 or January 12, 2000. The Company is currently evaluating FIN No. 44, but believes that it will not affect its current accounting for stock-based compensation awards.

(2)    Property and Equipment

       Property and equipment consisted of the following (in thousands):

                                                      December 31,    March 31
                                                          1999          2000
                                                     ------------   ------------
                                                                    (Unaudited)

Machinery and equipment                                    $407         436
Leasehold improvements                                       10          10
Furniture and fixtures                                      170         217
Software                                                     49          57
                                                           ----        ----

                                                            636         720
Less accumulated depreciation and amortization              460         487
                                                           ----        ----

                                                           $176         233
                                                           ====        ====

(3)    Shareholders' Deficit

       (a)    Common Stock

              The Company's Certificate of Incorporation provides for the issuance of up to 10,000,000 shares of no par value common stock.

       (b)    Stock Option Plan

              In December 1999, the Company adopted the 1999 Stock Option Plan (the Plan) to grant selected officers, employees, directors, and consultants of the Company an opportunity to acquire the Company's common stock. The Plan is administered by the Board of Directors which sets the terms and conditions of the options. The options become exercisable in increments over a four-year vesting period and expire at the end of 10 years from date of grant or sooner if terminated by the Board of Directors. The Board of Directors reserved 1,200,000 shares of common stock for issuance under the Plan. As of December 31, 1999 no options were issued or outstanding under the Plan.

              Effective January 25, 2000, 783,742 options were issued to officers and employees of the Company. The exercise price of the options granted was $3.00 per share with vesting periods up to four years. Total compensation charge of $38,305,470 was recorded for the difference between the exercise price and the market value of the underlying stock at the date of grant. As of March 31, 2000, 149,168 options were vested with 634,574 options unvested. The value attributed to the unvested options was reflected as deferred stock-based compensation within shareholders' deficit.

(4)    Commitments

       (a)    Leases

              The Company leases its office facility and certain equipment pursuant to noncancelable operating lease agreements. The office facility lease is with a Trust whose trustees are also the principal shareholders of the Company.

              Future minimum lease payments pursuant to these leases as of December 31, 1999, were as follows (in thousands):

              Year ended
              December 31,
              ------------
                 2000                                        $    325
                 2001                                             325
                 2002                                             320
                 2003                                             105
                                                                -----
                                                             $  1,075
                                                                =====

              Rent expense was $289,000 for the year ended December 31, 1999, of which $258,000 was paid to a related party.

       (b)    Employee Benefit Plan

              In 1998, the Company adopted a Money Purchase Pension Plan for all employees meeting certain eligibility requirements. Contributions to the Money Purchase Pension Plan are 15% of the annual compensation of the plan participants. The participants of this plan receive benefits upon retirement, in the event of disability or death, or as otherwise approved by the plan's trustees. The Company adopted a 401(k) plan company contributions will be made on January 1, 1998. at the discretion of the Board of Directors. Participants are immediately vested in the Company's contributions. Total contribution expenses for the year ended December 31, 1999 were approximately $647,000. In April 2000, the Company ended the Money Purchase Pension Plan.

(5)    Contingencies

       In November 1997, the Company filed a patent infringement lawsuit in the Federal District Court alleging infringement of one of its patents and unfair competition and trade practices. In December 1997, the Company added Wind River Systems, a customer of Elan, to the patent infringement suit. In March 1998, Rainbow Technologies North America, Inc. entered into an agreement to purchase certain assets of Elan and entered into litigation cooperation agreement with Elan regarding pending GLOBEtrotter Software, Inc. litigation.

       Wind River Systems subsequently settled the litigation with the Company in October 1998. Under the settlement, the Company granted Wind River Systems a license to GLOBEtrotter Software, Inc.'s patents, including the Network Licensing Patent, and Wind River Systems agreed not to use the Elan License Manager in new versions of all Wind River Systems products. All other settlement terms are protected and cannot be disclosed as mutually agreed by the parties. Wind River Systems has since entered into a license agreement with the Company to use FLEXlm.

       Rainbow Technologies North America, Inc. and Elan founder Ken Greer filed separate counterclaims against the Company and Matthew Christiano, alleging antitrust violations, unfair competition, tortuous interference of business relations, and trade libel. Rainbow Technologies North America, Inc. is seeking compensatory and punitive damages plus injunctive relief and disgorgement of profits. Ken Greer is seeking compensatory and punitive damages plus injunctive relief and disgorgement of profits.

       The patent infringement case has been bifurcated from the counterclaims. In October 1999, In October 1999, a motion for partial summary judgment for non-infringement filed by Rainbow Technology North America, Inc. based on his claim construction order. In February 2000, the Company filed an appeal with the Federal Court of Appeals for the Ninth Circuit on the summary judgment of the claims based on erroneous claims construction. A trial date for the patent infringement case is scheduled for April 9, 2001.

       The Company believes that it has meritorious defenses against claims that it has infringed on the patents of others. However, there can be no assurance that the Company will prevail in these particular cases. An adverse outcome in these cases could have a material adverse effect on the Company. As of December 31, 1999, no accrual for these contingencies has been recorded.

                           GLOBEtrotter Software, Inc.

                              Financial Statements

                           December 31, 1997 and 1998
                                   (Unaudited)

                           GLOBEtrotter Software, Inc.

                                Table of Contents

                                                                            Page

Balance Sheets................................................................2

Statement of Operations and Retained Earnings.................................3

Statement of Cash Flows (In thousands)........................................4

Notes to Financial Statements.................................................5

                           GLOBEtrotter SOFTWARE, INC.

                                 Balance Sheets

                           December 31, 1997 and 1998

                                   (Unaudited)

                        (In thousands, except share data)

 Assets                                                      1997          1998
                                                         --------        -------
Current assets:
    Cash                                                 $  1,206          1,094
    Accounts receivable, less allowance for doubtful
      accounts of $75 as of December 31, 1997 and 1998      2,028          2,941
    Other receivables                                           4             --
    Inventories                                                50            160
    Prepaid expenses                                           33             30
                                                         --------        -------
        Total current assets                                3,321          4,225

Property and equipment, net                                   201            200
Intangible assets, net                                      1,113            999
                                                         --------        -------
                                                         $  4,635          5,424
                                                         ========        =======

         Liabilities and Shareholders' Equity

Current liabilities:
    Accounts payable                                     $     27             62
    Current portion of long-term debt                          33             33
    Accrued expenses                                          297            507
    Accrued pension contribution                              164            596
    Income taxes payable                                       15             18
    Deferred revenue                                        2,082          2,675
                                                         --------        -------
        Total current liabilities                           2,618          3,891

Long-term liabilities                                         288            255
                                                         --------        -------
        Total liabilities                                   2,906          4,146
                                                         --------        -------
Commitments (Note 4)

Shareholders' equity:
    Common stock; no par value; 10,000,000 shares
      authorized; 8,000,000 shares issued and
      outstanding                                             208            208
    Retained earnings                                       1,521          1,070
                                                         --------        -------
        Total shareholders' equity                          1,729          1,278
                                                         --------        -------
                                                         $  4,635          5,424
                                                         ========        =======

                          GLOBEtrotter SOFTWARE, INC.

                 Statements of Operations and Retained Earnings

                     Years ended December 31, 1997 and 1998

                                   (Unaudited)

                                 (In thousands)

                                                             1997         1998
                                                         --------      --------
Net sales                                                $ 10,723        12,238
Cost of goods sold                                            271           354
                                                         --------      --------
        Gross profit                                       10,452        11,884

General and administrative expense                          6,475         7,686
                                                         --------      --------
        Operating income                                    3,977         4,198
                                                         --------      --------
Other income (expense):
    Interest income                                            15            27
    Interest expense                                          (15)           --
    Other income                                                5            50
    Loss on disposal of property and equipment                 (3)           --
                                                         --------      --------
                                                                2            77
                                                         --------      --------
        Income before taxes                                 3,979         4,275

Provisions for state franchise taxes                           34           126
                                                         --------      --------
        Net income                                          3,945         4,149

Retained earnings, beginning of year                        1,966         1,521

Dividends paid                                             (4,390)       (4,600)
                                                         --------      --------
Retained earnings, end of year                           $  1,521         1,070
                                                         --------      --------

                           GLOBEtrotter SOFTWARE, INC.

                            Statements of Cash Flows

                     Years ended December 31, 1997 and 1998

                                   (Unaudited)

                                 (In thousands)
                                                               1997       1998
                                                             --------     ------
Cash flows from operating activities:
    Net income                                               $ 3,945      4,149
     Adjustments to reconcile net income to
      net cash provided by continuing operations:
        Depreciation and amortization                            191        235
        Loss on disposal of property and equipment                 2         --
        Changes in operating assets and liabilities:
          Accounts receivable                                    141       (913)
          Other receivables                                       --          4
          Inventories                                            (46)      (110)
          Prepaid expenses                                        (3)         3
          Accounts payable                                        27         35
          Accrued expenses                                        53        210
          Accrued pension contributions                            3        432
          Income taxes payable                                    15          3
          Deferred revenue                                       328        593
                                                             --------     ------
            Net cash provided by operating activities          4,656      4,641
                                                             --------     ------
Cash flows from investing activities:
    Purchase of property and equipment, net                      (41)      (120)
    Purchase of intangible asset                                (383)        --
                                                             --------     ------
            Net cash used by investing activities               (424)      (120)
                                                             --------     ------
Cash flows from financing activities:
    Proceeds from long-term debt                                 383         --
    Payments of long-term debt                                   (91)       (33)
    Distribution to shareholders                              (4,390)    (4,600)
                                                             --------     ------
            Net cash used by financing activities             (4,098)    (4,633)
                                                             --------     ------
Net  increase (decrease) in cash                                 134       (112)
Cash at beginning of year                                      1,072      1,206
                                                             --------     ------
Cash at end of year                                          $ 1,206      1,094
                                                             ========     ======
Supplemental disclosures of cash flow information:
    Cash paid during the year:
      Interest                                               $    15         --
                                                             ========     ======
      Income taxes                                           $    24        104
                                                             ========     ======

                           GLOBEtrotter Software, Inc.

                          Notes to Financial Statements

                           December 31, 1997 and 1998
                                   (Unaudited)

(1)  Significant Accounting Policies

     (a) Line of Business

         GLOBEtrotter Software, Inc. (the Company) was incorporated on August 5, 1982, in the state of California and is headquartered in San Jose, California. The Company is a supplier of business-to-business electronic licensing and license management technology to software vendors and corporate customers worldwide. The Company's products span in the areas of electronic software distribution, electronic licensing, license management, software asset management, and distribution of electronic licenses through distribution channels.

     (b) Inventories

         Inventories of raw materials are stated at the lower of cost or market and are valued at the most recent purchase price, which approximates the first-in, first-out (FIFO) method.

     (c) Depreciation and Amortization

         Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from 3 to 10 years. Amortization is provided using the straight-line method over the shorter of the estimated useful lives of the intangible assets or 10 years.

     (d) Income Taxes

         The Company has elected S Corporation status for federal and state income tax purposes. Federal and state income tax on the earnings of an S Corporation are payable by the individual shareholders rather than the corporation with the exception of a 1.5% state franchise tax.

     (e) Concentration of Credit Risk

         Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. By policy, the Company places cash and other liquid investments with high quality financial institutions. Such investments are in excess of the FDIC insurance limits. In 1997 and 1998, a company in the business of being a software manufacturers representative accounted for approximately 13% and 17% of the Company's sales, respectively. These sales were primarily to customers located in the United Kingdom and Western Europe. Related amounts receivable as of December 31, 1997 and 1998 were approximately $343,000 and $579,000, respectively. To reduce credit risk, the Company generally requires payment within 30 days and requires customer purchase orders. Historically, the Company has not incurred material credit-related losses.

     (f) Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

(2)  Property and Equipment

     Property and equipment consisted of the following (in thousands):

                                                            1997           1998
                                                       ----------      ---------

     Office equipment                                  $      323            408
     Furniture and fixtures                                    96            116
     Transportation equipment                                  38             53
                                                       ----------      ---------
                                                              457            577
     Less accumulated depreciation and amortization           256            377
                                                       ----------      ---------
                                                       $      201            200
                                                       ==========     ==========

(3)  Long-Term Debt

     Long-term debt consisted of the following (in thousands):

                                                            1997           1998
                                                       ----------      ---------
     Notepayable to an unrelated corporation,
      secured by patent, annual payments of
      $33 through 2001, annual payments of $10
      from 2002 through 2011, due September
      2011 (Note 6)                                          $321           288

Less current portion due September 2011                        33            33
                                                       ----------      ---------
                                                             $288           255
                                                       ==========     ==========

     Long-term debt maturities subsequent to 1998 are approximately as follows:
     1999, $33,000; 2000, $33,000; 2001, $33,000; 2002, $10,000; and thereafter
     $91,000.

(4)  Commitments

     The Company leases its facilities under three operating leases expiring through April 2003. During April 1998, the principal shareholders of the Company purchased a facility which was leased by the Company beginning May 1998. The monthly rent under this lease is approximately $18,000. Future minimum lease payments are as follows:

                                                Other          Related party
    Year ended                                operating          operating
   December 31,                                 leases             lease
   ------------                             -----------        -------------
      1999                                  $   10,000              234,000
      2000                                          --              255,000
      2001                                          --              273,000
      2002                                          --              282,000
      2003                                          --               95,000
                                            -----------        -------------
                                            $   10,000             1,139,000
                                            ===========        =============

         Rent expense for the years ended December 31, 1997 and 1998, was approximately $166,000 and $216,000, respectively.

 (5) Patent

     During 1997, the Company purchased a technology patent. Under the Patent Assignment Agreement (the Agreement), the Company must pay the seller approximately $383,000 for the patent. Of this amount, $50,000 was paid upon the signing of the Agreement. The balance of the purchase price is to be paid as follows: annual payments of $33,333 from 1998 through 2001, annual payments of $10,000 from 2002 through 2011; and a $100,000 credit to be used by the seller at any time to purchase the Company's product(s). As of December 31, 1997 and 1998, the seller has utilized $11,800. The remaining balance of this credit is included in long-term debt on the accompanying balance sheet.

(6)  Pension Plan

     In 1982, the Company established a SEP IRA plan. Contributions to the SEP IRA by the Company are discretionary and are determined by the Board of Directors. The Company's contributions to the SEP IRA plan amounted to approximately $456,000 as of December 31, 1997. The SEP IRA plan was terminated effective December 31, 1997.

     Effective January 1, 1998, the Company adopted a Money Purchase Pension Plan (the Plan) for all employees meeting certain eligibility requirements. Contributions to the Plan are 10% of the annual compensation of the Plan participants. The participants of the Plan receive benefits upon retirement in the event of disability or death, or as otherwise approved by the Plan's trustees. The Company also adopted a 401(k) Plan (the 401(k) Plan) effective January 1, 1998. The 401(k) Plan has substantially the same requirements for entry as the Plan and is available for all eligible employees. Contributions to the 401(k) Plan are at the discretion of the Board of Directors. Participants are immediately vested in the Company's contributions.


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